Exhibit (10)(i)(A)(1)(i)

THIRD AMENDMENT AND RESTATEMENT
OF THE
CREDIT AGREEMENT

Dated as of November 17, 2003

Among

CINCINNATI BELL INC.
and
BCSI INC.
as Borrowers

and

CINCINNATI BELL INC.
as Parent Guarantor

THE INITIAL LENDERS, INITIAL ISSUING BANKS AND
SWING LINE BANKS NAMED HEREIN
as Initial Lenders, Initial Issuing Banks and Swing Line Banks

and BANK OF AMERICA, N.A.
as Syndication Agent
and

CITICORP USA, INC.
as Administrative Agent
and

CREDIT SUISSE FIRST BOSTON
and

THE BANK OF NEW YORK
as Co-Documentation Agents
and

PNC BANK, N.A.
as Agent

and

CITIGROUP GLOBAL MARKETS INC.
BANC OF AMERICA SECURITIES LLC
as Joint Lead Arrangers and Joint Book Managers
and

BANC OF AMERICA SECURITIES LLC,
CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch,
and
GOLDMAN SACHS CREDIT PARTNERS L.P.
as Joint Lead Arrangers
and
Joint Bookrunning Managers for the Term D Facility

Table of Contents
Page

SCHEDULES

Schedule I	-	Commitments and Applicable Lending Offices
Schedule II	-	Subsidiary Guarantors
Schedule 1.01	-	BRCOM Group Transactions
Schedule 4.01(b)	-	Subsidiaries
Schedule 4.01(c)(iii)	-	Conflicts
Schedule 4.01(d)	-	Authorizations, Approvals, Actions, Notices and Filings
Schedule 4.01(f)	-	Disclosed Litigation
Schedule 4.01(q)	-	Environmental
Schedule 4.01(t)	-	Surviving Debt
Schedule 4.01(u)	-	Liens
Schedule 4.01(v)	-	Investments
Schedule 4.01(w)	-	Material Contracts
Schedule 5.01(r)	-	Cash Management

EXHIBITS

Exhibit A-1	-	Form of Revolving Credit Note
Exhibit A-2	-	Form of Term Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Acceptance
Exhibit D-1	-	Form of Shared Collateral Security Agreement
Exhibit D-2	-	Form of Non-Shared Collateral Security Agreement
Exhibit E-1	-	Form of BCSI Subsidiary Guaranty
Exhibit E-2	-	Form of CBI Subsidiary Guaranty

EXECUTION COPY

THIRD AMENDMENT AND RESTATEMENT
OF THE
CREDIT AGREEMENT

          THIRD AMENDMENT AND RESTATEMENT OF THE CREDIT AGREEMENT dated as of November 17, 2003, among CINCINNATI BELL INC. (f/k/a Broadwing Inc.), an Ohio corporation (“CBI”), and BCSI INC. (f/k/a Broadwing Communications Services Inc.), a Delaware corporation (“BCSI”, and together with CBI, each a “Borrower” and collectively the “Borrowers”), the banks, financial institutions and other institutional lenders that are party to the Existing Credit Agreement (as hereinafter defined) on the date hereof and the Term D Lenders that are party to the Amendment and Restatement Agreement (as hereinafter defined) as the Initial Lenders (collectively, the “Initial Lenders”), the banks listed on the signature pages to the Amendment and Restatement Agreement as the Initial Issuing Banks (the “Initial Issuing Banks” and, together with the Initial Lenders, the “Initial Lender Parties”) and the Swing Line Banks (as hereinafter defined), BANK OF AMERICA, N.A. (“Bank of America”), as syndication agent (together with any successor syndication agent appointed pursuant to Article VII, the “Syndication Agent”), CITICORP USA, INC. (“CUSA”), as administrative agent (together with any successor administrative agent appointed pursuant to Article VII, the “Administrative Agent”, together with the Syndication Agent, the “Agents”), Credit Suisse First Boston (“CSFB”) and The Bank of New York (“BNY”), as co-documentation agents (collectively, the “Co-Documentation Agents”) for the Lender Parties (as hereinafter defined), PNC BANK, N.A. (“PNC,” and collectively with CSFB and BNY, the “Co-Arrangers”), CITIGROUP GLOBAL MARKETS INC. (“Citigroup”) and BANC OF AMERICA SECURITIES LLC (“BAS”), as joint lead arrangers and joint book managers (collectively, the “Arrangers”) and BAS, CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch (“CSFBCI”), and GOLDMAN SACHS CREDIT PARTNERS L.P., as joint lead arrangers and joint bookrunning managers for the Term D Facility (as hereinafter defined) (the “Term D Arrangers”).

PRELIMINARY STATEMENTS:

          (1) In connection with the acquisition by CBI of all of the issued and outstanding Equity Interests in IXC Communications, Inc. (“IXC”), a Delaware corporation, and the merger of IXC and a wholly owned subsidiary of CBI into a corporation subsequently renamed BRCOM INC. (f/k/a Broadwing Communications Inc.) (“BRCOM”), the Borrowers entered into a Credit Agreement dated as of November 9, 1999 (the “Original Credit Agreement”) with the banks, financial institutions and other institutional lenders party thereto (the “Original Lenders”), CBI, as guarantor, the Agents, the Co-Documentation Agents, the Arrangers and the Co-Arrangers. Pursuant to the terms of the Original Credit Agreement, the Original Lenders made advances to the Borrowers in order to consummate such acquisition, to refinance certain Indebtedness of CBI and IXC and its Subsidiaries outstanding at such time, to fund capital expenditures and to pay fees and expenses incurred in connection with the consummation of such acquisition and refinancing and the other transactions described in the Original Credit Agreement.

          (2) In connection with the implementation of an incremental term B facility, the Borrowers entered into an amendment and restatement of the Original Credit Agreement dated as of January 12, 2000 (the “Amendment and Restatement of the Credit Agreement”) with the banks, financial institutions and other institutional lenders party thereto, CBI, as guarantor, the Agents, the Co-Documentation Agents, the Arrangers and the Co-Arrangers. Pursuant to the Fourth Amendment to the Amendment and Restatement of the Credit Agreement dated as of June 27, 2001, the Amendment and Restatement of the Credit Agreement was further amended to provide, in part, for the implementation of an additional incremental term C facility in accordance with the terms of the Amendment and Restatement of the Credit Agreement.

          (3) The Borrowers entered into a second amendment and restatement of the Amendment and Restatement of the Credit Agreement dated as of March 26, 2003, as amended by the first Amendment of the Credit Agreement dated as of June 13, 2003 and the Amendment No. 2 to the Credit Agreement dated as of July 2, 2003 (as amended, the “Existing Credit Agreement”) with the banks, financial institutions and other institutional lenders party thereto, CBI, as guarantor, the Agents, the Co-Documentation Agents, the Arrangers and the Co-Arrangers in connection with the issuance by CBI of $350,000,000 of senior subordinated discount notes due 2009 (the “Junior Notes”) pursuant to the terms of an indenture (as amended in accordance with the terms of this Agreement, the “Junior Notes Indenture”) dated as of March 26, 2003, by and among CBI, the guarantors party thereto and The Bank of New York, as trustee and the Purchase Agreement (as amended in accordance with the terms of this Agreement, the “Purchase Agreement”) dated December 9, 2002 among CBI and GS Mezzanine Partners II, L.P (“GSMP”) and GS Mezzanine Partners II Offshore, L.P. (together with GSMP, “Goldman”) together with warrants to purchase shares of common stock of CBI (the “Warrants”) pursuant to the terms of the Warrant Agreement dated as of March 26, 2003 among CBI and Goldman (as amended in accordance with the terms of this Agreement, the “Warrant Agreement”).

          (4) Following the effectiveness of this Agreement, CBI may issue $540,000,000 of senior subordinated notes due January 2014 (the “Refinancing Notes”) the proceeds of which will be used to refinance the Oak Hill Debt.

          (5) The Borrowers have requested that the Lenders amend and restate the terms of the Existing Credit Agreement in its entirety to provide, in part, for (i) the addition of a new Term D Facility the proceeds of which were used solely to prepay in full the Term A Facility, Term B Facility and Term C Facility and to reduce the Revolving Credit Commitments to not greater than $400,000,000 plus a further reduction, if any, in an amount equal to the proceeds of the Term D Facility in excess of $525,000,000 on the Closing Date, (ii) such amendments as shall be required to permit the issuance of the Refinancing Notes and the refinancing therewith of the Oak Hill Debt, and (iii) an amendment to the Interest Coverage Ratio, in each case as hereinafter set forth. The Lender Parties have so amended and restated the Existing Credit Agreement pursuant to the terms of the Amendment and Restatement Agreement.

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the Existing Credit Agreement is hereby amended and restated in its entirety and the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

          SECTION 1.01. Certain Defined Terms.

          As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Account” means the account of the Administrative Agent maintained by the Administrative Agent with Citibank, N.A. at its office at 399 Park Avenue, New York, New York 10043, Account No. 36852248, Attention: John Judge, or such other account as the Administrative Agent shall specify in writing to the Lender Parties.

“Advance” means a Term A Advance, a Term B Advance, a Term C Advance, a Term D Advance, a Revolving Credit Advance, a Swing Line Advance or a Letter of Credit Advance and, collectively, the “Advances”.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Agents” has the meaning specified in the recital of parties to this Agreement.

“Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount determined by the Administrative Agent equal to: (a) in the case of a Hedge Agreement documented pursuant to the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc., as amended from time to time (the “Master Agreement”), the amount, if any, that would be payable by any Loan Party or any of its Subsidiaries to its counterparty to such Hedge Agreement, as if (i) such Hedge Agreement was being terminated early on such date of determination, (ii) such Loan Party or Subsidiary was the sole “Affected Party”, and (iii) the Administrative Agent was the sole party determining such payment amount (with the Administrative Agent making such determination pursuant to the provisions of the form of Master Agreement); or (b) in the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party party to such Hedge Agreement determined by the Administrative Agent based on the settlement price of such Hedge Agreement on such date of determination, or (c) in all other cases, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party party to such Hedge Agreement determined by the Administrative Agent as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Loan Party or Subsidiary exceeds (ii) the present value of the future cash flows to be received by such Loan Party or Subsidiary pursuant to such Hedge Agreement; capitalized terms used and not otherwise defined in this definition shall have the respective meanings set forth in the above described Master Agreement.

“Amendment and Restatement of the Credit Agreement” has the meaning specified in the Preliminary Statements.

“Amendment and Restatement Agreement” means the Amendment and Restatement Agreement to which this Agreement is attached.

“Applicable Lending Office” means, with respect to each Lender Party, such Lender Party’s Domestic Lending Office in the case of a Base Rate Advance and such Lender Party’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means (i) in the case of the Revolving Credit Facility, 4.25% per annum for Eurodollar Rate Advances and 3.25% per annum for Base Rate Advances, and (ii) in the case of the Term D Facility, 2.50% per annum for Eurodollar Rate Advances and 1.50% per annum for Base Rate Advances.

“Appropriate Lender” means, at any time, with respect to (a) any of the Term or Revolving Credit Facilities, a Lender that has a Commitment with respect to such Facility at such time, (b) the Letter of Credit Facility, (i) any Issuing Bank and (ii) if the other Revolving Credit Lenders have made Letter of Credit Advances pursuant to Section 2.03(c) that are outstanding at such time, each such other Revolving Credit Lender and (c) the Swing Line Facility, (i) any Swing Line Bank and (ii) if the other Revolving Credit Lenders have made Swing Line Advances pursuant to Section 2.02(b) that are outstanding at such time, each such other Revolving Credit Lender.

“Approved Fund” means, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Arrangers” means each of Citigroup and BAS.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender Party and an Eligible Assignee, and accepted by the Administrative Agent, in accordance with Section 9.08 and in substantially the form of Exhibit C hereto.

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Backbone Fiber” means a fiber connecting Los Angeles, California and New York, New York.

“Bank of America” has the meaning specified in the recital of parties to this Agreement.

“Bankruptcy Code” means the U.S. Bankruptcy Code (11 U.S.C. §§ 101 et. seq.).

“BAS” has the meaning specified in the recital of parties to this Agreement.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

(a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate; and

(b) ½ of 1% per annum above the Federal Funds Rate.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).

“BCSI” has the meaning specified in the recital of parties to this Agreement.

“BCSI Sale Agreement” means the Agreement for the Purchase and Sale of Assets dated as of February 22, 2003, by and between BCSI and the other Sellers party thereto and the Buyers party thereto, as amended by Amendment No. 1 dated as of June 6, 2003, and the Letter Agreement dated June 13, 2003, together with all the exhibits and schedules thereto and all other agreements contemplated to be entered into thereunder as and when such other agreements become effective, in each case as amended in accordance with the terms of this Agreement.

“BCSI Subsidiary Guaranty” has the meaning specified in Section 3.01(a)(iii).

“Blocking Event” means any of the following events:

(a) a Default described in Section 7.01(a) occurs and is continuing, or

(b) a Default described in Section 7.01(f) or an Event of Default (other than an Event of Default described in Section 7.01(a))

occurs and is continuing and delivery by the Administrative Agent to CBI of a notice (a “Blockage Notice”) of such Default or Event of Default (it being understood that (x) the Administrative Agent may not deliver a subsequent Blockage Notice unless and until at least 360 consecutive days shall have elapsed since the day of delivery of the immediately prior Blockage Notice and (y) no such Default or Event of Default that existed or was continuing on the date of delivery of any Blockage Notice shall be, or be made, the basis of a subsequent Blockage Notice unless such Default or Event of Default shall have been waived for a period of not less than 180 consecutive days);

provided, however, that a Blocking Event shall cease to occur upon the earlier of:

(i) the date upon which the Default or Event of Default giving rise to a Blocking Event described in clause (a) or (b) above is cured or waived or shall have ceased to exist, or

(ii) in the case of a Blocking Event described in clause (b) above, 179 consecutive days having passed after the Blockage Notice is received by CBI.

“BNY” has the meaning specified in the recital of parties to this Agreement.

“BofA Credit Agreement” means the 364-Day Credit Agreement dated as of September 27, 1999 among CBI, as borrower, the lenders party thereto, CUSA, as administrative agent, Bank of America, as syndication agent, and Citigroup and BAS, as joint lead arrangers and joint book managers.

“Borrower” and “Borrowers” have the meaning specified in the recital of parties to this Agreement.

“Borrower’s Account” means (a) an account maintained by CBI with Citibank at its office at 399 Park Avenue, New York, New York 10043, or (b) such other account as CBI shall specify in writing to the Administrative Agent.

“Borrowing” means a Term A Borrowing, a Term B Borrowing, a Term C Borrowing, a Term D Borrowing, a Revolving Credit Borrowing or a Swing Line Borrowing.

“BRCOM” has the meaning specified in the Preliminary Statements.

“BRCOM Default” means any BRCOM Event of Default or any event that would constitute a BRCOM Event of Default but for the requirement that notice be given or time elapse or both. For the avoidance of doubt, a BRCOM Default is not for any purpose a Default under any Loan Document. Any express statement to the effect that a reference to a Default does not include a BRCOM Default is made solely for the sake of clarity and does not imply that a BRCOM Default might in any circumstance be a Default.

“BRCOM Event of Default” means a BRCOM Event of Default under Section 7.03. For the avoidance of doubt, a BRCOM Event of Default is not for any purpose under any Loan Document an Event of Default. Any express statement to the effect that a reference to an Event of Default does not include a BRCOM Event of Default is made solely for the sake of clarity and does not imply that a BRCOM Event of Default might in any circumstance be an Event of Default.

“BRCOM Exchange” means the exchange of common or preferred stock or other Equity Interests of CBI or Subordinated Debt of CBI for the BRCOM Exchangeable Preferred Stock and/or the BRCOM Senior Subordinated Notes, including by way of a sale of common or preferred stock or other Equity Interests of CBI or Subordinated Debt of CBI to a third party in accordance with Sections 5.02(b)(i)(F) or 5.02(g)(xi).

“BRCOM Exchangeable Preferred Stock” means the 12½% Series B Junior Exchangeable Preferred Stock Due 2009 of BRCOM.

“BRCOM Group” means BRCOM and its Subsidiaries.

“BRCOM Maximum Investment” means the sum of (1) $118,000,000 (including Advances made to BCSI after October 1, 2002) plus (2) the aggregate amount of net cash dividends and net cash distributions paid by any member of the BRCOM Group after October 1, 2002 to any member of the CBI Group plus (3) the aggregate amount of Revolving Credit Borrowings made under Section 5.02(e)(ix)(E) plus (4) without duplication, the net amount of cash advanced or otherwise transferred by BRCOM or any of its Subsidiaries to CBI or any of its Subsidiaries pursuant to the CBI Cash Management System or so that a Default under Section 5.02(v) shall not occur or be continuing.

“BRCOM Net Cash Proceeds” shall mean Net Cash Proceeds from the sale, lease, transfer or other disposition of all or substantially all of the assets of BRCOM and/or its Subsidiaries less (to the extent not already deducted in computing Net Cash Proceeds) all amounts in respect of liabilities and claims not assumed by the buyer of such assets, including, without limitation:

(i)	claims paid in cash in settlement of trade payables incurred in the ordinary course of business,

(ii)	amounts paid in cash to terminate circuit lease obligations, capital leases, real property leases, leasehold interests and contractual obligations for network elements,

(iii)	cash collection costs of accounts receivable incurred in the ordinary course of business,

(iv)	reasonable closing costs relating to sales of assets to the extent not otherwise deducted,

(v)	cash settlement of Deferred Revenue liabilities of BRCOM and its Subsidiaries,

(vi)	payment of intercompany debt other than intercompany debt owed to (i) a Subsidiary of BRCOM, and (ii) a Subsidiary of CBI that is not a Subsidiary Guarantor,

(vii)	other current ordinary course operating expense obligations, and

(viii)	reserves maintained in accordance with Section 5.02(e)(ix)(E) for amounts that may be required to be paid in respect of non-discharged liabilities or claims in the future;

but not to include prepayment or repayment of principal, interest, liquidation preference, dividends or any other amounts payable on or with respect to the BRCOM Senior Subordinated Notes, the BRCOM 12 ½% Senior Notes or the BRCOM Exchangeable Preferred Stock, and in each case to the extent, but only to the extent, that the amounts so deducted are properly attributable to BRCOM or any of its Subsidiaries and are actually required to be paid substantially contemporaneously with such transaction (or reflect good faith estimates of amounts taken in reserve pursuant to clause (viii)) to a Person that is not an Affiliate of such Person or any of the Loan Parties or of any Affiliate of any of the Loan Parties (other than as permitted in clause (vi) above).

“BRCOM 9% Indenture” means the Indenture dated as of April 21, 1998, as amended in accordance with the terms of this Agreement, between BRCOM and The Bank of New York (as successor to IBJ Schroder Bank & Trust Company), as trustee pursuant to which the BRCOM Senior Subordinated Notes were issued.

“BRCOM Senior Subordinated Notes” means the 9% Senior Subordinated Notes due 2008 of BRCOM issued pursuant to the BRCOM 9% Indenture.

“BRCOM 12 1/2% Senior Notes” means the 12 1/2% Senior Notes of BRCOM due 2005.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“Capital Expenditures” means, for any Person for any period, the sum of, without duplication, (a) all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person, plus (b) the aggregate principal amount of all Obligations under Capitalized Leases assumed or incurred in connection with any such expenditures. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Equivalents” means any of the following, to the extent owned by CBI or any of its Subsidiaries (including BRCOM and its Subsidiaries) free and clear of all Liens other than Liens created under the Collateral Documents and having a maturity of not greater than 90 days from the date of acquisition thereof:

(a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States,

(b) insured certificates of deposit of or time deposits with any commercial bank that is a Lender Party or a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1 billion,

(c) commercial paper issued by any corporation organized under the laws of any State of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P’s, or

(d) Investments in money market funds registered under the Investment Company Act of 1940, as amended, that satisfy the requirements of Rule 2a-7 of such Act.

“CBI” has the meaning specified in the recital of parties to this Agreement.

“CBI Administrative Expenses” means all administrative expenses incurred by CBI in the ordinary course of business, including, without limitation, those related to compensation arrangements, litigation, insurance, taxes (federal, state and local), health and welfare, office supplies, contractual obligations, travel, director’s fees paid to and expenses of CBI’s Board of Directors and payments to investment banks, advisors and consultants.

“CBI Cash Management System” has the meaning set forth in Section 5.01(r).

     “CBI Group” means CBI and its Subsidiaries other than the BRCOM Group.

     “CBI Guaranty” has the meaning specified in Section 6.01.

     “CBI Sale Arrangements” means the arrangements under the Sellers’ Parent Guaranty, the APTIS Software Agreement, the Intellectual Property Rights Assignment Agreement, the Transition Services Agreement and the Intercompany Agreements, in each case as defined in the BCSI Sale Agreement.

     “CBI 7¼% Notes” means the CBI $50 Million 7¼% Notes due June 15, 2023.

     “CBI Subsidiary Guaranty” has the meaning specified in Section 3.01(a)(iii).

     “CBT” means Cincinnati Bell Telephone Company, an Ohio corporation.

     “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time.

     “CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the U.S. Environmental Protection Agency.

     “Certificate of Designation” means the certificate of designation for the BRCOM Exchangeable Preferred Stock, as amended in accordance with the terms of this Agreement.

     “CFC” means a “controlled foreign corporation” under Section 957 of the Internal Revenue Code of 1968, as amended from time to time.

     “Change of Control” means the occurrence of any of the following: (a) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Interests of CBI (or other securities convertible into such Voting Interests) representing 20% or more of the combined voting power of all Voting Interests of CBI; or (b) during any period of up to 24 consecutive months, commencing before or after the date of this Agreement, individuals who at the beginning of such 24-month period were, or who were nominated by individuals who were, directors of CBI shall cease for any reason to constitute a majority of the board of directors of CBI; or (c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of CBI; or (d) CBI shall cease to own 100% of the Equity Interests in BCSI or BRCOM (other than in connection with a sale or other disposition of assets of BRCOM and its Subsidiaries pursuant to Section 5.02(e)(ix) and, in the case of BRCOM, the BRCOM Exchangeable Preferred Stock); or (e) any “change of control” as defined in the

CBI 7¼% Notes or in the Junior Notes or in the Refinancing Notes or, prior to the consummation of the Oak Hill Refinancing, in the Oak Hill Indenture.

     “Citibank” means Citibank, N.A., a national banking association.

     “Citigroup” has the meaning specified in the recital of parties to this Agreement.

     “Co-Arrangers” has the meaning specified in the recital of parties to this Agreement.

     “Co-Documentation Agents” has the meaning specified in the recital of parties to this Agreement.

     “Collateral” means all “Collateral” referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

     “Collateral Account” has the meaning specified in the Security Agreements.

     “Collateral Documents” means, collectively, the Shared Collateral Security Agreement, the Non-Shared Collateral Security Agreement, the Collateral Trust Agreement and any other agreement that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

     “Collateral Trust Agreement” means the Second Amendment and Restatement of the Collateral Trust Agreement dated as of the date of the Existing Credit Agreement by and between CBI and Wilmington Trust Company, and John M. Beeson, as collateral trustees, as amended from time to time in accordance with its terms.

     “Commitment” means (a) for purposes of Section 9.01(c) only, a Term A Commitment, a Term B Commitment, a Term C Commitment, a Revolving Credit Commitment or a Letter of Credit Commitment and (b) for all other purposes, a Term A Commitment, a Term B Commitment, a Term C Commitment, a Term D Commitment, a Revolving Credit Commitment or a Letter of Credit Commitment.

     “Company” has the meaning specified in the Preliminary Statements.

     “Confidential Information” means all information, including material nonpublic information within the meaning of Regulation FD promulgated by the Securities and Exchange Commission, received from the Borrowers relating to the Borrowers or their respective businesses, other than any such information that is available to any Agent or any Lender Party on a nonconfidential basis prior to disclosure by the Borrowers; provided that, in case of information received from the Borrowers after the date hereof, such information is clearly identified at the time of delivery as confidential.

     “Consolidated” refers to the consolidation of accounts in accordance with GAAP.

     “Consolidated EBITDA” means, with respect to any Person for any period, the sum of (a) net income (or net loss) of such Person and its Subsidiaries, plus (b) the sum of the following expenses that have been deducted from the determination of consolidated net income of such Person and its Subsidiaries for such period:

(i)	all Consolidated Interest Expense (including, for purposes of this definition only, all interest and payment Obligations in respect of Debt referred to in clause (h) of the definition of “Debt” herein) plus, to the extent deducted in the computation of Consolidated Interest Expense under clause (C) or (D) of the definition thereof, all interest not payable in cash and any amortization of financing fees or other charges or expenses incurred in connection with the issuance of any Debt or preferred stock or the obtaining of any amendment, waiver or other modification in respect of any Debt or preferred stock, minus, to the extent added in the computation of Consolidated Interest Expense under clause (e) of the definition thereof, dividends paid in cash in respect of preferred stock, in each case of such Person and its Subsidiaries for such period,

(ii)	income tax expense of such Person and its Subsidiaries for such period,

(iii)	all depreciation expense of such Person and its Subsidiaries for such period,

(iv)	without duplication of clause (i) above, all amortization expense of such Person and its Subsidiaries for such period,

(v)	(A) all non-cash and non-recurring cash charges deducted in determining the consolidated net income of such Person and its Subsidiaries for such period in an amount not to exceed $100,000,000 in the aggregate for the four consecutive fiscal quarters ended on or immediately prior to the date of determination, and (B) all extraordinary losses deducted in determining the consolidated net income of such Person and its Subsidiaries for such period (provided that any cash payment made with respect to any such non-cash charge shall be subtracted in computing Consolidated EBITDA during the period in which such cash payment is made) less (C) all extraordinary gains and non-cash or non-recurring gains added in determining the consolidated net income of such Person and its Subsidiaries for such period, in each case determined in accordance with GAAP for such period,

(vi)	minority interest expense (income),

(vii)	non-cash losses for such period not to exceed $200,000,000 (in aggregate for all impacted periods) and cash losses for such period not to exceed $100,000,000 (in aggregate for all impacted periods), in each case, resulting from the 2001 Restructuring and deducted in determining the consolidated net income of CBI in the first quarter of Fiscal Year 2002 and all other quarters impacted as a result of the 2001 Restructuring,

(viii)	all charges taken in accordance with SFAS 142,

(ix)	all charges taken in accordance with SFAS 144 (A) as of December 31, 2002 or (B) in an aggregate amount not to exceed $50,000,000 for all such charges taken in any consecutive four fiscal-quarter period commencing after December 31, 2002, and

(x)	all non-cash amounts deducted from net income due to the initial recording of any expense item in respect of an obligation classified as a debt obligation under FASB Interpretation No. 45 (it being understood that all subsequent non-cash adjustments to such amount shall, as applicable, be added to or deducted from Consolidated EBITDA).

Consolidated EBITDA of CBI and its Subsidiaries shall be computed to exclude all income (including interest income), loss and other effects of BRCOM and its Subsidiaries on the financial statements of CBI and its Subsidiaries, except that interest expense of BRCOM and its Subsidiaries in respect of the Advances shall be included in the computation of Consolidated EBITDA (it being understood that the foregoing is not intended to require any adjustments to exclude the results for CBI and its Subsidiaries in respect of operating transactions between CBI and its Subsidiaries and BRCOM and its Subsidiaries). It is understood and agreed that, using calculations based on the interim financial statements that have been delivered to the Lenders, Consolidated EBITDA of CBI and its Subsidiaries for the fiscal quarter ended March 31, 2002 was $127,600,000, Consolidated EBITDA of CBI and its Subsidiaries for the fiscal quarter ended June 30, 2002 was $134,500,000 and Consolidated EBITDA of CBI and its Subsidiaries for the fiscal quarter ended September 30, 2002 was $137,700,000.

“Consolidated Interest Expense” means, with respect to any Person for any period, the interest expense paid or payable on all Debt (excluding all indebtedness and payment Obligations referred to in clauses (g) and (h) of the definition of “Debt” herein, other than the BRCOM Exchangeable Preferred Stock) of such Person and its Subsidiaries for such period, determined on a Consolidated basis and in accordance with GAAP, including, without limitation, (a) in the case of the Borrowers, (i) interest expense paid or payable in respect of Debt resulting from Advances and (ii) all fees paid or payable pursuant to Section 2.08(a), (b) the interest component of all Obligations in respect of Capitalized Leases, (c) commissions, discounts and other fees and charges paid or payable in connection with letters of credit (including, without limitation, the Letters of Credit), (d) the net payment, if any, paid or payable in connection with Hedge Agreements less the net credit, if any, received in connection with Hedge Agreements, and (e) dividends paid in cash in respect of preferred stock, but excluding (A) any amortization of original issue discount, (B) the interest portion of any deferred payment obligation, (C) any other interest not payable in cash, (D) any amortization of financing fees or other charges or expenses incurred in connection with the issuance of any Debt or preferred stock or the obtaining of any amendment, waiver or other modification in respect of any Debt or preferred stock, (E) to the extent included in “interest expense” in accordance with GAAP, any penalties paid or payable in connection with the prepayment of any Debt and (F) all non-cash interest expense due to the initial recording of any expense item in respect of an obligation classified as a debt obligation under FASB Interpretation No. 45 and all subsequent non-cash adjustments to such amount. It is understood and agreed that, using calculations based on the interim financial statements that have been delivered to the Lenders, Consolidated Interest Expense of CBI and its Subsidiaries for the fiscal quarter ended March 31, 2002 was $31,800,000, Consolidated Interest Expense of CBI and its Subsidiaries for the fiscal quarter ended June 30, 2002 was $32,500,000 and Consolidated Interest Expense of CBI and its Subsidiaries for the fiscal quarter ended September 30, 2002 was $32,600,000.

“Consultant” has the meaning specified in Section 5.01(j)(I)(3)(f).

“Contingent Obligation” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt, leases, dividends or other payment Obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain revolving credit or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Conversion”, “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.09 or 2.10.

“Convertible Certificate of Designation” means the certificate of designation for the Convertible Preferred Stock, as amended in accordance with the terms of this Agreement.

“Convertible Preferred Stock” means the 6 3/4% Cumulative Convertible Preferred Stock of CBI.

“CSFB” has the meaning specified in the recital of parties to this Agreement.

“CSFBCI” has the meaning specified in the recital of parties to this Agreement.

“CSFB Fee Letter” means the confidential fee letter, dated May 21, 2001, from CSFB to the Borrowers.

“CUSA” has the meaning specified in the recital of parties to this Agreement.

“Debt” of any Person means, without duplication for purposes of calculating financial ratios, (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person’s business), (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Obligations of such Person as lessee under Capitalized Leases, (f) all Obligations of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such capital stock, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Obligations of such Person in respect of Hedge Agreements, valued at the Agreement Value thereof, (i) all Contingent Obligations of such Person and (j) all indebtedness and other payment Obligations referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations; provided that for purposes of calculating the financial ratios set forth in the financial covenants in Section 5.04, the definition of Debt shall not include contingent obligations under the Sellers’ Parent Guaranty (as defined in the BCSI Sale Agreement) or any other similar guaranty by CBI of obligations of BRCOM and its Subsidiaries under a sale agreement entered into pursuant to Section 5.02(e)(ix) in lieu of the BCSI Sale Agreement until either a claim is made thereunder (unless the obligation underlying such claim is paid by BRCOM or its Subsidiaries or the total amount of such obligation is being disputed in good faith by

BRCOM or its Subsidiaries) or BRCOM has defaulted on its obligations with respect to the BCSI Sale Agreement or such other sale agreement entered into in lieu of the BCSI Sale Agreement.

“Debt/EBITDA Ratio” means, at any date of determination, the ratio of Consolidated Debt of CBI and its Subsidiaries (excluding all indebtedness and payment Obligations referred to in clauses (g) and (h) of the definition of “Debt” herein) as at such date of determination to Consolidated EBITDA of CBI and its Subsidiaries for the period of four consecutive fiscal quarters of CBI ended on or immediately prior to such date.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Termination Notice” has the meaning specified in Section 2.01(d).

“Defaulted Advance” means, with respect to any Lender Party at any time, the portion of any Advance required to be made by such Lender Party to any Borrower pursuant to Section 2.01 or 2.02 at or prior to such time that has not been made by such Lender Party or by the Administrative Agent for the account of such Lender Party pursuant to Section 2.02(e) as of such time. In the event that a portion of a Defaulted Advance shall be deemed made pursuant to Section 2.15(a), the remaining portion of such Defaulted Advance shall be considered a Defaulted Advance originally required to be made pursuant to Section 2.01 on the same date as the Defaulted Advance so deemed made in part.

“Defaulted Amount” means, with respect to any Lender Party at any time, any amount required to be paid by such Lender Party to any Agent or any other Lender Party hereunder or under any other Loan Document at or prior to such time that has not been so paid as of such time, including, without limitation, any amount required to be paid by such Lender Party to (a) any Swing Line Bank pursuant to Section 2.02(b) to purchase a portion of a Swing Line Advance made by such Swing Line Bank, (b) any Issuing Bank pursuant to Section 2.03(c) to purchase a portion of a Letter of Credit Advance made by such Issuing Bank, (c) the Administrative Agent pursuant to Section 2.02(e) to reimburse the Administrative Agent for the amount of any Advance made by the Administrative Agent for the account of such Lender Party, (d) any other Lender Party pursuant to Section 2.13 to purchase any participation in Advances owing to such other Lender Party and (e) any Agent or any Issuing Bank pursuant to Section 8.05 to reimburse such Agent or such Issuing Bank for such Lender Party’s ratable share of any amount required to be paid by the Lender Parties to such Agent or such Issuing Bank as provided therein. In the event that a portion of a Defaulted Amount shall be deemed paid pursuant to Section 2.15(b), the remaining portion of such Defaulted Amount shall be considered a Defaulted Amount originally required to be paid hereunder or under any other Loan Document on the same date as the Defaulted Amount so deemed paid in part.

“Defaulting Lender” means, at any time, any Lender Party that, at such time, (a) owes a Defaulted Advance or a Defaulted Amount or (b) shall take any action or be the subject of any action or proceeding of a type described in Section 7.01(f). For purposes of Section 9.01(a) and (b) only, the definition of Defaulting Lender shall not include any Lender that is a Disputing Lender.

“Deferred Revenue” means, at any date for any Person, amounts appearing as a liability on the financial statements of such Person and its Subsidiaries as prepared according to GAAP classified as deferred revenue to the extent of cash received in connection therewith.

“Disputing Lender” shall mean any Lender that becomes a Defaulting Lender because such Lender in good faith has determined that the conditions precedent to funding the applicable Advance set forth in Section 3.02 of this Agreement have not been satisfied.

“Domestic Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrowers and the Administrative Agent.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means (a) with respect to any Facility (other than the Letter of Credit Facility), (i) a Lender; (ii) an Affiliate or an Approved Fund of a Lender; or (iii) any other Person approved by the Administrative Agent and, so long as no Default has occurred and is continuing at the time any assignment is effected pursuant to Section 9.08, CBI, such approval not to be unreasonably withheld or delayed and, in the case of CBI, such approval to be deemed to have been given if no objection thereto is received by the Administrative Agent and the assigning Lender within two Business Days after the date on which notice of the proposed assignment is sent to CBI; and (b) with respect to the Letter of Credit Facility, a Person that is an Eligible Assignee under clause (a) of this definition and is a commercial bank organized under the laws of the United States of America or any state thereof; provided, however, that neither any Loan Party nor any Affiliate of a Loan Party shall qualify as an Eligible Assignee under this definition.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any applicable Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial interpretation relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the incurrence by any Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA with respect to any Plan; (e) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (f) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (g) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“Escrow Agreements” means each of the Escrow Agreement (Cranberry Adjustment), the Escrow Agreement (Closing Adjustment Receivables), the Escrow Agreement (Second Stage Closing) and the Escrow Agreement (Working Capital/Indemnity), in each case as defined in the BCSI Sale Agreement.

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrowers and the Administrative Agent.

“Eurodollar Rate” means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, an interest rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) obtained by dividing (a) the rate per annum appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for a period equal to such Interest Period (provided that, if for any reason such rate is not available, the term “Eurodollar Rate” shall mean, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates) by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).

“Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 7.01.

“Excess Cash Flow” means, for any period (without duplication),

(a) the sum of:

(i) Consolidated net income (or loss) of CBI and its Subsidiaries for such period adjusted to exclude any cash gains attributable to any transaction that requires prepayment of Term Advances pursuant to Section 2.06(b); plus

(ii) the aggregate amount of depreciation, amortization and all other non-cash charges deducted in arriving at such Consolidated net income (or loss); plus

(iii) the sum of (i) the amount, if any, by which Net Working Capital decreased plus (ii) the net amount, if any, by which Deferred Revenues of CBI and its Subsidiaries increased; minus

(b) the sum of:

(i) the sum of (A) the aggregate amount of all non-cash credits included in arriving at such Consolidated net income (or loss) plus (B) the amount, if any, by which Net Working Capital increased plus (c) the net amount, if any, by which Deferred Revenues of CBI and its Subsidiaries decreased; plus

(ii) the sum of (A) the aggregate amount of Capital Expenditures of CBI and its Subsidiaries paid in cash during such period to the extent permitted by this Agreement (except to the extent attributable to the incurrence of Obligations under Capitalized Leases or otherwise financed by long term Debt or with funds that would have constituted Net Cash Proceeds) plus (B) cash consideration paid during such fiscal year by CBI and its Subsidiaries to make acquisitions or other capital investments (except to the extent financed by incurring long-term Debt or with funds that would otherwise have constituted Net Cash Proceeds) plus (C) the net amount of cash used by CBI and its Subsidiaries in Permitted BRCOM Transactions during such Fiscal Year (except to the extent financed with Advances under the Revolving Credit Facility or by incurring long-term Debt); plus

(iii) the aggregate amount of all regularly scheduled principal payments of Funded Debt made during such period; plus

(iv) the aggregate principal amount of all optional prepayments of Term Advances made during such period pursuant to Section 2.06(a); plus

(v) the aggregate principal amount of all cash payments or prepayments of the Revolving Credit Advances that permanently reduce the Revolving Credit Commitments.

“Excluded Entities” means CBT, Wireless LLC and the Mutual Subsidiaries.

“Excluded Equity Agreements” means the (i) Operating Agreement of Wireless LLC between AT&T Wireless PCS Inc. and Wireless Co., dated as of December 31, 1998 and (ii) Network Membership License Agreement between AT&T Corp. and its affiliated companies, including AT&T Wireless Services, Inc., and Wireless LCC, dated as of February 4, 1998, as amended as of April 16, 1999.

“Existing Credit Agreement” has the meaning specified in the Preliminary Statements.

“Existing Debt” means Debt of each Loan Party and its Subsidiaries outstanding immediately before giving effect to the consummation of the Existing Credit Agreement.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including, without limitation, tax refunds, pension plan reversions, proceeds of insurance (including, without limitation, any key man life insurance but excluding proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustment received in connection with any purchase agreement; provided, however, that an Extraordinary Receipt shall not include cash receipts received from proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments to the extent that such proceeds, awards or payments (A) in respect of loss or damage to equipment, fixed assets or real property are applied (or in respect of which expenditures were previously incurred) to replace or repair the equipment, fixed assets or real property in respect of which such proceeds were received in accordance with the terms of the Loan Documents, so long as the applicable Borrower or its Subsidiaries have entered into a legal, valid and binding agreement with respect thereto within 12 months after the occurrence of such damage or loss and with a closing thereunder and application of such proceeds within 6 months thereafter or (B) are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.

“Facilities Period” means the period commencing on the Effective Date and ending June 30, 2008.

“Facility” means (a) for purposes of Section 9.01(c) only, the Term A Facility, the Term B Facility, the Term C Facility, the Revolving Credit Facility, the Swing Line Facility or the Letter of Credit Facility and (b) for all other purposes, the Term A Facility, the Term B Facility, the Term C Facility, the Term D Facility, the Revolving Credit Facility, the Swing Line Facility or the Letter of Credit Facility.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” means collectively, (i) the fee letter dated as of October 20, 1999 between CBI and the Agents, (ii) the fee letter dated as of January 27, 2003 between CBI, Citigroup and the Administrative Agent, (iii) the fee letter dated as of January 27, 2003 between CBI and BAS, (iv) the fee letter dated as of October 31, 2003 between CBI and the Term D Arrangers, and (v) the fee letter dated as of October 31, 2003 between CBI and the Administrative Agent.

“Final Maturity Date” means, (i) in the case of the Term A Facility, the Term B Facility and the Term C Facility, the Effective Date of this Agreement, and (ii) in the case of the Term D Facility the earlier of June 30, 2008 and the date of termination in whole of the Term D Commitments pursuant to Section 2.05 or 7.01.

“Fiscal Year” means a fiscal year of CBI and its Consolidated Subsidiaries ending on December 31 in any calendar year.

“Foreign Subsidiary” means a Subsidiary organized under the laws of a jurisdiction other than the United States or any State thereof or the District of Columbia.

“FTI” means FTI Consulting, Inc.

“FTI Report” means the report provided by FTI and posted to the CBI IntraLinks website by the Administrative Agent on January 28, 2003 and distributed to the Lenders at the bank meeting with CBI held on the same date.

“Funded Debt” of any Person means Debt in respect of the Advances, in the case of the Borrowers, and all other Debt of such Person that by its terms matures more than one year after the date of determination or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year after such date.

“GAAP” has the meaning specified in Section 1.03.

“Goldman” has the meaning specified in the Preliminary Statements.

“Granting Lender” has the meaning specified in Section 9.08(j).

“Guaranties” means the CBI Guaranty and the Subsidiary Guaranties.

“Guarantors” means CBI and the Subsidiary Guarantors.

“Guaranty Supplement” has the meaning specified in the Subsidiary Guaranties.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.

“Hedge Bank” means any Lender Party or an Affiliate of a Lender Party in its capacity as a party to a Secured Hedge Agreement.

“Indemnified Party” has the meaning specified in Section 9.05(b).

“Index Debt” means long-term senior unsecured Debt of CBI that is not guaranteed or otherwise credit enhanced.

“Information Materials” means (i) the Amendment Package dated as of January 2003, and the other information materials (other than the FTI Report) reviewed by CBI and posted to the CBI IntraLinks website by the Administrative Agent on January 28, 2003 and distributed to the Lenders at the bank meeting with CBI held on the same date and used by the Arrangers in connection with the seeking of approvals of the amendments effected by the Existing Credit Agreement, (ii) the information materials reviewed by CBI and posted to the CBI IntraLinks website by the Administrative Agent on October 30, 2003, November 4, 2003 and November 7, 2003 and used by the Administrative Agent in connection with the seeking of approvals of the amendments effected by this Agreement and (iii) the Term Loan D Investor Presentation dated as of October 2003, and the other information materials reviewed by CBI and posted to the CBI IntraLinks website by BAS on October 31, 2003, November 4, 2003 and November 7, 2003 and used by the Term D Arrangers in connection with the syndication of the Term D Facility.

“Initial Issuing Banks”, “Initial Lender Parties” and “Initial Lenders” each has the meaning specified in the recital of parties to this Agreement.

“Interest Coverage Ratio” means, at any date of determination, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense, in each case, of or by CBI and its Subsidiaries during the four consecutive fiscal quarters most recently ended for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by either Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by such Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, and, subject to clause (c) of this definition, nine or twelve months as such Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) such Borrower may not select any Interest Period with respect to any Eurodollar Rate Advance under a Facility that ends after any principal repayment installment date for such Facility unless, after giving effect to such selection, the aggregate principal amount of Base Rate Advances and of Eurodollar Rate Advances having Interest Periods that end on or prior to such principal repayment installment date for such Facility shall be at least equal to the aggregate principal amount of Advances under such Facility due and payable on or prior to such date;

(b) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

(c) no Borrower shall be entitled to select an Interest Period having a duration of nine or twelve months unless, by 3:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, each of the Appropriate Lenders notifies the Administrative Agent that such Lender Party will be providing funding for such Borrowing with such Interest Period (the failure of any of the Appropriate Lenders to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender Party to the requested duration of such Interest Period); provided that if any of the Appropriate Lenders objects (or is deemed to have objected) to the requested duration of such Interest Period, the duration of the Interest Period for such Borrowing shall be one, two, three or six months, as specified by such Borrower in the applicable Notice of Borrowing or notice of Conversion as the desired alternative to the requested Interest Period of nine or twelve months therefor;

(d) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(e) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (i) or (j) of the definition of “Debt” in respect of such Person.

“Investment Grade Date” means the first day on which the ratings established by both S&P and Moody’s for the Index Debt are, respectively, BBB- or better and Baa3 or better.

“IRU” means an indefeasible right to use fiber or telecommunications capacity.

“Issuing Banks” means each Initial Issuing Bank and any other Revolving Credit Lender approved as an Issuing Bank by the Administrative Agent and the Borrowers and any Eligible Assignee to which a Letter of Credit Commitment hereunder has been assigned pursuant to Section 9.08 so long as each such Revolving Credit Lender or each such Eligible Assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Administrative Agent of its Applicable Lending Office and the amount of its Letter of Credit Commitment (which information shall be recorded by the Administrative Agent in the Register), for so long as such Initial Issuing Bank, Revolving Credit Lender or Eligible Assignee, as the case may be, shall have a Letter of Credit Commitment.

“Junior Notes” has the meaning specified in the Preliminary Statements.

“Junior Notes Documents” means the Junior Notes, the Junior Notes Indenture, the Purchase Agreement, the Warrants, the Warrant Agreement and any other agreements, indentures and instruments pursuant to which the Junior Notes or the Warrants are issued.

“Junior Notes Indenture” has the meaning specified in the Preliminary Statements.

“L/C Cash Collateral Account” has the meaning specified in the Security Agreements.

“L/C Related Documents” has the meaning specified in Section 2.04(d)(ii).

“Lender Party” means any Lender, any Issuing Bank or any Swing Line Bank.

“Lenders” means the Initial Lenders and each Person that shall become a Lender hereunder pursuant to Section 9.08 for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement.

“Letter of Credit Advance” means an advance made by any Issuing Bank or any Revolving Credit Lender pursuant to Section 2.03(c).

“Letter of Credit Agreement” has the meaning specified in Section 2.03(a).

“Letter of Credit Commitment” means, with respect to any Issuing Bank at any time, the amount set forth opposite such Issuing Bank’s name on Schedule I hereto under the caption “Letter of Credit Commitment” or, if such Issuing Bank has entered into one or more Assignment and Acceptances, set forth for such Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 9.08(d) as such Issuing Bank’s “Letter of Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Letter of Credit Facility” means, at any time, an amount equal to the lesser of (a) the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time and (b) $20,000,000, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Letters of Credit” has the meaning specified in Section 2.01(d).

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means (a) for purposes of this Agreement and the Notes and any amendment, supplement or modification hereof or thereof, (i) this Agreement, (ii) the Notes, (iii) the Guaranties, (iv) the Collateral Documents, (v) the Fee Letters and the CSFB Fee Letter, and (vi) each Letter of Credit Agreement and (b) for purposes of the Guaranties and the Collateral Documents and for all other purposes other than for purposes of this Agreement and the Notes, (i) this Agreement, (ii) the Notes, (iii) the Guaranties, (iv) the Collateral Documents, (v) the Fee Letters and the CSFB Fee Letter, (vi) each Letter of Credit Agreement, and (vii) each Secured Hedge Agreement, in each case as amended.

“Loan Parties” means the Borrowers and each of the Guarantors.

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Change” means any material adverse change in the business, assets, condition (financial or otherwise), operations, or prospects of CBI and its Subsidiaries, taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, condition (financial or otherwise), operations or prospects of CBI and its Subsidiaries, taken as a whole, (b) the rights and remedies of any Agent or any Lender Party under any Transaction Document or (c) the ability of CBI or any of its Subsidiaries to perform its material Obligations under the Related Documents and its Obligations under the Loan Documents to which it is or is to be a party.

“Material Contract” means with respect to any Person, each contract or other arrangement to which such Person is a party for which breach, nonperformance, cancellation or failure to renew could be expected to have a Material Adverse Effect.

“Minimum Liquidity” means the sum of (i) collected cash balances and Cash Equivalents of CBI and its Subsidiaries and (ii) the amount available to be drawn under the Revolving Credit Facility.

“Moody’s” means Moody’s Investors Service Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Mutual Subsidiaries” means Mutual Signal Holding Corporation, Mutual Signal Corporation, Mutual Signal Corporation of Michigan and MSM Associates Limited Partnership.

“Net Cash Proceeds” means, with respect to any sale, lease, transfer or other disposition of any asset or the incurrence or issuance of any Debt or the sale or issuance of any Equity Interests (including, without limitation, any capital contribution) by any Person, or any Extraordinary Receipt received by or paid to or for the account of any Person, the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration) by or on behalf of such Person in connection with such transaction after deducting therefrom only (without duplication):

(a) reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees, finder’s fees and other similar fees and commissions;

(b) the amount of taxes payable in connection with or as a result of such transaction;

(c) the amount of any Debt secured by a Lien on such asset that, by the terms of the agreement or instrument governing such Debt, is required to be repaid upon such disposition; and

(d) in the case of any sale, lease, transfer or other disposition of any property or asset, the amount required to be reserved, in accordance with GAAP as in effect on the date on which the Net Cash Proceeds from such sale, lease, transfer or other disposition are determined, and so reserved, against liabilities under indemnification obligations, pension and other post-employment benefit liabilities or other similar contingent liabilities associated with the property and assets subject to such sale, lease, transfer or other disposition that are required to be so provided for under the terms of the documentation for such sale, lease, transfer or other disposition;

in each case to the extent, but only to the extent, that the amounts so deducted are properly attributable to such transaction or to the property or asset that is the subject thereof and (i) in the case of clauses (a) and (c) of this definition, are actually paid substantially contemporaneously with the receipt of such cash to a Person that is not an Affiliate of such Person or any of the Loan Parties or of any Affiliate of any of the Loan Parties and (ii) in the case of clauses (b) and (d) of this definition, are actually paid substantially contemporaneously with the receipt of such cash to a Person that is not an Affiliate of such Person or any of the Loan Parties or any Affiliate of any of the Loan Parties or, so long as such Person is not otherwise indemnified therefor, are reserved for in accordance with GAAP at the time of receipt of such cash, based upon such Person’s reasonable estimate of such taxes or contingent liabilities, as the case may be (as determined reasonably and in good faith by the treasurer or chief financial officer of such Person); provided, however, that if, at the time such taxes or such contingent liabilities are actually paid or otherwise satisfied, the amount of the reserve therefor exceeds the amount paid or otherwise satisfied, then the Borrowers shall reduce the Commitments in accordance with the terms of Section 2.05(b), and shall prepay the outstanding Advances in accordance with the terms of Section 2.06(b)(ii) and (iii), in an amount equal to the amount of such excess reserve.

“Net Working Capital” means, at any date, (a) the consolidated current assets of CBI and its Subsidiaries as of such date (excluding cash and cash equivalents) minus (b) the consolidated current liabilities of CBI and its Subsidiaries as of such date (excluding current liabilities in respect of Debt).

“New Notes” means (i) Subordinated Debt of CBI evidenced by the Subordinated Debt Documents, (ii) Senior Notes and (iii) the Junior Notes.

“Non-Shared Collateral Security Agreement” has the meaning specified in Section 3.01(a)(ii).

“Note” means a Term A Note, a Term B Note, a Term C Note, a Term D Note or a Revolving Credit Note.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Issuance” has the meaning specified in Section 2.03(a).

“Notice of Renewal” has the meaning specified in Section 2.01(d).

“Notice of Swing Line Borrowing” has the meaning specified in Section 2.02(b).

“Notice of Termination” has the meaning specified in Section 2.01(d).

“NPL” means the National Priorities List under CERCLA.

“Oak Hill Debt” means the Obligations of CBI under the Oak Hill Indenture.

“Oak Hill Indenture” means the Indenture, dated as of July 21, 1999, between CBI, as Issuer, and The Bank of New York, as Trustee, as amended in accordance with the terms of this Agreement.

“Oak Hill Refinancing” means the repayment in full of the Oak Hill Debt with the proceeds of the Refinancing Notes.

“Oak Hill Waiver” has the meaning specified in Section 3.01(II)(b).

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 7.01(f). Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Loan Party under any Loan Document and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender Party, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“Original Credit Agreement” has the meaning specified in the Preliminary Statements.

“Other Permitted Equity” means an Equity Interest of CBI other than common stock that (i) is a security that is not guaranteed or secured and ranks junior to the Facilities and the New Notes in all respects, (ii) has a term extending to at least December 31, 2007 and is not mandatorily redeemable or putable prior to such date (other than pursuant to a customary change of control provision), (iii) has covenants and change of control provisions no more restrictive than those customarily contained in senior subordinated or subordinated public high yield issues for similar issuers and (iv) if convertible or exchangeable, is convertible or exchangeable only into CBI’s common stock.

“Other Taxes” has the meaning specified in Section 2.12(b).

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted BRCOM Transaction” means:

(A) any (a) Investment in the BRCOM Group, (b) Restricted Payment made to the BRCOM Group, (c) Debt incurred for the benefit of the BRCOM Group or in connection with a sale of the BRCOM Group permitted under Section 5.02(e)(ix), (d) Lien incurred for the benefit of the BRCOM Group or in connection with a sale of the BRCOM Group permitted under Section 5.02(e)(ix), (e) asset purchase for the benefit of the BRCOM Group without charge or allocation to the BRCOM Group, (f) payment in respect of operating expenses or net operating losses of the BRCOM Group (including payments for direct expenses of the BRCOM Group that are made by the CBI Group and not charged or allocated to the BRCOM Group or payments made by the CBI Group for shared expenses that are not charged or allocated to the BRCOM Group), (g) tax reimbursement allowed for the benefit of any member of the BRCOM Group, (h) Equity Interest of any member of the CBI Group issued to the BRCOM Group, and (i) any other transaction in, to or for the benefit of the BRCOM Group, excluding in each case items set forth in clause (B) below, in each case (1) made or incurred directly or indirectly by the CBI Group after October 1, 2002 and (2) after giving effect to which the aggregate amount of cash plus the fair value of non-cash property transferred from the CBI Group to the BRCOM Group in such transaction plus the value of any obligations incurred or assumed by the CBI Group in connection with such transaction does not exceed the BRCOM Maximum Investment for all such transactions specified in clauses (a) through (i) in aggregate, and

(B) each of the following transactions:

(i)	the issuance of Equity Interests or the incurrence of Debt in connection with any BRCOM Exchange and the application of proceeds thereof to the extent permitted under Section 5.02,

(ii)	the Guarantees,

(iii)	Liens under the Loan Documents,

(iv)	scheduled principal and interest payments (or capital contributions made solely for the purpose of funding such payments) made or guaranteed by any member of the CBI Group in respect of the Obligations of BCSI under the Loan Documents,

(v)	payments made by any member of the CBI Group under the Guarantees in respect of the Obligations of BCSI under the Loan Documents,

(vi)	non-cash payments made solely through reductions in the principal amount of any intercompany notes issued by any member of the BRCOM Group to any member of the CBI Group in respect of net operating losses of the BRCOM Group used by the CBI Group or other Investments in the form of reductions of such intercompany notes,

(vii)	Permitted Obligations,

(viii)	interest payments made or funded by any member of the CBI Group in respect of the BRCOM Senior Subordinated Notes and the BRCOM 12 1/2% Senior Notes,

(ix)	the accrual and capitalization of interest on intercompany notes issued by the BRCOM Group to CBI or to any other member of the CBI Group,

(x)	the payment by the BRCOM Group of non-cash management fees to the CBI Group made solely through adjustments to intercompany notes issued by any member of the BRCOM Group to any member of the CBI Group in any amount not to exceed $2,000,000 per quarter,

(xi)	any transactions of the type described on Schedule 1.01, and

(xii)	any non-cash transition arrangements or other related services provided to or for the benefit of a buyer in connection with a transaction permitted under Section 5.02(e)(ix), including under any CBI Sale Arrangements;

provided no Default or Event of Default has occurred and is continuing at the time of such transaction; provided further that any such Permitted BRCOM Transaction is also permitted under Section 5.11 of the Junior Notes Indenture.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies not yet due and payable; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) individually or together with all other Permitted Liens outstanding on any date of determination do not materially adversely affect the use of the property to which they relate; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; and (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes.

“Permitted Obligations” means, in connection with:

(A) the BCSI Sale Agreement, all obligations under the Sellers’ Parent Guaranty (as defined in the BCSI Sale Agreement) and under the other CBI Sale Arrangements, and

(B) any other sale, transfer or other disposition of the assets of BRCOM and/or its Subsidiaries permitted under Section 5.02(e)(ix), (a) any customary indemnification obligation of the type described in clause (A), including for excluded liabilities or tax payments of any member of the BRCOM Group not assumed by the purchaser as expressly set forth in the related purchase and sale agreement or (b) any obligation of the types referred to in clause (i) of the definition of “Debt” in respect of any such obligation specified in clause (a) created, incurred or otherwise arising in connection with such sale, transfer or other disposition of assets of BRCOM.

“Permitted Preferred Stock” means the Convertible Preferred Stock and the BRCOM Exchangeable Preferred Stock.

“Permitted Preferred Stock Documents” means, collectively, the Certificate of Designation and the Convertible Certificate of Designation, any subscription agreements therefor and all of the other agreements, instruments and other documents pursuant to which the Permitted Preferred Stock will be or has been issued or otherwise setting forth the terms of the Permitted Preferred Stock, in each case as such agreement, instrument or other document may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but only to the extent permitted under the terms of the Loan Documents.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Pledged Debt” has the meaning specified in Section 1(a)(iv) of the Shared Collateral Security Agreement and Section 1(a)(vi) of the Non-Shared Collateral Security Agreement.

“PNC” has the meaning specified in the recital of parties to this Agreement.

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Prepackaged Plan” means a plan of reorganization filed in a proceeding under Chapter 11 of the Bankruptcy Code which plan shall have been accepted prior to such filing by the holders of the minimum amount of each class of claims or interests impaired under such plan that would be necessary to achieve acceptance thereof pursuant to Section 1126 of the Bankruptcy Code.

“Pro Rata Share” of any amount means, with respect to any Revolving Credit Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 7.01, such Lender’s Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the Revolving Credit Facility at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 7.01, the Revolving Credit Facility as in effect immediately prior to such termination).

“Purchase Agreement” has the meaning specified in the Preliminary Statements.

“PWC” means PricewaterhouseCoopers LLP.

“Real Estate SPV” means Broadwing Communications Real Estate Services LLC, a Delaware limited liability company.

“Redeemable” means, with respect to any Equity Interest, any Debt or any other right or Obligation, any such Equity Interest, Debt, right or Obligation that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

“Refinancing Notes” has the meaning specified in the Preliminary Statements.

“Register” has the meaning specified in Section 9.08(d).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Documents” means the Junior Notes Documents, the Oak Hill Indenture, the BCSI Sale Agreement, the Subordinated Debt Documents, the Refinancing Notes, any intercompany notes issued pursuant to Section 5.02(b)(ii) and Section 5.02(b)(i)(D), all agreements, indentures and instruments pursuant to which the Senior Notes and the Refinancing Notes are issued, the certificate of incorporation of Wireless Holdco, documents related to the Surviving Debt and the Permitted Preferred Stock Documents.

“Related Fund” means, with respect to any Lender which is a fund that invests in loans, any other fund that invests in loans and is controlled by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Required Lenders” means, at any time, Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of the Advances outstanding at such time, (b) the aggregate Available Amount of all Letters of Credit outstanding at such time and (c) the aggregate Unused Revolving Credit Commitments at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (A) the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time, (B) such Lender’s Pro Rata Share of the aggregate Available Amount of all Letters of Credit outstanding at such time, (C) the aggregate unused Term Commitments of such Lender at such time and (D) the Unused Revolving Credit Commitment of such Lender at such time. For purposes of this definition, (1) the aggregate principal amount of Swing Line Advances owing to any Swing Line Bank and of Letter of Credit Advances owing to any Issuing Bank and the Available Amount of each Letter of Credit shall be considered to be owed to the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments and (2) the Advances and Commitments of the Term D Lenders shall be disregarded in determining the “Required Lenders” under Section 9.01.

“Responsible Officer” means the chief executive officer, the president, the chief financial officer, the principal accounting officer or the treasurer (or the equivalent of any of the foregoing) of a Borrower or any of its Subsidiaries or any other officer, partner or member (or person performing similar functions) of such Borrower or any of its Subsidiaries responsible for overseeing the administration of, or reviewing compliance with, all or any portion of this Agreement and the other Loan Documents.

“Restricted Payment” has the meaning specified in Section 5.02(g).

“Revolving Credit Advance” has the meaning specified in Section 2.01(b).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by the Revolving Credit Lenders.

“Revolving Credit Commitment” means, with respect to any Revolving Credit Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Revolving Credit Commitment” or, if such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.08(d) as such Lender’s “Revolving Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means any Lender that has a Revolving Credit Commitment.

“Revolving Credit Note” means a promissory note of a Borrower payable to the order of any Revolving Credit Lender, in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Revolving Credit Advances, Letter of Credit Advances and Swing Line Advances made by such Lender, as amended.

“Secured Hedge Agreement” means any Hedge Agreement required or permitted under Article V that is entered into by and between any Borrower and any Hedge Bank.

“Secured Obligations” has the meaning specified in Section 2 of the Security Agreements.

“Secured Parties” means the Agents and the Lender Parties.

“Security Agreements” means the Shared Collateral Security Agreement or the Non-Shared Collateral Security Agreement.

“Senior Notes” means senior unsubordinated notes of CBI which (i) are unsecured, (ii) if guaranteed by any Subsidiaries, are only guaranteed on an unsecured basis by Subsidiaries that have guaranteed the Obligations of CBI and its Subsidiaries under the Loan Documents and (iii) have customary high yield covenants for similar issuers and such other covenants as may be reasonably necessary, in the judgment of CBI, to comply with the provisions of Section 5.04(d) of the Junior Notes Indenture as in effect on March 26, 2003 regarding the terms of additional Debt of CBI and its Subsidiaries.

“Senior Secured Debt/EBITDA Ratio” means, at any date of determination, the ratio of Consolidated Senior Secured Debt of CBI and its Subsidiaries as at such date of determination to Consolidated EBITDA of CBI and its Subsidiaries for the period of four consecutive fiscal quarters of CBI ended on or immediately prior to such date.

“Senior Secured Debt” means, as of any date, the Advances and that portion of the Debt (excluding all indebtedness and payment Obligations referred to in clauses (g) and (h) of the definition of “Debt” herein) of CBI and its Subsidiaries that ranks pari passu with the Advances made to CBI and is secured by any collateral, including, without limitation, the CBI 7¼ % Notes. “Senior Secured Debt” shall also at all times include the medium term notes of CBT issued under CBT’s indenture dated as of October 27, 1993, and CBT’s 6.30% Debentures due 2028 issued under CBT’s indenture dated as of November 30, 1998.

“Shared Collateral Security Agreement” has the meaning specified in Section 3.01(a)(ii).

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained, and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 9.08(j).

“Specified Default” means any default or event of default under any Debt of CBI or any of its Subsidiaries (a) of the following type: (i) the occurrence of any of (x) prior to the consummation of the Oak Hill Refinancing, an “Event of Default” (as defined in the Oak Hill Indenture) under Section 6.1(f) or (g) of the Oak Hill Indenture (as in effect on the date of the Existing Credit Agreement) in respect of any default of the type specified in Section 7.01(f) by, against or with respect to BCI or any of its Subsidiaries or (y) any default of the type specified in Section 7.01(f) shall have occurred by, against or with respect to BCI or any of its Subsidiaries or (ii) repayment of the Oak Hill Debt shall have been accelerated (other than in connection with the Oak Hill Refinancing), or (b) prior to the consummation of the Oak Hill Refinancing, by reason of a cross default to the Oak Hill Indenture resulting from a default or event of default under the Oak Hill Indenture of the type described in clauses (i) and (ii) above.

“Spectrum Assets” means the E-Block spectrum license granted by the Federal Communications Commission or any spectrum license owned by Wireless Co. for which the E-Block may be exchanged.

“SPV” has the meaning specified in Section 5.01(s).

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Subordinated Debt” means any Debt of any Loan Party that is subordinated to the Obligations of such Loan Party under the Loan Documents and that either (a) contains terms and conditions that comply with the requirements of Section 5.02(b)(i)(F)(y) or (b) contains terms and conditions reasonably satisfactory to the Required Lenders.

“Subordinated Debt Documents” means all agreements, indentures and instruments pursuant to which Subordinated Debt is issued and that either (a) contains terms and conditions that comply with the requirements of Section 5.02(b)(i)(F)(y) or (b) contains terms and conditions reasonably satisfactory to the Required Lenders, in each case as amended, to the extent permitted under the Loan Documents.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries. Notwithstanding the foregoing, for purposes of this Agreement only but not the other Loan Documents, references to “Subsidiaries” of CBI shall not include BRCOM or any Subsidiary of BRCOM unless an express reference to BRCOM or BRCOM and its Subsidiaries is made, except that at all times after CBI shall deliver written notice to the Administrative Agent stating that Broadwing Telecommunications Inc. shall thereafter be deemed to be a Subsidiary of CBI for all purposes hereunder in accordance with Section 5.02(d)(iii), Broadwing Telecommunications Inc. shall thereafter be deemed to be a Subsidiary of CBI notwithstanding that it may at any such time be a Subsidiary of BRCOM.

“Subsidiary Guaranties” has the meaning specified in Section 3.01(a)(iii).

“Subsidiary Guarantors” means the Subsidiaries of CBI (including BRCOM and its Subsidiaries) listed on Schedule II hereto and each other Subsidiary of CBI (including BRCOM and its Subsidiaries) that shall be required to execute and deliver a guaranty pursuant to Section 5.01(j).

“Surviving Debt” means Debt of each Loan Party and its Subsidiaries outstanding immediately prior to the Effective Date.

“Swing Line Advance” means an advance made by (a) any Swing Line Bank pursuant to Section 2.01(c) or (b) any Revolving Credit Lender pursuant to Section 2.02(b).

“Swing Line Bank” means, initially, each of CUSA, Bank of America and PNC or any other Lender selected by CBI pursuant to Section 2.01(c).

“Swing Line Borrowing” means a borrowing consisting of a Swing Line Advance made by any Swing Line Bank pursuant to Section 2.01(c) or the Revolving Credit Lenders pursuant to Section 2.02(b).

“Swing Line Facility” has the meaning specified in Section 2.01(c).

“Syndication Agent” has the meaning specified in the recital of parties to this Agreement.

“Taxes” has the meaning specified in Section 2.12(a).

“Term A Advance” has the meaning specified in Section 2.01(a)(i).

“Term A Borrowing” means a borrowing consisting of simultaneous Term A Advances of the same Type made by the Term A Lenders.

“Term A Commitment” means, with respect to any Term A Lender at any time, the aggregate amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Term A Commitment”, or, if such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.08(d) as such Lender’s “Term A Commitment”, as the case may be, in each case as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Term Advances” means, collectively, Term A Advances, Term B Advances, Term C Advances and Term D Advances.

“Term A Facility” means, at any time, the aggregate amount of the Term A Lenders’ Term A Commitments at such time.

“Term A Lender” means each Lender that has made a Term A Advance.

“Term A Note” means a promissory note of a Borrower payable to the order of any Term A Lender, in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of such Borrower to such Lender resulting from the Term A Advance made by such Lender, as amended.

“Term B Advance” has the meaning specified in Section 2.01(a)(ii).

“Term B Borrowing” means a borrowing consisting of simultaneous Term B Advances of the same Type made by the Term B Lenders.

“Term B Commitment” means, with respect to any Term B Lender at any time, the aggregate amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Term B Commitment”, or, if such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.08(d) as such Lender’s “Term B Commitment”, as the case may be, in each case as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Term B Facility” means, at any time, the aggregate amount of the Term B Lenders’ Term B Commitments at such time.

“Term B Lender” means each Lender that has made a Term B Advance.

“Term B Note” means a promissory note of a Borrower payable to the order of any Term B Lender, in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of such Borrower to such Lender resulting from the Term B Advance made by such Lender, as amended.

“Term Borrowings” means, collectively, Term A Borrowings, Term B Borrowings, Term C Borrowings and Term D Borrowings.

“Term C Advance” has the meaning specified in Section 2.01(a)(iii).

“Term C Borrowing” means a borrowing consisting of simultaneous Term C Advances of the same Type made by the Term C Lenders.

“Term C Commitment” means, with respect to any Term C Lender at any time, the aggregate amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Term C Commitment”, or, if such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.08(d) as such Lender’s “Term C Commitment”, as the case may be, in each case as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Term C Facility” means, at any time, the aggregate amount of the Term C Lenders’ Term C Commitments at such time.

“Term C Lender” means each Lender that has made a Term C Advance.

“Term C Note” means a promissory note of a Borrower payable to the order of any Term C Lender, in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of such Borrower to such Lender resulting from the Term C Advance made by such Lender, as amended.

“Term Commitments” means, collectively, Term A Commitments, Term B Commitments, Term C Commitments and Term D Commitments.

“Term D Advance” has the meaning specified in Section 2.01(a)(iv).

“Term D Arrangers” has the meaning specified in the recital of parties to this Agreement.

“Term D Borrowing” means a borrowing consisting of simultaneous Term D Advances of the same Type made by the Term D Lenders.

“Term D Commitment” means, with respect to any Term D Lender at any time, the aggregate amount set forth opposite such Lender’s name on Schedule 2 to the Amendment and Restatement Agreement under the caption “Term D Commitment”, or, if such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.08(d) as such Lender’s “Term D Commitment”, as the case may be, in each case as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Term D Facility” means, at any time, the aggregate amount of the Term D Lenders’ Term D Commitments at such time.

“Term D Lender” means each Lender that has made a Term D Advance.

“Term D Note” means a promissory note of a Borrower payable to the order of any Term D Lender, in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of such Borrower to such Lender resulting from the Term D Advance made by such Lender, as amended.

“Term Facility” means, collectively, the Term A Facility, the Term B Facility, the Term C Facility and the Term D Facility.

“Termination Date” means the earlier of March 1, 2006 and the date of termination in whole of the Revolving Credit Commitments and the Letter of Credit Commitments pursuant to Section 2.05 or 7.01.

“Term Notes” means, collectively, Term A Notes, Term B Notes, Term C Notes and Term D Notes.

“Transaction” means the execution, delivery and performance of the Loan Documents.

“Transaction Documents” means, collectively, the Loan Documents and the Related Documents.

“Transfer” has the meaning specified in Section 5.01(j)(I)(3)(d).

“2004 Letters of Credit” means (i) the $47,742 letter of credit issued to Utah State Retirement Investment Fund issued by Bank of America that expires April 20, 2004 and (ii) the $138,112 letter of credit issued to Overseas Partners (333), Inc. issued by Bank of America that expires July 14, 2004.

“Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

“Unused Revolving Credit Commitment” means, with respect to any Revolving Credit Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances, Swing Line Advances and Letter of Credit Advances made by such Lender (in its capacity as a Lender) and outstanding at such time plus (ii) such Lender’s Pro Rata Share of (A) the aggregate Available Amount of all Letters of Credit outstanding at such time, (B) the aggregate principal amount of all Letter of Credit Advances made by the Issuing Banks pursuant to Section 2.03(c) and outstanding at such time and (C) the aggregate principal amount of all Swing Line Advances made by the Swing Line Banks pursuant to Section 2.01(c) and outstanding at such time.

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Warrant Agreement” has the meaning specified in the Preliminary Statements.

“Warrants” has the meaning specified in the Preliminary Statements.

“Welfare Plan” means a welfare plan, as defined in Section 3(1) of ERISA, that is maintained for employees of any Loan Party or in respect of which any Loan Party could have liability.

“Wireless Co.” means Cincinnati Bell Wireless Company, an Ohio corporation.

“Wireless Holdco” means Cincinnati Bell Wireless Holdings LLC, a Delaware limited liability company.

“Wireless LLC” means Cincinnati Bell Wireless LLC, an Ohio limited liability company.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

          SECTION 1.02. Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. References in the Loan Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

          SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in effect on the Effective Date (“GAAP”).

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES
AND THE LETTERS OF CREDIT

          SECTION 2.01. The Advances and the Letters of Credit (a) The Term Advances. (i) Each Term A Lender made advances (each a “Term A Advance”) to the Borrowers prior to the Effective Date under Section 2.01(a)(i) of the Amendment and Restatement of the Credit Agreement in an aggregate amount equal to such Lender’s Term A Commitment. All Term A Advances outstanding immediately prior to the Effective Date have been prepaid in full on the Effective Date with the proceeds of the Term D Facility and may not be reborrowed.

          (ii) Each Term B Lender made incremental term B advances (each a “Term B Advance”) to the Borrowers prior to the Effective Date under Sections 2.01(a)(ii) and 2.05(c) of the Amendment and Restatement of the Credit Agreement in an aggregate amount equal to such Lender’s Term B Commitment. All Term B Advances outstanding immediately prior to the Effective Date have been prepaid in full on the Effective Date with the proceeds of the Term D Facility and may not be reborrowed.

          (iii) Each Term C Lender made a single incremental term C advance (each a “Term C Advance”) to the Borrowers prior to the Effective Date under Sections 2.01(a)(iii) and 2.05(c) of the Amendment and Restatement of the Credit Agreement in an aggregate amount equal to such Lender’s Term C Commitment. All Term C Advances outstanding immediately prior to the Effective Date have been prepaid in full on the Effective Date with the proceeds of the Term D Facility and may not be reborrowed.

          (iv) Each Term D Lender made a single term D advance (each a “Term D Advance”) to CBI on the Effective Date in an aggregate amount equal to such Lender’s Term D Commitment. The Term D Borrowing consists of Term D Advances made simultaneously by the Term D Lenders ratably according to their Term D Commitments. Amounts borrowed under this Section 2.01(a)(iv) and repaid or prepaid may not be reborrowed.

          (b) The Revolving Credit Advances. Each Revolving Credit Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each a “Revolving Credit Advance”) to CBI from time to time on any Business Day during the period from the date hereof until the Termination Date in an amount for each such Advance not to exceed such Lender’s Unused Revolving Credit Commitment at such time. Each Revolving Credit Borrowing shall be in an aggregate amount of (i) $10,000,000 or an integral multiple of $1,000,000 in excess thereof in respect of Eurodollar Rate Advances and (ii) $10,000,000 or an

integral multiple of $1,000,000 in excess thereof in respect of Base Rate Advances (in each case, other than a Borrowing the proceeds of which shall be used solely to repay or prepay in full outstanding Swing Line Advances or outstanding Letter of Credit Advances) and shall consist of Revolving Credit Advances made simultaneously by the Revolving Credit Lenders ratably according to their Revolving Credit Commitments. The Revolving Credit Advances made to CBI and to BCSI under Section 2.01(b) of the Existing Credit Agreement and outstanding on the Effective Date shall for all purposes be deemed to have been made hereunder and shall constitute use of the Revolving Credit Facility. Within the limits of each Revolving Credit Lender’s Unused Revolving Credit Commitment in effect from time to time, the Borrowers may borrow under this Section 2.01(b), prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(b). BCSI may not borrow any new Revolving Credit Advances under this Section 2.01(b).

          (c) The Swing Line Advances. CBI may request any Swing Line Bank to make, and such Swing Line Bank may, if in its sole discretion it elects to do so, make, on the terms and conditions hereinafter set forth, Swing Line Advances to CBI from time to time on any Business Day during the period from the date hereof until the Termination Date (i) in an aggregate amount owing to all Swing Line Banks not to exceed at any time outstanding $75,000,000 (the “Swing Line Facility”) and (ii) in an amount for each such Swing Line Borrowing not to exceed the aggregate of the Unused Revolving Credit Commitments of the Revolving Credit Lenders at such time. No Swing Line Advance shall be used for the purpose of funding the payment of principal of any other Swing Line Advance. Each Swing Line Borrowing shall be in an amount of $500,000 or an integral multiple of $100,000 in excess thereof and shall be made as a Base Rate Advance. Any Swing Line Advances made to CBI and to BCSI under Section 2.01(c) of the Existing Credit Agreement and outstanding on the Effective Date shall for all purposes be deemed to have been made hereunder and shall constitute use of the Swing Line Facility. Within the limits of the Swing Line Facility and within the limits referred to in clause (ii) above, so long as any Swing Line Bank, in its sole discretion, elects to make Swing Line Advances, CBI may borrow under this Section 2.01(c), repay pursuant to Section 2.04(c) or prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(c). BCSI may not borrow any new Swing Line Advances under this Section 2.01(c). CBI may select any Lender to act as a Swing Line Bank or remove any Lender as a Swing Line Bank at its discretion; provided that (i) each such Lender expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Swing Line Bank and notifies the Administrative Agent of its acceptance of such appointment and (ii) there are no more than four Swing Line Banks (including all Swing Line Banks that have issued Swing Line Advances that remain outstanding) at any one time.

          (d) The Letters of Credit. Each Issuing Bank severally agrees, on the terms and conditions hereinafter set forth, to issue (or cause its Affiliate that is a commercial bank to issue on its behalf) letters of credit (the “Letters of Credit”) for the account of CBI from time to time on any Business Day during the period from the date hereof until 5 Business Days before the Termination Date in an aggregate Available Amount (i) for all Letters of Credit issued by such Issuing Bank not to exceed at any time the lesser of (x) the Letter of Credit Facility at such time and (y) such Issuing Bank’s Letter of Credit Commitment at such time and (ii) for each such Letter of Credit not to exceed an amount equal to the Unused Revolving Credit

Commitments of the Revolving Credit Lenders at such time. The 2004 Letters of Credit and all Letters of Credit issued for the account of CBI or BCSI under Section 2.01(d) of the Existing Credit Agreement and outstanding on the Effective Date shall for all purposes be deemed to have been issued hereunder and shall constitute use of the Letter of Credit Facility. No Letter of Credit shall have an expiration date (including all rights of the Borrowers or the beneficiary to require renewal) later than the earlier of 5 Business Days before the Termination Date and one year after the date of issuance thereof, but may by its terms be renewable annually upon notice (a “Notice of Renewal”) given to the Issuing Bank that issued such Letter of Credit and the Administrative Agent on or prior to any date for notice of renewal set forth in such Letter of Credit but in any event at least three Business Days prior to the date of the proposed renewal of such Letter of Credit and upon fulfillment of the applicable conditions set forth in Article III unless such Issuing Bank has notified such Borrower (with a copy to the Administrative Agent) on or prior to the date for notice of termination set forth in such Letter of Credit but in any event at least 30 Business Days prior to the date of automatic renewal of its election not to renew such Letter of Credit (a “Notice of Termination”). If either a Notice of Renewal is not given by such Borrower or a Notice of Termination is given by the relevant Issuing Bank pursuant to the immediately preceding sentence, such Letter of Credit shall expire on the date on which it otherwise would have been automatically renewed; provided, however, that even in the absence of receipt of a Notice of Renewal the relevant Issuing Bank may in its discretion, unless instructed to the contrary by the Administrative Agent or such Borrower, deem that a Notice of Renewal had been timely delivered and in such case, a Notice of Renewal shall be deemed to have been so delivered for all purposes under this Agreement. Each Letter of Credit shall contain a provision authorizing the Issuing Bank that issued such Letter of Credit to deliver to the beneficiary of such Letter of Credit, upon the occurrence and during the continuance of an Event of Default, a notice (a “Default Termination Notice”) terminating such Letter of Credit and giving such beneficiary 15 days to draw such Letter of Credit. Within the limits of the Letter of Credit Facility, and subject to the limits referred to above, CBI may request the issuance of Letters of Credit under this Section 2.01(d), repay any Letter of Credit Advances resulting from drawings thereunder pursuant to Section 2.04(d) and request the issuance of additional Letters of Credit under this Section 2.01(d). BCSI may not request the issuance of any new Letters of Credit under this Section 2.01(d).

          SECTION 2.02. Making the Advances (a) Except as otherwise provided in Section 2.02(b) or 2.03, each Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or the first Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by CBI to the Administrative Agent, which shall give to each Appropriate Lender prompt notice thereof by telex or telecopier. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or telex or telecopier, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Facility under which such Borrowing is to be made, (iii) Type of Advances comprising such Borrowing, (iv) aggregate amount of such Borrowing and (v) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. It is understood that the initial Term D Advance was made as a Eurodollar Rate Advance with an initial Interest Period of three months. Each Appropriate Lender shall, before

11:00 A.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing in accordance with the respective Commitments under the applicable Facility of such Lender and the other Appropriate Lenders. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to CBI by crediting the Borrower’s Account; provided, however, that, in the case of any Revolving Credit Borrowing, the Administrative Agent shall first make a portion of such funds equal to the aggregate principal amount of any Swing Line Advances and Letter of Credit Advances made by any Swing Line Bank or any Issuing Bank, as the case may be, and by any other Revolving Credit Lender and outstanding on the date of such Revolving Credit Borrowing, plus interest accrued and unpaid thereon to and as of such date, available to such Swing Line Bank or such Issuing Bank, as the case may be, and such other Revolving Credit Lenders for repayment of such Swing Line Advances and Letter of Credit Advances.

          (b) Each Swing Line Borrowing shall be made on notice, given not later than 1:00 P.M. (New York City time) on the date of the proposed Swing Line Borrowing, by CBI to any Swing Line Bank and the Administrative Agent. Each such notice of a Swing Line Borrowing (a “Notice of Swing Line Borrowing”) shall be by telephone, confirmed immediately in writing, or telex or telecopier, specifying therein the requested (i) date of such Borrowing, (ii) amount of such Borrowing and (iii) maturity of such Borrowing (which maturity shall be no later than the seventh day after the requested date of such Borrowing). If, in its sole discretion, it elects to make the requested Swing Line Advance, such Swing Line Bank will make the amount thereof available to the Administrative Agent at the Administrative Agent’s Account, in same day funds. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to CBI by crediting the Borrower’s Account. Upon written demand by any Swing Line Bank with an outstanding Swing Line Advance, with a copy of such demand to the Administrative Agent, each other Revolving Credit Lender shall purchase from such Swing Line Bank, and such Swing Line Bank shall sell and assign to each such other Revolving Credit Lender, such other Lender’s Pro Rata Share of such outstanding Swing Line Advance as of the date of such demand, by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of such Swing Line Bank, by deposit to the Administrative Agent’s Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Swing Line Advance to be purchased by such Lender. CBI hereby agrees to each such sale and assignment. Each Revolving Credit Lender agrees to purchase its Pro Rata Share of an outstanding Swing Line Advance on (i) the Business Day on which demand therefor is made by the Swing Line Bank that made such Advance, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. Upon any such assignment by a Swing Line Bank to any other Revolving Credit Lender of a portion of a Swing Line Advance, such Swing Line Bank represents and warrants to such other Lender that such Swing Line Bank is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Swing Line Advance, the Loan Documents or any Loan Party. If and to the extent that any Revolving Credit Lender shall not have so made the amount of such Swing Line

Advance available to the Administrative Agent, such Revolving Credit Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by such Swing Line Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such amount for the account of such Swing Line Bank on any Business Day, such amount so paid in respect of principal shall constitute a Swing Line Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Swing Line Advance made by such Swing Line Bank shall be reduced by such amount on such Business Day.

          (c) Anything in subsection (a) above to the contrary notwithstanding, (i) CBI may not select Eurodollar Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $10,000,000 or if the obligation of the Appropriate Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.09 or 2.10 and (ii) the Term Advances may not be outstanding as part of more than five separate Borrowings and the Revolving Credit Advances may not be outstanding as part of more than five separate Borrowings.

          (d) Each Notice of Borrowing and Notice of Swing Line Borrowing shall be irrevocable and binding on CBI. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, CBI shall indemnify each Appropriate Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

          (e) Unless the Administrative Agent shall have received notice from an Appropriate Lender prior to the date of any Borrowing under a Facility under which such Lender has a Commitment that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to CBI on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and CBI severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to CBI until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of CBI, the interest rate applicable at such time under Section 2.07 to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes.

          (f) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

          SECTION 2.03. Issuance of and Drawings and Reimbursement Under Letters of Credit (a) Request for Issuance. Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the fifth Business Day prior to the date of the proposed issuance of such Letter of Credit, by CBI to any Issuing Bank, which shall give to the Administrative Agent and each Revolving Credit Lender prompt notice thereof by telex or telecopier. Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telephone, confirmed immediately in writing, or telex or telecopier, specifying therein the requested (A) date of such issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit, (C) expiration date of such Letter of Credit, (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit, and shall be accompanied by such application and agreement for letter of credit as such Issuing Bank may specify to CBI for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”). If (x) the requested form of such Letter of Credit is acceptable to such Issuing Bank in its sole discretion and (y) it has not received notice of objection to such issuance from Lenders holding at least 50% of the Revolving Credit Commitments such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to CBI at its office referred to in Section 9.02 or as otherwise agreed with CBI in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

          (b) Letter of Credit Reports. Each Issuing Bank shall furnish (A) to the Administrative Agent on the first Business Day of each week a written report summarizing issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the previous week and drawings during such week under all Letters of Credit issued by such Issuing Bank, (B) to each Revolving Credit Lender on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the preceding month and drawings during such month under all Letters of Credit issued by such Issuing Bank and (C) to the Administrative Agent and each Revolving Credit Lender on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by such Issuing Bank.

          (c) Drawing and Reimbursement. The payment by any Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by such Issuing Bank of a Letter of Credit Advance, which shall be a Base Rate Advance, in the amount of such draft. Upon written demand by any Issuing Bank with an outstanding Letter of Credit Advance, with a copy of such demand to the Administrative Agent, each Revolving Credit Lender shall purchase from such Issuing Bank, and such Issuing Bank shall sell and assign to each such Revolving Credit Lender, such Lender’s Pro Rata Share of such outstanding Letter of Credit Advance as of the date of such purchase, by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of such Issuing Bank, by deposit to the Administrative Agent’s Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Letter of Credit Advance to be purchased by such Lender. Promptly after receipt thereof, the Administrative Agent shall transfer such funds to such Issuing Bank. CBI hereby agrees to each such sale and assignment. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Pro Rata Share of each Letter of Credit Advance made by the Issuing Bank and not reimbursed by the Borrower on the date made, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Credit Lender acknowledges and agrees that its obligation to purchase its Pro Rata Share pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Credit Lender agrees to purchase its Pro Rata Share of an outstanding Letter of Credit Advance on (i) the Business Day on which demand therefor is made by the Issuing Bank which made such Advance, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. Upon any such assignment by an Issuing Bank to any Revolving Credit Lender of a portion of a Letter of Credit Advance, such Issuing Bank represents and warrants to such other Lender that such Issuing Bank is the legal and beneficial owner of such interest being assigned by it, free and clear of any liens, but makes no other representation or warranty and assumes no responsibility with respect to such Letter of Credit Advance, the Loan Documents or any Loan Party. If and to the extent that any Revolving Credit Lender shall not have so made the amount of such Letter of Credit Advance available to the Administrative Agent, such Revolving Credit Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by such Issuing Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable. If such Lender shall pay to the Administrative Agent such amount for the account of such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Letter of Credit Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.

          (d) Failure to Make Letter of Credit Advances. The failure of any Lender to make the Letter of Credit Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Letter of Credit Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Letter of Credit Advance to be made by such other Lender on such date.

          SECTION 2.04. Repayment of Advances (a) Term Advances. (i) The Borrowers have repaid to the Administrative Agent for the ratable account of the Term A

Lenders the entire aggregate outstanding principal amount of the Term A Advances on the Effective Date with proceeds of the Term D Facility.

          (ii) The Borrowers have repaid to the Administrative Agent for the ratable account of the Term B Lenders the entire aggregate outstanding principal amount of the Term B Advances on the Effective Date with the proceeds of the Term D Facility.

          (iii) The Borrowers have repaid to the Administrative Agent for the ratable account of the Lenders the entire aggregate outstanding principal amount of the Term C Advances on the Effective Date with the proceeds of the Term D Facility.

          (iv) The Borrowers shall repay to the Administrative Agent for the ratable account of the Term D Lenders the aggregate outstanding principal amount of the Term D Advances on the following dates in an amount equal to the percentage set forth opposite such dates of the aggregate principal amount of the Term D Advances made on the Effective Date (in each case which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.06):

Date	Percentage

December 30, 2003	0.25%
March 30, 2004	0.25%
June 29, 2004	0.25%
September 29, 2004	0.25%
December 30, 2004	0.25%
March 30, 2005	0.25%
June 29, 2005	0.25%
September 29, 2005	0.25%
December 30, 2005	0.25%
March 30, 2006	0.25%
June 29, 2006	0.25%
September 29, 2006	0.25%
December 30, 2006	0.25%
March 30, 2007	0.25%
June 29, 2007	0.25%
September 29, 2007	24.0625%
December 30, 2007	24.0625%
March 30, 2008	24.0625%
June 30, 2008	24.0625%

provided, however, that, notwithstanding the foregoing provisions of this Section 2.04(a)(iv), the final principal repayment installment of the Term D Advances shall be repaid in full on the Final Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Term D Advances outstanding on such date.

          (b) Revolving Credit Advances. Each of the Borrowers shall repay to the Administrative Agent for the ratable account of the Revolving Credit Lenders on the Termination Date the aggregate principal amount of the Revolving Credit Advances made to such Borrower and outstanding on such date.

          (c) Swing Line Advances. Each of the Borrowers shall repay to the Administrative Agent for the account of each Swing Line Bank and each other Revolving Credit Lender that has made a Swing Line Advance the outstanding principal amount of each Swing Line Advance made to such Borrower by each of them on the earlier of the maturity date specified in the applicable Notice of Swing Line Borrowing (which maturity shall be no later than the seventh day after the requested date of such Borrowing) and the Termination Date.

          (d) Letter of Credit Advances. (i) Each of the Borrowers shall repay to the Administrative Agent for the account of each Issuing Bank and each other Revolving Credit Lender that has made a Letter of Credit Advance on the earlier of the day on which such Advance was made and the Termination Date, the outstanding principal amount of each Letter of Credit Advance made to such Borrower by each of them; provided, that to the extent not promptly repaid by such Borrower, a Base Rate Advance shall be deemed made automatically by each Issuing Bank and each other Revolving Credit Lender, in an amount equal to such Issuing Bank’s or Lender’s Pro Rata Share of such outstanding Letter of Credit Advance, on the date on which such repayment is required in the aggregate amount of such Letter of Credit Advance, without regard to minimum borrowing amounts or to the conditions set forth in Section 3.02.

          (ii) The Obligations of each of the Borrowers under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances:

(A) any lack of validity or enforceability of any Loan Document, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(B) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of such Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(C) the existence of any claim, set-off, defense or other right that such Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(D) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(E) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

(F) any exchange, release or non-perfection of any Collateral or other collateral, or any release or amendment or waiver of or consent to departure from the Guaranties or any other guarantee, for all or any of the Obligations of such Borrower in respect of the L/C Related Documents; or

(G) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, such Borrower or a guarantor.

             (e) Designation of Amortization Payments. CBI may elect to have any amortization payment of any Facility made pursuant to this Section 2.04 applied to the Advances made to CBI rather than the Advances made to BCSI upon prior notice to the Administrative Agent.

          SECTION 2.05. Termination or Reduction of the Commitments; Increase of the Commitments. (a) Optional. CBI may, upon at least three Business Days’ notice to the Administrative Agent, terminate in whole or reduce in part the unused portions of the Letter of Credit Facility and the Unused Revolving Credit Commitments; provided, however, that each partial reduction of a Facility shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof. Each reduction of the Unused Revolving Credit Commitments pursuant to this Section 2.05(a) shall be applied to the scheduled commitment reduction installments of the Revolving Credit Facility on a pro rata basis.

          (b) Mandatory. (i) Each Term Facility shall be automatically and permanently reduced, on a pro rata basis, on each date on which the Term Advances outstanding thereunder are repaid or prepaid by an amount equal to the amount by which the aggregate Term Commitments for such Facility immediately prior to such reduction exceed the aggregate unpaid principal amount of such Term Advances then outstanding.

          (ii) The Letter of Credit Facility shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Letter of Credit Facility exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.

          (iii) The Swing Line Facility shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Swing Line Facility exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.

          (iv) The Revolving Credit Facility shall be automatically and permanently reduced, on the following dates in the amount set forth opposite such dates (after giving effect to all reductions in such amounts on or prior to any such date as a result of the application of commitment reductions in accordance with the order of priority set forth in subsection (a) or (b)(v) of this Section 2.05), provided that each such reduction of the Revolving Credit Facility shall be made ratably among the Revolving Credit Lenders in accordance with their Revolving Credit Commitments:

Date	Amount

March 30, 2005	$30,826,892.83
June 29, 2005	$30,826,892.83
September 29, 2005	$30,826,892.83
December 30, 2005	$30,826,892.83

provided, however, that notwithstanding the foregoing provisions of this clause (iv), all of the Revolving Credit Commitments of the Revolving Credit Lenders shall be terminated in whole on the Termination Date.

          (v) The Revolving Credit Facility shall be automatically and permanently reduced ratably among the Revolving Credit Lenders in accordance with their Revolving Credit Commitments in an amount equal to the prepayments of the Revolving Credit Advances pursuant to the first proviso in Section 5.02(b)(i)(B), and each reduction of the Revolving Credit Commitments pursuant to this Section 2.05(b)(v) shall be applied to the scheduled commitment reduction installments of the Revolving Credit Facility on a pro rata basis.

          SECTION 2.06. Prepayments. (a) Optional. Each Borrower may, upon at least one Business Day’s notice in the case of Base Rate Advances and three Business Days’ notice in the case of Eurodollar Rate Advances, in each case to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding aggregate principal amount of the Advances comprising part of the same Borrowing made by such Borrower in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Advance, such Borrower shall also pay any amounts owing pursuant to Section 9.05(c). Each such prepayment of any Term Advances shall be applied to the installments thereof for such Facility pro rata to the remaining installments thereof. The requirements under this Section 2.06(a) regarding minimum notice periods and integral amounts in respect of prepayments of the Term A Advances, the Term B Advances and the Term C Advances are waived in respect of the prepayments of such Term Advances contemplated by Section 2 of the Amendment and Restatement Agreement by each of the Term D Lenders that were also Term A Lenders, Term B Lenders or Term C Lenders immediately prior to the Effective Date; provided that the Administrative Agent receive such notice of prepayment no later than 11:00 a.m. (New York time) one Business Day prior to the date of such prepayment.

          (b) Mandatory. (i) Following the end of each Fiscal Year of CBI commencing with the Fiscal Year ending December 31, 2003, the Borrowers shall, on the 90th day following the end of such Fiscal Year, prepay an aggregate principal amount of the Advances comprising part of the same Borrowings made by such Borrower in an amount equal to 75% of the Excess Cash Flow for such Fiscal Year. Each such prepayment shall be applied ratably first to the Term Facilities and to the installments thereof pro rata to the remaining installments thereof, and second to the Revolving Credit Facility as set forth in clause (vi) below.

          (ii) The Borrowers shall, on the date of receipt of the Net Cash Proceeds by any Loan Party or any of its Subsidiaries from (A) the sale, lease, transfer or other disposition of any assets of any Loan Party or any of its Subsidiaries (other than any sale, lease, transfer or other disposition of assets pursuant to (x) clauses (i) through (vii) and (ix) of Section 5.02(e) or (y) pursuant to clause (viii) of Section 5.02(e) if the proceeds are being reinvested in the existing lines of business of CBI and its Subsidiaries in accordance with such clause (viii)) or (B) any Extraordinary Receipt received by or paid to or for the account of any Loan Party or any of its Subsidiaries and not otherwise included in clause (A) above, prepay an aggregate principal amount of the Advances comprising part of the same Borrowings in an amount equal to the amount of such Net Cash Proceeds. Each such prepayment shall be applied ratably first to the Term Facilities and to the installments thereof pro rata to the remaining installments thereof and second to the Revolving Credit Facility as set forth in clause (vi) below.

          (iii) The Borrowers shall, on the date of the incurrence or issuance by any Loan Party or any of its Subsidiaries of any Debt (other than Debt incurred or issued pursuant to Section 5.02(b)), prepay an aggregate principal amount of the Advances comprising part of the same Borrowings in an amount equal to the amount of such Net Cash Proceeds. Each such prepayment shall be applied ratably first to the Term Facilities and to the installments thereof pro rata to the remaining installments thereof and second to the Revolving Credit Facility as set forth in clause (vi) below.

          (iv) The Borrowers shall, on each Business Day, prepay an aggregate principal amount of the Revolving Credit Advances comprising part of the same Borrowings, the Letter of Credit Advances and the Swing Line Advances in an amount equal to the amount by which (A) the sum of the aggregate principal amount of (x) the Revolving Credit Advances, (y) the Letter of Credit Advances and (z) the Swing Line Advances then outstanding plus the aggregate Available Amount of all Letters of Credit then outstanding exceeds (B) the Revolving Credit Facility on such Business Day.

          (v) The Borrowers shall, on each Business Day, pay to the Administrative Agent for deposit in the L/C Cash Collateral Account an amount sufficient to cause the aggregate amount on deposit in the L/C Cash Collateral Account to equal the amount by which the aggregate Available Amount of all Letters of Credit then outstanding exceeds the Letter of Credit Facility on such Business Day.

          (vi) Prepayments of the Revolving Credit Facility made pursuant to clause (i), (ii), (iii) or (iv) above shall be first applied to prepay Letter of Credit Advances then outstanding until such Advances are paid in full, second applied to prepay Swing Line Advances then outstanding until such Advances are paid in full, third applied to prepay Revolving Credit Advances then outstanding comprising part of the same Borrowings until such Advances are paid in full and fourth deposited in the L/C Cash Collateral Account to cash collateralize 100% of the Available Amount of the Letters of Credit then outstanding. Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the relevant Issuing Bank or Revolving Credit Lenders, as applicable.

          (vii) All prepayments under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid.

          (viii) Anything contained in this Section 2.06(b) to the contrary notwithstanding, (A) if, following the occurrence of any “Asset Disposition” (as such term is defined in the Junior Notes Indenture or any comparable definition in any other Debt document to which either Borrower is a party (any “Other Debt Document”)), the issuance of equity or any other event under any Other Debt Document (a “Prepayment Event”), by any Loan Party or any of its Subsidiaries, either Borrower is required to commit by a particular date (a “Commitment Date”) to apply or cause its Subsidiaries to apply an amount equal to any of the “Net Proceeds” (as defined in the Junior Notes Indenture or any comparable definition in any Other Debt Document, as the case may be) thereof in a particular manner, or to apply by a particular date (an “Application Date”) an amount equal to any such “Net Proceeds” in a particular manner, in either case in order to excuse such Borrower from being required to make an “Asset Sale Offer” (as defined in the Junior Notes Indenture or any comparable definition in any Other Debt Document, as the case may be) or any other prepayment of such Debt under such Other Debt Document (a “Debt Prepayment”) in connection with such “Asset Sale” or other Prepayment Event, as the case may be, and such Borrower shall have failed to so commit or to so apply an amount equal to such “Net Proceeds” at least 30 days before the Commitment Date or the Application Date, as the case may be, or (B) if either Borrower at any other time shall have failed to apply or commit or cause to be applied any amount equal to any such “Net Proceeds” and , within 30 days thereafter assuming no further application or commitment of an amount equal to such “Net Proceeds” such Borrower would otherwise be required to make an “Asset Sale Offer” or Debt Prepayment, as the case may be, in respect thereof, then in either such case such Borrower shall immediately apply or cause to be applied an amount equal to such “Net Proceeds” to the payment of the Advances in the manner set forth in Section 2.06(b)(ii) in such amounts as shall excuse such Borrower from making any such “Asset Sale Offer” or Debt Prepayment, as the case may be.

          (c) Pro Rata Treatment. All prepayments of the Term Facilities under this Section 2.06 shall be applied to prepay the Term A Advances then outstanding, the Term B Advances then outstanding and the Term C Advances then outstanding and the Term D Advances then outstanding on a pro rata basis.

          (d) Designation of Prepayments. CBI may elect to have any prepayment of the Facilities made pursuant to this Section 2.06 or pursuant to Section 2 of the Amendment and Restatement Agreement applied to the Advances made to CBI rather than the Advances made to BCSI, or vice versa, upon prior notice to the Administrative Agent.

          SECTION 2.07. Interest. (a) Scheduled Interest. Each Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from such Borrower from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each month March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

          (b) Default Interest. Upon the occurrence and during the continuance of a Default under 7.01(a), (e) or (f), the Borrowers shall pay interest on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable under the Loan Documents that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid, in the case of interest, on the Type of Advance on which such interest has accrued pursuant to clause (a)(i) or (a)(ii) above and, in all other cases, on Base Rate Advances pursuant to clause (a)(i) above.

          (c) Notice of Interest Period and Interest Rate. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), a notice of Conversion pursuant to Section 2.09 or a notice of selection of an Interest Period pursuant to the terms of the definition of “Interest Period”, the Administrative Agent shall give notice to the appropriate Borrower and each Appropriate Lender of the applicable Interest Period and the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or (a)(ii) above.

          SECTION 2.08 Fees. (a) Commitment Fee. CBI shall pay to the Administrative Agent for the account of the Lenders a commitment fee, from the date hereof in the case of each Initial Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date, payable in arrears on the date of the initial Borrowing hereunder, thereafter quarterly on the last day of each March, June, September and December, and on the Termination Date, at a rate per annum equal to 0.625% on the sum of the average daily Unused Revolving Credit Commitment of such Lender plus its Pro Rata Share of the average daily outstanding Swing Line Advances during such quarter; provided, however, that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

          (b) Letter of Credit Fees, Etc. (i) CBI shall pay to the Administrative Agent for the account of each Revolving Credit Lender a commission, payable in arrears quarterly on the last day of each March, June, September and December and on the earliest to occur of the full drawing, expiration, termination or cancellation of any Letter of Credit and on the Termination Date, on such Lender’s Pro Rata Share of the average daily aggregate Available Amount during such quarter of all Letters of Credit outstanding from time to time at the Applicable Margin from time to time on Eurodollar Rate Advances.

          (ii) CBI shall pay to each Issuing Bank, for its own account, (A) a commission, payable in arrears quarterly on the last day of each March, June, September and December and on the Termination Date, on the average daily amount of its Letter of Credit Commitment during such quarter, from the date hereof until the Termination Date, at the rate of 0.25% per annum, (B) customary fees for issuance of letters of credit for each Letter of Credit issued by such Issuing Bank in an amount to be agreed upon between the Borrowers and such Issuing Bank on the date of issuance of such Letter of Credit, payable on such date and (C) such other commissions, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit as the Borrowers and such Issuing Bank shall agree.

          (c) Agents’ Fees. CBI shall pay to each Agent for its own account such fees as may from time to time be agreed between CBI and such Agent.

          SECTION 2.09 Conversion of Advances (a) Optional. Each Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.07 and 2.10, Convert all or any portion of the Advances of one Type comprising the same Borrowing made by such Borrower into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(c), no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(c) and each Conversion of Advances comprising part of the same Borrowing under any Facility shall be made ratably among the Appropriate Lenders in accordance with their Commitments under such Facility. Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances. Each notice of Conversion shall be irrevocable and binding on such Borrower.

          (b) Mandatory. (i) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, such Advances shall automatically Convert into Base Rate Advances.

          (ii) If a Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify such Borrower and the Appropriate Lenders, whereupon each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.

          (iii) Upon the occurrence and during the continuance of any Default, (x) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (y) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

          SECTION 2.10. Increased Costs, Etc. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender Party of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit or of agreeing to make or of making or maintaining Letter of Credit Advances (excluding, for purposes of this Section 2.10, any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.12 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender Party is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrowers shall from time to time, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party additional amounts sufficient to compensate such Lender Party for such increased cost; provided, however, that a Lender Party claiming additional amounts under this Section 2.10(a) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party. A certificate as to the amount of such increased cost, submitted to the Borrowers by such Lender Party, shall be conclusive and binding for all purposes, absent manifest error.

          (b) If any Lender Party determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender Party or any corporation controlling such Lender Party and that the amount of such capital is increased by or based upon the existence of such Lender Party’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of or participation in the Letters of Credit (or similar contingent obligations), then, upon demand by such Lender Party or such corporation (with a copy of such demand to the Administrative Agent), the Borrowers shall pay to the Administrative Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party in the light of such circumstances, to the extent that such Lender Party reasonably determines such increase in capital to be allocable to the existence of such Lender Party’s commitment to lend or to issue or participate in Letters of Credit hereunder or to the issuance or maintenance of or participation in any Letters of Credit. A certificate as to such amounts submitted to the Borrowers by such Lender Party shall be conclusive and binding for all purposes, absent manifest error.

          (c) If, with respect to any Eurodollar Rate Advances under any Facility, Lenders owed or holding not less than a majority in interest of the then aggregate unpaid principal amount thereof notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrowers and the Appropriate Lenders, whereupon (i) each such Eurodollar Rate Advance under such Facility will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrowers that such Lenders have determined that the circumstances causing such suspension no longer exist.

          (d) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrowers through the Administrative Agent, (i) each Eurodollar Rate Advance under each Facility under which such Lender has a Commitment will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrowers that such Lender has determined that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such

Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

          SECTION 2.11. Payments and Computations. (a) The Borrowers shall make each payment hereunder and under the Notes, irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.15), not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by such Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the Notes to more than one Lender Party, to such Lender Parties for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lender Parties and (ii) if such payment by such Borrower is in respect of any Obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.08(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender Party assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

          (b) Each Borrower hereby authorizes each Lender Party and each of its Affiliates, if and to the extent payment owed to such Lender Party is not made when due hereunder or, in the case of a Lender, under the Note held by such Lender, to charge from time to time, to the fullest extent permitted by law, against any or all of such Borrower’s accounts with such Lender Party or such Affiliate any amount so due.

          (c) All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees and Letter of Credit commissions shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

          (d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

          (e) Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to any Lender Party hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due such Lender Party. If and to the extent such Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender Party shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Administrative Agent, at the Federal Funds Rate.

          (f) If the Administrative Agent receives funds for application to the Obligations under the Loan Documents under circumstances for which the Loan Documents do not specify the Advances or the Facility to which, or the manner in which, such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each Lender Party ratably in accordance with such Lender Party’s proportionate share of the principal amount of all outstanding Advances and the Available Amount of all Letters of Credit then outstanding, in repayment or prepayment of such of the outstanding Advances or other Obligations owed to such Lender Party, and for application to such principal installments, as the Administrative Agent shall direct.

          SECTION 2.12. Taxes. (a) Any and all payments by the Borrowers hereunder or under the Notes shall be made, in accordance with Section 2.11, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender Party and each Agent, (i) taxes that are imposed on its overall net income (including franchise taxes imposed in lieu thereof) by the United States and taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Lender Party or such Agent, as the case may be, is organized or in which its principal office is located or any political subdivision thereof, (ii) in the case of each Lender Party, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction of such Lender Party’s Applicable Lending Office or any political subdivision thereof and (iii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction described in clauses (i) or (ii) above (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender Party or any Agent, (i) the sum payable by such Borrower shall be increased as may be necessary so that after such Borrower and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender Party or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make all such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

          (b) In addition, the Borrowers shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as “Other Taxes”).

          (c) The Borrowers shall indemnify each Lender Party and each Agent for and hold them harmless against the full amount of Taxes and Other Taxes (including Taxes or Other Taxes imposed on amounts payable under this Section 2.12) imposed on or paid by such Lender Party or such Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender Party or such Agent (as the case may be) makes written demand therefor.

          (d) Promptly after the date of any payment of Taxes, the Borrowers shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

          (e) Each Lender Party organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender Party, on or prior to the date of its designation of a new lending office and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter as requested in writing by the Borrowers (but only so long thereafter as such Lender Party remains lawfully able to do so), provide each of the Administrative Agent and the Borrowers with two properly completed original Internal Revenue Service forms W-8BEN or W-8ECI, as appropriate, or any properly completed successor or other form prescribed by the Internal Revenue Service, certifying that such Lender Party is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes. If the forms provided by a Lender Party at the time such Lender Party first becomes a party to this Agreement (or designates a new lending office) accurately indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender Party provides the appropriate forms accurately certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance pursuant to which a Lender Party becomes a party to this Agreement, the Lender Party assignor was entitled to payments under subsection (a) of this Section 2.12 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender Party assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-BEN or W-8ECI, that the applicable Lender Party reasonably considers to be confidential, such Lender Party shall give notice thereof to the Borrowers and shall not be obligated to include in such form or document such confidential information.

          (f) For any period with respect to which a Lender Party has failed to provide such Borrower with the appropriate form described in subsection (e) above (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided (but only so long as such Lender Party is not lawfully able to provide such form) or if such form otherwise is not required under subsection (e) above), such Lender Party shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.12 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender Party become subject to Taxes because of its failure to deliver a form required hereunder, the Borrowers shall take such steps as such Lender Party shall reasonably request to assist such Lender Party to recover such Taxes.

          (g) In the event that an additional payment is made under Section 2.12 for the account of any Lender Party and such Lender Party, in its sole opinion, determines that it has finally and irrevocably received or been granted a refund in respect of any Taxes or Other Taxes paid pursuant to this Section 2.12, such Lender Party shall promptly remit such refund to the Borrowers, net of all out-of-pocket expenses of Lender Party; provided, however, that the Borrowers, upon request of such Lender Party, agree to promptly return such refund to such Lender Party in the event such Lender Party is required to repay such refund to the relevant taxing authority. Nothing contained herein shall interfere with the right of a Lender Party to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender Party to apply for any refund or to disclose any information relating to its tax affairs or any computations in respect thereof.

          SECTION 2.13. Sharing of Payments, Etc. If any Lender Party shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 9.08) (a) on account of Obligations due and payable to such Lender Party hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party at such time to (ii) the aggregate amount of the Obligations due and payable to all Lender Parties hereunder and under the Notes at such time) of payments on account of the Obligations due and payable to all Lender Parties hereunder and under the Notes at such time obtained by all the Lender Parties at such time or (b) on account of Obligations owing (but not due and payable) to such Lender Party hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender Party at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party’s ratable share (according to the proportion of (i) the purchase price paid to such Lender Party to (ii) the aggregate purchase price paid to all Lender Parties) of such recovery together with an amount equal to such Lender Party’s ratable share (according to the proportion of (i) the amount of such other Lender Party’s required repayment to (ii) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered; provided further that, so long as the Obligations under the Loan Documents shall not have been accelerated, any excess payment received by any Appropriate Lender shall be shared on a pro rata basis only with other Appropriate Lenders. Each Borrower agrees that any Lender Party so purchasing an interest or participating interest from another Lender Party pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender Party were the direct creditor of such Borrower in the amount of such interest or participating interest, as the case may be.

          SECTION 2.14. Use of Proceeds. The proceeds of the Term D Advances were used on the Effective Date solely to prepay in full the Term A Advances, the Term B Advances and the Term C Advances outstanding on such date and to reduce the Revolving Credit Commitments to no greater than $400,000,000 plus a further reduction, if any, in an amount equal to the proceeds of the Term D Facility in excess of $525 million. The proceeds of the Revolving Credit Advances and issuances of Letters of Credit shall be available to CBI (and CBI agrees that it shall use such proceeds and Letters of Credit) solely to fund Capital Expenditures, to make limited equity contributions and intercompany loans to BRCOM and its Subsidiaries and for other general corporate purposes, in each case, to the extent permitted hereunder and under the applicable Surviving Debt documents, the Junior Notes and the Refinancing Notes.

          SECTION 2.15. Defaulting Lenders. (a) In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Advance to CBI and (iii) CBI shall be required to make any payment hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then CBI may, so long as no Default shall occur or be continuing at such time and to the fullest extent permitted by applicable law, set off and otherwise apply the Obligation of CBI to make such payment to or for the account of such Defaulting Lender against the obligation of such Defaulting Lender to make such Defaulted Advance. In the event that, on any date, CBI shall so set off and otherwise apply its obligation to make any such payment against the obligation of such Defaulting Lender to make any such Defaulted Advance on or prior to such date, the amount so set off and otherwise applied by CBI shall constitute for all purposes of this Agreement and the other Loan Documents an Advance by such Defaulting Lender made on the date of such setoff under the Facility pursuant to which such Defaulted Advance was originally required to have been made pursuant to Section 2.01. Such Advance shall be considered, for all purposes of this Agreement, to comprise part of the Borrowing in connection with which such Defaulted Advance was originally required to have been made pursuant to Section 2.01, even if the other Advances comprising such Borrowing shall be Eurodollar Rate Advances on the date such Advance is deemed to be made pursuant to this subsection (a). CBI shall notify the Administrative Agent at any time CBI exercises its right of set-off pursuant to this subsection (a) and shall set forth in such notice (A) the name of the Defaulting Lender and the Defaulted Advance required to be made by such Defaulting Lender and (B) the amount set off and otherwise applied in respect of such Defaulted Advance pursuant to this subsection (a). Any portion of such payment otherwise required to be made by CBI to or for the account of such Defaulting Lender which is paid by CBI, after giving effect to the amount set off and otherwise applied by CBI pursuant to this subsection (a), shall be applied by the Administrative Agent as specified in subsection (b) or (c) of this Section 2.15.

          (b) In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Amount to any Agent or any of the other Lender Parties and (iii) the applicable Borrower shall make any payment hereunder or under any other Loan Document to the Administrative Agent for the account of such Defaulting Lender, then the Administrative Agent may, on its behalf or on behalf of such other Agents or such other Lender Parties and to the fullest extent permitted by applicable law, apply at such time the amount so paid by such Borrower to or for the account of such Defaulting Lender to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount. In the event that the Administrative Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Administrative Agent shall constitute for all purposes of this Agreement and the other Loan Documents payment, to such extent, of such Defaulted Amount on such date. Any such amount so applied by the Administrative Agent shall be retained by the Administrative Agent or distributed by the Administrative Agent to such other Agents or such other Lender Parties, ratably in accordance with the respective portions of such Defaulted Amounts payable at such time to the Administrative Agent, such other Agents and such other Lender Parties and, if the amount of such payment made by such Borrower shall at such time be insufficient to pay all Defaulted Amounts owing at such time to the Administrative Agent, such other Agents and such other Lender Parties, in the following order of priority:

(i) first, to the Agents for any Defaulted Amounts then owing to them, in their capacities as such, ratably in accordance with such respective Defaulted Amounts then owing to the Agents;

(ii) second, to the Issuing Banks and the Swing Line Banks for any Defaulted Amounts then owing to them, in their capacities as such, ratably in accordance with such respective Defaulted Amounts then owing to the Issuing Banks and the Swing Line Banks; and

(iii) third, to any other Lender Parties for any Defaulted Amounts then owing to such other Lender Parties, ratably in accordance with such respective Defaulted Amounts then owing to such other Lender Parties.

Any portion of such amount paid by such Borrower for the account of such Defaulting Lender remaining, after giving effect to the amount applied by the Administrative Agent pursuant to this subsection (b), shall be applied by the Administrative Agent as specified in subsection (c) of this Section 2.15.

          (c) In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall not owe a Defaulted Advance or a Defaulted Amount and (iii) any Borrower, any Agent or any other Lender Party shall be required to pay or distribute any amount hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then such Borrower or such Agent or such other Lender Party shall pay such amount to the Administrative Agent to be held by the Administrative Agent, to the fullest extent permitted by applicable law, in escrow or the Administrative Agent shall, to the fullest extent permitted by applicable law, hold in escrow such amount otherwise held by it. Any funds held by the Administrative Agent in escrow under this subsection (c) shall be deposited by the Administrative Agent in an account with Citibank, in the name and under the control of the Administrative Agent, but subject to the provisions of this subsection (c). The terms applicable to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be Citibank’s standard terms applicable to escrow accounts maintained with it. Any interest credited to such account from time to time shall be held by the Administrative Agent in escrow under, and applied by the Administrative Agent from time to time in accordance with the provisions of, this subsection (c). The Administrative Agent shall, to the fullest extent permitted by applicable law, apply all funds so held in escrow from time to time to the extent necessary to make any Advances required to be made by such Defaulting Lender and to pay any amount payable by such Defaulting Lender hereunder and under the other Loan Documents to the Administrative Agent or any other Lender Party, as and when such Advances or amounts are required to be made or paid and, if the amount so held in escrow shall at any time be insufficient to make and pay all such Advances and amounts required to be made or paid at such time, in the following order of priority:

(i) first, to the Agents for any amounts then due and payable by such Defaulting Lender to them hereunder, in their capacities as such, ratably in accordance with such respective amounts then due and payable to the Agents;

(ii) second, to the Issuing Banks and the Swing Line Banks for any amounts then due and payable to them hereunder, in their capacities as such, by such Defaulting Lender, ratably in accordance with such respective amounts then due and payable to the Issuing Banks and the Swing Line Banks;

(iii) third, to any other Lender Parties for any amount then due and payable by such Defaulting Lender to such other Lender Parties hereunder, ratably in accordance with such respective amounts then due and payable to such other Lender Parties; and

(iv) fourth, to CBI for any Advance then required to be made by such Defaulting Lender pursuant to a Commitment of such Defaulting Lender.

In the event that any Lender Party that is a Defaulting Lender shall, at any time, cease to be a Defaulting Lender, any funds held by the Administrative Agent in escrow at such time with respect to such Lender Party shall be distributed by the Administrative Agent to such Lender Party and applied by such Lender Party to the Obligations owing to such Lender Party at such time under this Agreement and the other Loan Documents ratably in accordance with the respective amounts of such Obligations outstanding at such time.

          (d) The rights and remedies against a Defaulting Lender under this Section 2.15 are in addition to other rights and remedies that CBI may have against such Defaulting Lender with respect to any Defaulted Advance and that any Agent or any Lender Party may have against such Defaulting Lender with respect to any Defaulted Amount.

          SECTION 2.16. Evidence of Debt. (a) Each Lender Party shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Advance owing to such Lender Party from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. Each Borrower agrees that upon notice by any Lender Party to such Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender Party to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender Party, such Borrower shall promptly execute and deliver to such Lender Party, with a copy to the Administrative Agent, a Revolving Credit Note and one or more Term Notes, as applicable, in substantially the form of Exhibits A-1 and A-2 hereto, as the case may be, payable to the order of such Lender Party in a principal amount equal to the Revolving Credit Commitment, the Term A Commitment, the Term B Commitment, the Term C Commitment, and the Term D Commitment, as the case may be, of such Lender Party. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.

          (b) The Register maintained by the Administrative Agent pursuant to Section 9.08(d) shall include a control account, and a subsidiary account for each Lender Party, in which accounts (taken together) shall be recorded (i) the Borrower and the date and amount of each Borrowing made hereunder (or under the Existing Credit Agreement, as the case may be), the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from such Borrower to each Lender Party hereunder, and (iv) the amount of any sum received by the Administrative Agent from such Borrower hereunder and each Lender Party’s share thereof.

          (c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender Party in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from each Borrower to, in the case of the Register, each Lender Party and, in the case of such account or accounts, such Lender Party, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender Party to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement.

ARTICLE III

CONDITIONS OF EFFECTIVENESS, LENDING AND
ISSUANCES OF LETTERS OF CREDIT

          SECTION 3.01. Conditions Precedent to Effectiveness of this Agreement. This Agreement shall become effective on and as of the first date (the “Effective Date”) on which all of the conditions set forth in Section 3 of the Amendment and Restatement Agreement and all the following conditions precedent shall have been satisfied and on which the transactions set forth in Section 2 of the Amendment and Restatement Agreement shall have been consummated:

(a) The Administrative Agent shall have received on or before the Effective Date, to the extent not previously received by the Administrative Agent in connection with the Existing Credit Agreement, the following, each dated such day (unless otherwise specified or previously delivered in connection with the Existing Credit Agreement, as applicable), in form and substance satisfactory to the Agents (unless otherwise specified) and (except for the Notes) in sufficient copies for each Lender Party:

(i) The Notes payable to the order of the Lenders that have requested replacement Notes prior to the Effective Date.

(ii) A security agreement, dated the date of, and delivered in connection with, the Existing Credit Agreement, from (a) CBI in substantially the form of Exhibit D-1 hereto (the “Shared Collateral Security Agreement”) and (b) the other Loan Parties in substantially the form of Exhibit D-2 hereto (the “Non-Shared Collateral Security Agreement”; together with the Shared Collateral Security Agreement, dated the date of, and delivered in connection with, the Existing Credit Agreement, each other security agreement and security agreement supplement delivered pursuant to Section 5.01(j), in each case as amended, the “Security Agreements”), duly executed by each Loan Party party thereto).

(iii) A guaranty, dated the date of, and delivered in connection with, the Existing Credit Agreement, from (a) the Subsidiary Guarantors who have guaranteed the Obligations of BCSI and its Subsidiaries under the Loan Documents (the “BCSI Subsidiary Guaranty”) and (b) the Subsidiary Guarantors who have guaranteed the Obligations of CBI and its Subsidiaries under the Loan Documents (the “CBI Subsidiary Guaranty”), in each case, in substantially the form of Exhibit E hereto (together with each other guaranty and guaranty supplement delivered pursuant to Section 5.01(j), in each case as amended, the “Subsidiary Guaranties”), duly executed by each Subsidiary Guarantor party thereto.

(iv) Certified copies of the resolutions of the Board of Directors (or persons performing similar functions), or, in the case of wholly owned Subsidiaries, action by unanimous written consent of the sole shareholder, of each Loan Party approving the Transaction and each Loan Document to which it is or is to be a party, the consummation of each aspect of the Transaction involving or affecting such Loan Party and the other transactions contemplated by any of the foregoing, and of all documents evidencing other necessary corporate action and governmental and other third party approvals, consents, authorizations, notices and filings of actions with respect to the Transaction and each Loan Document to which it is or is to be a party.

(v) A certificate of each Loan Party, signed on behalf of such Loan Party by its President or a Vice President or Treasurer and its Secretary or any Assistant Secretary (or persons performing similar functions), dated the Effective Date (the statements made in which certificate shall be true on and as of the Effective Date), certifying as to (A) the absence of any amendments to the charter, articles of incorporation or certificate of formation, as applicable, of such Loan Party since the date such documents were delivered to the Administrative Agent under the Existing Credit Agreement, (B) the absence of any amendments to the bylaws or limited liability company agreement, as applicable, of such Loan Party since the date such documents were delivered to the Administrative Agent under the Existing Credit Agreement, (C) no proceeding for dissolution or liquidation of such Loan Party has been commenced by such Loan Party, (D) the truth of the representations and warranties contained in the Loan Documents as they relate to such Loan Party as though made on and as of the Effective Date (except to the extent they expressly relate to an earlier date, in which case certifying that such representations and warranties are true and correct as of such earlier date) and (E) the absence of any event relating to such Loan Party occurring and continuing, or reasonably expected to result from the consummation of the Transaction, that constitutes a Default.

(vi) A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers, partners, members or equivalent persons of such Loan Party authorized to sign each Transaction Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

(vii) A favorable opinion of Cravath, Swaine & Moore LLP, with respect to the Loan Documents, in form reasonably acceptable to the Agents.

(viii) A favorable opinion of Frost Brown Todd with respect to the Loan Documents, in form reasonably acceptable to the Agents.

(ix) A favorable opinion of Shearman & Sterling LLP, counsel for the Administrative Agent, in form and substance satisfactory to the Administrative Agent.

(x) Such other documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the authorization of the Transaction and other legal matters relating to the Borrowers and the Transaction.

(b) Before giving effect and immediately after giving pro forma effect to the Transaction, there shall have occurred no Material Adverse Change since December 31, 2002.

(c) There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries pending or, to the best knowledge of any Loan Party or any of its Subsidiaries, threatened before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Transaction Document except for the matters described in Schedule 4.01(f) hereto (the “Disclosed Litigation”), as they relate to the consummation of the Transaction; and there shall have been no material adverse change in the status, or the reasonably anticipated financial effect on any Loan Party or any of its Subsidiaries, of such Disclosed Litigation from that described on Schedule 4.01(f) hereto.

(d) All governmental and third party consents and approvals and authorizations of, notices and filings to or with, and other actions by any other Person necessary in connection with any aspect of the Transaction, any of the Loan Documents or the Related Documents or any of the other transactions contemplated thereby, shall have been obtained (without the imposition of any conditions that are not acceptable to the Lender Parties) and shall remain in effect; all applicable waiting periods in connection with the Transaction shall have expired without any action being taken by any competent authority, and no law or regulation shall be applicable in the judgment of the Lender Parties, in each case that restrains, prevents or imposes materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

(e) The Borrowers shall have paid all accrued fees of the Agents and the Lender Parties (including the amendment fees payable to the Lender Parties on the Effective Date as agreed among the Agents and CBI) and all accrued expenses of the Agents and the Term D Arrangers (including the reasonable accrued fees and expenses of counsel to the Administrative Agent and the Term D Arrangers).

          SECTION 3.02. Conditions Precedent to Each Borrowing and Issuance and Renewal. The obligation of each Appropriate Lender to make an Advance (other than a Letter of Credit Advance made by an Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(c) and a Swing Line Advance made by a Revolving Credit Lender pursuant to Section 2.02(b)) on the occasion of each Borrowing (including the initial Borrowing), and the obligation of each Issuing Bank to issue a Letter of Credit (including the initial issuance) or renew a Letter of Credit and the right of CBI to request a Swing Line Borrowing, shall be subject to the further conditions precedent that on the date of such Borrowing or issuance or renewal (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Swing Line Borrowing, Notice of Issuance or Notice of Renewal and the acceptance by CBI of the proceeds of such Borrowing or of such Letter of Credit or the renewal of such Letter of Credit shall constitute a representation and warranty by CBI, on its behalf and on behalf of BCSI, that both on the date of such notice and on the date of such Borrowing or issuance or renewal such statements are true):

(i) the representations and warranties contained in each Loan Document (except to the extent made by or relating to BRCOM or any Subsidiary of BRCOM) are correct on and as of such date, before and after giving effect to such Borrowing or issuance or renewal as though made on and as of such date; and

(ii) no Default has occurred and is continuing, or would result from such Borrowing or issuance or renewal or from the application of the proceeds therefrom; and

(b)  the Administrative Agent shall have received such other certificates, opinions and other documents as any Appropriate Lender through the Administrative Agent may reasonably request in order to confirm (i) the accuracy of CBI’s representations and warranties (except to the extent relating to BRCOM or any Subsidiary of BRCOM), (ii) CBI’s timely compliance with the terms, covenants and agreements set forth in this Agreement and (iii) the absence of any Default; and (c) prior to and after giving effect to any Revolving Credit Advance (and giving effect to any debt service and other payments anticipated to be made within 20 days of such Revolving Credit Advance), the total cash and Cash Equivalents held by CBI and its Subsidiaries, on a Consolidated basis, shall not exceed $40,000,000, excluding, in each case in clauses (A) and (B), amounts held in cash collateral accounts pursuant to Section 5.02(e)(ix)(E).

          SECTION 3.03. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender Party prior to the Effective Date specifying its objection thereto and, if an initial Borrowing is requested to be made on the Effective Date, such Lender Party shall not have made available to the Administrative Agent such Lender Party’s ratable portion of such Borrowing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

          SECTION 4.01. Representations and Warranties of the Borrowers. Each Borrower represents and warrants as follows:

(a) Each Loan Party and each of its Subsidiaries (i) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) is duly qualified and in good standing as a foreign corporation or limited liability company in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed could not be reasonably likely to have a Material Adverse Effect and (iii) has all requisite power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. Each of the Loan Parties has all of the requisite power and authority, and the legal right, to execute and deliver each of the Loan Documents and the Related Documents to which it is or is to be a party, to perform all of its Obligations hereunder and thereunder and to consummate the Transaction and all of the other transactions contemplated hereby and thereby.

(b) Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of each Loan Party, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its organization, the number and type of each class of its Equity Interests authorized, and the number outstanding, on the date hereof and the percentage of each such class of its Equity Interests owned (directly or indirectly) by such Loan Party and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof. All of the outstanding Equity Interests in each Loan Party’s Subsidiaries has been validly issued, are fully paid and non-assessable and are owned by such Loan Party or one or more of its Subsidiaries free and clear of all Liens, except those created under the Collateral Documents.

(c) The execution, delivery and performance by each Loan Party of each Transaction Document to which it is or is to be a party, and the consummation of the Transaction, are within such Loan Party’s corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene such Loan Party’s charter or bylaws, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default or, except as set forth in the attached Schedule 4.01(c)(iii), require any payment to be made under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could have a Material Adverse Effect.

(d) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Transaction Document to which it is or is to be a party, or for the consummation of the Transaction, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (iv) the exercise by any Agent or any Lender Party of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for the authorizations, approvals, actions, notices and filings listed on Schedule 4.01(d) hereto, all of which have been duly obtained, taken, given or made and are in full force and effect. Notwithstanding the foregoing, it is understood that (i) no regulatory approvals have been obtained in connection with the pledge of shares of any regulated entity and (ii) as of the date hereof no regulatory approvals have been obtained or are being sought in connection with the possible exercise of remedies under this Agreement or any of the Collateral Documents. All applicable waiting periods in connection with the Transaction have expired without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

(e) This Agreement has been, and each other Transaction Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto. This Agreement is, and each other Transaction Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms.

(f) There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries pending or, to the best knowledge of any Loan Party, threatened before any court, governmental agency or arbitrator of any kind that (i) either individually or in the aggregate, could be reasonably likely to have a Material Adverse Effect other than any such action, suit, investigation, litigation or proceeding affecting BRCOM or any of its Subsidiaries which does not affect CBI or any of its Subsidiaries, or (ii) in which there is a reasonable likelihood of an adverse determination and which purports to affect the legality, validity or enforceability of any Transaction Document or the consummation of the Transaction, any of the Loan Documents or the Related Documents or any of the other transactions contemplated hereby.

(g) The Consolidated balance sheets of CBI and its Subsidiaries (including BRCOM and its Subsidiaries) as at December 31, 2002, and the related Consolidated and consolidating, if any, statements of income and Consolidated statement of cash flows of CBI and its Subsidiaries (including BRCOM and its Subsidiaries) for the fiscal year then ended, accompanied by an unqualified opinion of PWC independent public accountants, and the Consolidated and consolidating, if any, balance sheets of CBI and its Subsidiaries (including BRCOM and its Subsidiaries) as at June 30, 2003, and the related Consolidated and consolidating statements of income and Consolidated statement of cash flows of CBI and its Subsidiaries (including BRCOM and its Subsidiaries) for the nine months then ended, duly certified by the Chief Financial Officer of CBI, copies of which have been furnished to each Lender Party, fairly present the Consolidated and consolidating financial condition of CBI and its Subsidiaries (including BRCOM and its Subsidiaries) as at such dates and the Consolidated and consolidating results of operations of CBI and its Subsidiaries (including BRCOM and its Subsidiaries) for the periods ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis, and since December 31, 2002, there has been no Material Adverse Change;

(h) [Intentionally Omitted.]

(i) The Consolidated and consolidating forecasted balance sheets, statements of income and statements of cash flows of CBI and its Subsidiaries included in the Information Materials (as applicable) or delivered to the Lender Parties pursuant to Section 5.03 were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, CBI’s best estimate of its future financial performance.

(j) Neither the Information Materials nor any other information, exhibit or report furnished by or on behalf of any Loan Party to any Agent or any Lender Party in connection with the Loan Documents or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.

(k) No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and following the application of the proceeds of each Advance or drawing under each Letter of Credit, not more than 25% of the value of the assets (of CBI and its Subsidiaries (including BRCOM and its Subsidiaries) on a Consolidated basis) subject to the provisions of Section 5.02(a) or 5.02(e) or subject to any restriction contained in any agreement or instrument between CBI and any Lender Party or any Affiliate of any Lender Party relating to Debt within the scope of 7.01(e) will be Margin Stock. For purposes of this Section 4.01(k), “assets” of CBI or any of its Subsidiaries includes, without limitation, treasury stock of CBI that has not been retired.

(l) Neither any Loan Party nor any of its Subsidiaries is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended. Neither any Loan Party nor any of its Subsidiaries is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935, as amended. Neither the making of any Advances, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by such Borrower, nor the consummation of the other transactions contemplated by the Transaction Documents, will violate any provision of any such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(m) Neither any Loan Party nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction that could have a Material Adverse Effect.

(n) All filings and other actions necessary or desirable to perfect and protect the security interest in the Collateral created under the Collateral Documents have been duly made or taken and are in full force and effect, and the Collateral Documents create in favor of the Administrative Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected first priority security interest in the Collateral, securing the payment of the Secured Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created or permitted under the Loan Documents.

(o) CBI and its Subsidiaries, on a consolidated basis, is Solvent (it being understood and agreed that a going concern qualification for Fiscal Year 2002 shall not in and of itself be deemed to evidence that CBI is not Solvent).

(p) (i) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has resulted in or is reasonably expected to have a Material Adverse Effect on any Loan Party or any ERISA Affiliate.

(ii) Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Internal Revenue Service and furnished or made available to the Lender Parties, is complete and accurate in all material respects and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status.

(iii) Neither any Loan Party nor any ERISA Affiliate has incurred or to the best knowledge of any Loan Party or any ERISA Affiliate is reasonably expected to incur any Withdrawal Liability in respect of any Multiemployer Plan.

(iv) Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan to the best knowledge of any Loan Party or any ERISA Affiliate is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

(q) Except for such matters that could not be reasonably likely to have a Material Adverse Effect (i) the operations and properties of each Loan Party and each of its Subsidiaries comply in all respects with all Environmental Laws and Environmental Permits, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, and no circumstances exist that could be reasonably likely to (A) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties or (B) cause any such property to be subject to any liens and/or environmental transfer act restrictions under any Environmental Law. In addition to the foregoing, it is understood and agreed that the Borrowers will comply with regulatory requirements set forth in Schedule 4.01(q);

(ii) none of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or, to the knowledge of any Loan Party or any of their Subsidiaries, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list; and during the ownership or operation thereof by any Loan Party or any of their Subsidiaries, Hazardous Materials were not and have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries; and

(iii) neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and during the ownership or operation thereof by any Loan Party or any of their Subsidiaries, all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries were and have been disposed of in a manner not reasonably expected to result in liability to any Loan Party or any of its Subsidiaries.

(r) (i) Each Loan Party and each of its Subsidiaries and Affiliates has filed, has caused to be filed or has been included in all material tax returns (Federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties, except any taxes that are being contested in good faith by appropriate proceedings and for which the Loan Party, its Subsidiaries or its Affiliates, as the case may be, has set aside on its books adequate reserves;

(ii) The aggregate unpaid amount, as of the date hereof, of adjustments to the Federal, state, local and foreign income tax liability of each Loan Party and each of its Subsidiaries and Affiliates proposed by the Internal Revenue Service or by any state, local and foreign taxing authorities with respect to any years for which the expiration of the applicable statute of limitations for assessment or collection has not occurred by reason of extension or otherwise along with any issues raised by the Internal Revenue Service in respect of such years could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(s) [Intentionally Omitted.]

(t) Set forth on Schedule 4.01(t) hereto is a complete and accurate list of all Surviving Debt, showing as of the date hereof the obligor and the principal amount outstanding thereunder, the maturity date thereof and the amortization schedule therefor.

(u) Set forth on Schedule 4.01(u) hereto is a complete and accurate list of all Liens as of the date of the Amendment and Restatement of the Credit Agreement on the property or assets of any Loan Party or any of its Subsidiaries; provided that each Borrower further represents and warrants that no Liens exist on such property or assets other than Liens created under the Loan Documents, those listed on Schedule 4.01(u) and those permitted under Section 5.02(a).

(v) Set forth on Schedule 4.01(v) hereto is a complete and accurate list of all Investments held by any Loan Party or any of its Subsidiaries on the date hereof, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

(w) Set forth on Schedule 4.01(w) hereto is a complete and accurate list of all Material Contracts of each Loan Party and its Subsidiaries, showing as of the date hereof the parties, subject matter and term thereof. Each such Material Contract has been duly authorized, executed and delivered by all parties thereto, has not been amended or otherwise modified, is in full force and effect and is binding upon and enforceable against all parties thereto in accordance with its terms, and there exists no default under any Material Contract by any party thereto.

ARTICLE V

COVENANTS OF THE BORROWERS

          SECTION 5.01. Affirmative Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, CBI and, where specifically indicated, BCSI will:

(a) Compliance with Laws, Etc. (i) Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970 and (ii) except as provided in Section 5.01(e), obtain and maintain in effect all Governmental Authorizations that are necessary (A) to own or lease and operate their respective property and assets and to conduct their respective businesses as now conducted and as proposed to be conducted, except where and to the extent that the failure to obtain or maintain in effect any such Governmental Authorization, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, or (B) for the due execution, delivery or performance by CBI or any of its Subsidiaries of any of the Loan Documents or the Related Documents to which it is or is to be a party, or for the consummation of any aspect of the Transaction or any of the other transactions contemplated hereby and thereby. This Section 5.01(a) shall not apply to compliance with Environmental Laws or Environmental Permits (which is the subject of Section 5.01(c)).

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither CBI nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

(c) Compliance with Environmental Laws. Comply, cause each of its Subsidiaries and use its best efforts (which efforts shall include ensuring that all applicable leases, licenses or other such agreements include provisions requiring such compliance) to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all Environmental Laws and Environmental Permits; obtain and renew and cause each of its Subsidiaries to obtain and renew all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up Hazardous Materials from any of its properties, to the extent required by Environmental Laws, except where and to the extent that the failure to comply with Environmental Laws, obtain or renew Environmental Permits or to conduct such cleanup, removal, remedial or other action, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; provided, however, that neither CBI nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

(d) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which CBI or such Subsidiary operates (it being understood that, to the extent consistent with prudent business practice of persons carrying on a similar business in a similar location, a program of self-insurance for first or other loss layers may be utilized in an aggregate amount not to exceed $50,000,000).

(e) Preservation of Corporate Existence, Etc. Except as otherwise permitted under Section 5.02(d) or 5.02(e)(ix), preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence, legal structure, legal name (it being understood that legal name changes for CBI and any of its Subsidiaries (including BRCOM and its Subsidiaries) may be made so long as CBI makes arrangements acceptable to the Agents to timely refile financing statements and other filings relating to security interests), rights (charter and statutory), permits, licenses, approvals, privileges and franchises.

(f) Visitation Rights. Upon reasonable notice, at any reasonable time and from time to time, permit any of the Agents or any of the Lender Parties (coordinated through the Administrative Agent), or any agents or representatives thereof, to examine and, with the consent of CBI, which consent shall not be unreasonably withheld, make copies of and abstracts from the records and books of account of, and visit the properties of, each Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of each Borrower and any of its Subsidiaries with any of their officers or directors and, together with an authorized representative of a Loan Party, with their independent certified public accountants.

(g) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of CBI and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

(h) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(i) Transactions with Affiliates. With respect to each Borrower, conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates on terms that are fair and reasonable and no less favorable to each Borrower or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate (it being understood that any transaction involving the Oak Hill Debt, the Junior Notes or any Related Document that is expressly permitted under Section 5.02, any Permitted BRCOM Transaction, any transaction of the type described in Schedule 1.01 and any non-cash transition arrangements or other related services provided to or for the benefit of a buyer in connection with a transaction permitted under Section 5.02(e)(ix), including under any CBI Sale Arrangements, shall be deemed not to violate this Section 5.01(i)).

(j) Covenant to Guarantee Obligations and Give Security. (I) Upon (A) the occurrence and during the continuance of a Default or (B) the Index Debt of CBI being rated lower than BB- by S&P or Ba3 by Moody’s, then each Borrower shall, in each case at such Borrower’s expense and to the fullest extent permitted under the Certificate of Designation and the BRCOM 9% Indenture (it being acknowledged by the Agents that all actions required to be taken under this subsection (j)(I) on or prior to the Effective Date have already been taken):

(1) as soon as practicable but in any event by April 15, 2002, furnish to the Administrative Agent a description of the real and personal properties of each of the Loan Parties and their respective Subsidiaries (other than the Excluded Entities) (by street address and property type maintained at such address) in detail reasonably satisfactory to the Administrative Agent;

(2) by June 2, 2002, cause each Subsidiary (other than the Excluded Entities and a CFC) (to the extent it has not already done so), to duly execute and deliver to the Administrative Agent a guaranty or Guaranty Supplement, in form and substance satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents,

(3) within 15 days thereafter duly execute and deliver, and cause each such Subsidiary (other than the Excluded Entities) and each direct and indirect parent of such Subsidiary (if it has not already done so) to duly execute and deliver, to the Administrative Agent mortgages, pledges, assignments, security agreement supplements and other security agreements, as specified by and in form and substance satisfactory to the Administrative Agent, securing payment of all the Obligations of the applicable Loan Party, such Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on all such real and personal properties other than:

a.	fiber in which an IRU has been granted prior to the date hereof or pursuant to Section 5.02(e)(i) or 5.02(e)(viii)(B);

b.	the Equity Interests of Wireless LLC held by Wireless Holdco;

c.	the Spectrum Assets;

d.	any item of real property of CBI or such Subsidiaries that has been irrevocably transferred under title documents satisfactory to the Agents to the Real Estate SPV under terms and conditions acceptable to the Agents (a “Transfer”); provided that if such real property is transferred out of the Real Estate SPV, the Real Estate SPV will be required to deliver mortgages, assignments, surveys (if requested by the Administrative Agent) and title insurance all in form and substance satisfactory to the Agents on such real property at or before the time of such transfer unless such real property is sold or otherwise transferred to a Person in a transaction permitted by Section 5.02(e);

e.	any item of real property, the mortgage or Transfer, as the case may be, of which is prohibited by or would constitute a breach of or a default under or give rise to a right of termination under the underlying documentation, where despite the use of best efforts by CBI or such Subsidiaries to obtain a consent to so mortgage or Transfer, such consent cannot be obtained; provided that CBI or such Subsidiaries will attempt to obtain the consent to Transfer if a consent to mortgage any such property interest cannot be obtained;

f.	any property interest that CBI has requested be excluded and as to which the Agents, after consultation with an independent consultant to be retained on behalf of the

Agents (the “Consultant”), determine that a mortgage or Transfer, as the case may be, is not cost effective in relationship to the benefits to be received by the Lenders from the mortgage or Transfer of such property interest (a list of which real property interests excluded from the requirements of Section 5.01(j)(I) pursuant to clause (e) or (f) hereof will be provided to the Lenders as promptly as practicable by CBI);

provided, however, that:

(A) for purposes of this Section 5.01(j)(I)(3), the use of “best efforts” will not require the payment of any monetary consideration or expending continued efforts to obtain such consent if CBI has diligently followed all agreed upon procedures in attempting to obtain such consent unless, after CBI advises that it cannot obtain a particular consent, the Agents, in their discretion reasonably exercised and in consultation with the Consultant, determine that the value to the Lenders of such collateral warrants paying additional consideration or expending continuing efforts to obtain such consent;

(B) notwithstanding the foregoing, the Agents may request that CBI or its Subsidiaries (including BRCOM and its Subsidiaries) grant mortgages on additional real property (other than real property that is held in the Real Estate SPV) and provide surveys, title insurance or other reports specified in Section 5.02(j)(I)(6) on any real property (other than real property that is held in the Real Estate SPV) at any time in their sole discretion; and

(C) in the event that there is a change in the circumstances which gave rise to any real property interest being excluded from the requirements of this Section 5.01(j)(I) or the restrictions which prevented delivering documents hereunder or consummating a Transfer of such real property no longer exist, CBI and its Subsidiaries (including BRCOM and its Subsidiaries) shall promptly Transfer such real property to the Real Estate SPV or execute and deliver to the Administrative Agent all applicable documents required to be delivered under this Section 5.01(j)(I);

(D) if (1) CBT ceases to be subject to all regulation relating to telecommunications businesses by all federal, state and local governmental authorities which prohibits, restricts or requires regulatory approval for the (x) pledging of assets or (y) incurrence of indebtedness, and (2) any action described in clause (x) or (y) could not in the determination of CBI reasonably exercised be expected to result in any such regulatory authority taking an action or refusing to take an action which action or refusal to take any action could have a material adverse effect on CBT, then CBT shall cease to be an Excluded Entity and shall as promptly as practicable deliver to the Administrative Agent supplements to the Security Agreements and Subsidiary Guaranties in form and substance satisfactory to the Administrative Agent and shall as promptly as practicable take all steps necessary to comply with this Section 5.01(j)

(4) within 30 days thereafter, take, and cause such Subsidiary or such parent to take, whatever action (including, without limitation, the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on and security interests in the real and personal properties purported to be subject to the mortgages, pledges, assignments, security agreement supplements and security agreements delivered pursuant to this Section 5.01(j), enforceable against all third parties in accordance with their terms,

(5) within 35 days thereafter, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent (x) as to the matters contained in clauses (1) through (4) above, as to such guaranties, guaranty supplements, mortgages, pledges, assignments, security agreement supplements and security agreements being legal, valid and binding obligations of each Loan Party party thereto enforceable in accordance with their terms, (y) as to the matters contained in clause (4) above, as to such recordings, filings, notices, endorsements and other actions being sufficient to create valid perfected Liens on such properties, and (z) as to such other matters as the Administrative Agent may reasonably request,

(6) as promptly as practicable thereafter, deliver to the Administrative Agent title search reports (review of which shall be limited to the verification of the transferees of such property except in the case of real properties for which mortgages are being delivered) on all real property held by CBI and its Subsidiaries (including BRCOM and its Subsidiaries but excluding Excluded Entities) as requested by the Administrative Agent, and upon the request of the Administrative Agent in its sole discretion, deliver to the Administrative Agent with respect to each parcel of real property owned or held by the entity that is the subject of such request, formation or acquisition title reports (review of which shall be limited to the verification of the transferees of such property except in the case of real properties for which mortgages are being delivered), surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance satisfactory to the Administrative Agent, provided, however, that title insurance policies, surveys and engineering, soils and other reports, and environmental assessment reports will not be required for any real property that is held in the Real Estate SPV, provided further to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent,

(7) upon the occurrence and during the continuance of a Default, promptly cause to be deposited any and all cash dividends paid or payable to it or any of its Subsidiaries from any of its Subsidiaries from time to time into the Administrative Agent’s Account, and with respect to all other dividends paid or payable to it or any of its Subsidiaries from time to time, promptly execute and deliver, or cause such Subsidiary to promptly execute and deliver, as the case may be, any and all further instruments and take or cause such Subsidiary to take, as the case may be, all such other action as the Administrative Agent may deem necessary or desirable in order to obtain and maintain from and after the time such dividend is paid or payable a perfected, first priority lien on and security interest in such dividends,

(8) at any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, mortgages, pledges, assignments, security agreement supplements and security agreements;

provided, however, that the Agents, acting jointly, may extend any of the time limits set forth above by up to 30 days (or up to an additional (x) 90 days, solely in the case of obtaining required approvals or consents for the pledging of assets, or (y) 120 days, solely in the case of obtaining required regulatory approvals for the pledging of assets)(it being understood that the Agents will grant any requested extension pursuant to this proviso if such extension is required solely because of the need to obtain regulatory approvals and CBI, BRCOM and their Subsidiaries are using their best efforts to obtain such approvals); and

(II) Upon (A) the formation or acquisition of any new direct or indirect Subsidiaries by any Loan Party (other than CBT or any of CBT’s Subsidiaries) or (B) the date on which (x) all Excluded Equity Agreements in effect on the date hereof that limit, restrict or prohibit the creation, pledge or assignment of a security interest in the Excluded Equity Interests (as defined in the Security Agreements) are no longer in effect or (y) the creation, pledge or assignment of such security interest is no longer prohibited, then each Borrower shall, in each case at such Borrower’s expense:

(1) within 10 days thereafter, cause each Subsidiary, to duly execute and deliver to the Administrative Agent a guaranty or Guaranty Supplement, in form and substance satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents,

(2) within 15 days thereafter duly execute and deliver, and cause each such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to duly execute and deliver, to the Administrative Agent pledges, assignments, security agreement supplements and other security agreements, as specified by and in form and substance satisfactory to the Administrative Agent, securing payment of all the Obligations of the applicable Loan Party, such Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on all such personal property,

(3) within 30 days thereafter, take, and cause such Subsidiary or such parent to take, whatever action (including, without limitation, the filing of Uniform Commercial Code financing statements) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on and security interests in the personal property purported to be subject to the pledges, assignments, security agreement supplements and security agreements delivered pursuant to this Section 5.01(j) enforceable against all third parties in accordance with their terms,

(4) within 35 days thereafter, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent (x) as to the matters contained in clauses (1) through (3) above, as to such guaranties, Guaranty Supplements, pledges, assignments, security agreement supplements and security agreements being legal, valid and binding obligations of each Loan Party party thereto enforceable in accordance with their terms, (y) as to the matters contained in clause (3) above, as to such recordings, filings, and other actions being sufficient to create valid perfected Liens on such properties, and (z) as to such other matters as the Administrative Agent may reasonably request, and

(5) at any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, pledges, assignments, security agreement supplements and security agreements.

(k) Further Assurances. (i) Promptly upon request by any Agent, or any Lender Party through the Administrative Agent, in the case of each Borrower, correct, and cause each of its Subsidiaries promptly to correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and

(ii) Promptly upon request by any Agent, or any Lender Party through the Administrative Agent, in the case of each Borrower, do, execute, acknowledge, deliver,

record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as any Agent, or any Lender Party through the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

(l) Performance of Related Documents. Perform and observe, and cause each of its Subsidiaries to perform and observe, all of the terms and provisions of each Related Document to be performed or observed by it, maintain each such Related Document in full force and effect (other than in connection with a BRCOM Exchange and Oak Hill Refinancing to the extent permitted by Section 5.02), enforce such Related Document in accordance with its terms, take all such action to such end as may be from time to time requested by the Administrative Agent and, upon request of the Administrative Agent, make to each other party to each such Related Document such demands and requests for information and reports or for action CBI or any of its Subsidiaries is entitled to make under such Related Document.

(m) Preparation of Environmental Reports. Upon the occurrence of a Default or other circumstances that may reasonably be likely to have a Material Adverse Effect, at the request of the Administrative Agent, provide to the Lender Parties within 60 days after such request, at the expense of CBI, an environmental site assessment report in connection with such Default or other circumstances for any of its or its Subsidiaries’ properties described in such request, prepared by an environmental consulting firm acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Administrative Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of CBI, and CBI hereby grants and agrees to cause any Subsidiary that owns any property described in such request to grant at the time of such request to the Agents, the Lender Parties, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment.

(n) Compliance with Terms of Leaseholds. Make all payments and otherwise perform all obligations in respect of all leases of real property to which CBI or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

(o) Interest Rate Hedging. Maintain in full force and effect each of the interest rate Hedge Agreements in existence on the Effective Date that were entered into pursuant to Section 5.01(o) of the Existing Credit Agreement to the extent such Hedge Agreements were required thereunder immediately prior to the occurrence of the Effective Date.

(p) Performance of Material Contracts. Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time requested by the Administrative Agent and, upon request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as CBI or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

(q) [Intentionally Omitted].

(r) Cash Management System. Maintain the cash management system with BRFS LLC, as more particularly described in the attached Schedule 5.01(r) (the “CBI Cash Management System”).

(s) Separate Corporate Existence of Special Purpose Vehicles. Cause Wireless Holdco (the “SPV”) to comply in all respects with the terms and provisions of the corporate separateness covenants set forth in the supplements to the Subsidiary Guaranties to which such SPV is a party as if such covenants were set forth in full in this Agreement.

(t) Separate Corporate Existence of BRCOM Group. With respect to each Borrower, comply and cause each of its Subsidiaries to comply with the following to the extent applicable to it:

(i) to the extent that any member of the BRCOM Group has cash, each member of the BRCOM Group will maintain its own deposit account or accounts, separate from those of the CBI Group, with commercial banking institutions and ensure that its funds will not be used for other than its corporate uses, nor will such funds be commingled with the funds of any member of the CBI Group and vice versa (except as contemplated by paragraph (r) above);

(ii) each member of the BRCOM Group will maintain a separate address from the address of any member of the CBI Group and vice versa, or to the extent any members of the BRCOM Group have offices in the same location as any members of the CBI Group, maintain a fair and appropriate allocation of overhead costs among them, with each such entity bearing its fair share of such expense;

(iii) the BRCOM Group will issue separate financial statements prepared not less frequently than quarterly and prepared in accordance with GAAP (except for the omission of certain footnotes and other presentation items required by GAAP with respect to audited financial statements), which financial statements need not be separately audited or reviewed by an independent accounting firm;

(iv) each member of the BRCOM Group will conduct its affairs strictly in accordance with its certificate of formation and limited liability company agreement (or similar constitutive documents) and observe all necessary, appropriate and customary company (or corporate) formalities, including, but not limited to, holding all regular and special members’ and board of managers’ (or stockholders’ and directors’ or other similar Persons) meetings appropriate to authorize all company (or corporate) action, keeping separate and accurate minutes of its meetings, passing all resolutions or consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, but not limited to, payroll and intercompany transaction accounts, to the extent applicable;

(v) other than as required under the Loan Documents or pursuant to the terms of any documents governing any Existing Debt, and except for any transaction of the type described on Schedule 1.01 and any non-cash transition arrangements or other related services provided to or for the benefit of a buyer in connection with a transaction permitted under Section 5.02(e)(ix), including any CBI Sale Arrangements, each member of the BRCOM Group will refrain from assuming or guaranteeing any of the liabilities or pledging any of its assets for the benefit of any member of the CBI Group and each member of the CBI Group will refrain from assuming or guaranteeing any of the liabilities or pledging any of its assets for the benefit of any member of the BRCOM Group or holding out its credit as being available to satisfy the obligations of the BRCOM Group;

(vi) each member of the BRCOM Group will use its best efforts to refrain from using the stationery of any member of the CBI Group but instead effecting all written communications in its own name (it being understood that it may use the same domain name for electronic mail as members of the CBI Group) and vice versa; and

(vii) each member of the BRCOM Group will conduct all its business in its own name and use its best efforts to avoid the appearance that it is conducting business on behalf of any member of the CBI Group and vice versa; provided that in the event either Group conducts business on behalf of any member of the other Group, such agency relationship shall be fully disclosed to applicable third parties when acting in such capacity, in each case except for any transaction of the type described on Schedule 1.01 and any non-cash transition arrangements or other related services provided to or for the benefit of a buyer in connection with a transaction permitted under Section 5.02(e)(ix), including any CBI Sale Arrangements.

(u) Minimum Liquidity Plan. In the event that the Minimum Liquidity of CBI and its Subsidiaries is below $50,000,000 for more than 5 consecutive Business Days, (i) notify the Agents thereof in writing within 3 Business Days after the end of such 5 Business Day period, (ii) prepare a contingent liquidity plan for CBI to be delivered to the Agents within 30 days after the date of such notification which plan shall demonstrate to the reasonable satisfaction of the Agents the actions that CBI will take to ensure that the Minimum Liquidity of CBI will be greater than $50,000,000 through December 31, 2005 and (iii) meet with the Agents to discuss the contingent liquidity plan and the finances of CBI as they may reasonably request and provide the Agents access to the books and records of CBI so that the Agents may complete such due diligence analysis of the liquidity and finances of CBI as they reasonably deem necessary.

          SECTION 5.02. Negative Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, no Borrower will, at any time:

(a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist, or permit any of its Subsidiaries to sign or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction, a financing statement that names any Borrower or any of its Subsidiaries as debtor, or sign or suffer to exist, or permit any of its Subsidiaries to sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, except:

(i) Liens created under the Loan Documents;

(ii) Permitted Liens;

(iii) Liens existing on the date hereof and described on Schedule 4.01(u) hereto;

(iv) purchase money Liens upon or in real property or equipment acquired or held by such Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals, refundings or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the property or equipment being acquired, constructed or improved, and no such extension, renewal, refunding or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed, refunded or replaced (except to the extent of financed construction or improvement); and provided further that the aggregate principal amount of the Debt secured by Liens permitted by this clause (iv) shall not exceed the amount permitted under Sections 5.02(b)(iii)(B) and 5.02(b)(v)(B) at any time outstanding;

(v) Liens arising in connection with Capitalized Leases permitted under Sections 5.02(b)(iii)(C) and 5.02(b)(v)(C); provided that no such Lien shall extend to or cover any Collateral or assets other than the assets subject to such Capitalized Leases;

(vi) Liens (including financing statements and undertakings to file financing statements) arising solely from precautionary filings of financing statements under the Uniform Commercial Code of the applicable jurisdiction in respect of equipment leases under which the Borrowers or any of their Subsidiaries is the lessee; provided that any such Lien in respect of any equipment lease is limited to the equipment being leased under such lease and the proceeds thereof;

(vii) Leases, subleases, licenses and sublicenses of the type referred to in Section 5.02(e)(vii) granted to third parties in the ordinary course of business, in each case not interfering in any respect with the Liens of the Administrative Agent or the Lenders granted by the Loan Documents and not otherwise prohibited by the terms of the Loan Documents;

(viii) banker’s liens and rights of offset of the holders of Debt of the Borrowers or any Subsidiary on monies deposited by the Borrowers or any Subsidiary with such holders of Debt in the ordinary course of business of the Borrowers or any such Subsidiary;

(ix) other Liens that do not, in the aggregate, attach to a material portion of the assets of the Borrowers or any of their Subsidiaries and do not secure obligations in an aggregate amount in excess of $5,000,000;

(x) Liens for judgments not in excess of $30,000,000 for which appropriate reserves have been maintained in accordance with GAAP and Liens for judgments in excess of $30,000,000 in respect of which (i) no enforcement proceedings have been commenced by any creditor upon such judgment or (ii) there has been no period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, has not been in effect;

(xi) Liens, leases and grants of indefeasible rights of use, rights of use and similar rights in respect of capacity, dark fiber and similar assets of CBI, BRCOM and their Subsidiaries in the ordinary course of business either existing as of the date hereof or as permitted under Section 5.02(e)(i) or 5.02(e)(viii)(B);

(xii) any Lien, lease or other grant on or of any assets of CBI or its Subsidiaries other than assets constituting Collateral under the Loan Documents that at the time created, incurred, assumed or otherwise arising constituted or resulted from a Permitted BRCOM Transaction so long as at such time no BRCOM Event of Default specified under Section 7.03(b) shall have occurred with respect to BRCOM or any of its Subsidiaries (other than a proceeding in connection with a Prepackaged Plan or a sale agreement executed prior to commencement of such proceedings which agreement contemplates a sale of all or substantially all of the assets of BRCOM and its Subsidiaries pursuant to Section 363 of the Bankruptcy Code); and

(xiii) any escrow arrangement funded with or constituted from asset sale proceeds in respect of any agreement providing for Permitted Obligations (including escrow arrangements under each of the Escrow Agreements) and Liens on Acquired Assets (as defined in the BCSI Sale Agreement) under the Security Agreement (as defined in the BCSI Sale Agreement).

(b) Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt, except:

(i) in the case of CBI,

(A) Debt in respect of Hedge Agreements maintained under Section 5.01(o) and other Hedge Agreements not in violation of Section 5.02(n); provided that no Hedge Agreement with any Person other than a Lender Party (or Affiliate of a Lender Party) may be a Secured Hedge Agreement,

(B) New Notes issued for cash (without duplication of clause (E) below); provided that 100% of the Net Cash Proceeds from the issuance of New Notes shall be applied to prepay the Facilities, with such prepayment to be allocated first ratably to the Term A Advances, the Term B Advances, the Term C Advances and the Term D Advances and applied to the remaining installments thereof pro rata and second to the Revolving

Credit Advances as set forth in clause 2.06(b)(vi) (it being understood that all expenses or other amounts deducted in determining the calculation of Net Cash Proceeds from the issuance of New Notes at the same time shall be applied equally over the total principal amount of the New Notes being issued at such time); provided that the Administrative Agent shall have received a certificate of a Responsible Officer of CBI certifying that after giving effect to such issuance, CBI and its Subsidiaries are on a pro forma basis in compliance with Section 5.04 during the Facilities Period,

(C) Paid in kind interest in respect of the Oak Hill Debt, the Junior Notes, and any other Debt permitted under this Section,

(D) Debt owed to a wholly owned Subsidiary of CBI permitted under Section 5.02(f)(xi); provided that such Debt (x) shall constitute Pledged Debt, (y) shall be on terms acceptable to the Agents and (z) if evidenced by promissory notes, shall be in form and substance satisfactory to the Agents and such promissory notes shall be pledged as security for the Obligations of the holder thereof under the Loan Documents to which such holder is a party and delivered to the Administrative Agent pursuant to the terms of the Security Agreements; provided further, however, that CBI may not incur such Debt to service Debt under the New Notes or make payments in respect of Other Permitted Equity if a Blocking Event has occurred and is continuing,

(E) Debt in respect of the Junior Notes and any Debt extending the maturity of, or refunding, renewal or refinancing, in whole or in part, the Junior Notes, provided that the terms of any such extending, refunding, renewal or refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are otherwise permitted by the Loan Documents, provided further that (1) the principal amount of such Debt shall not be increased above the principal amount thereof outstanding (plus accrued interest and fees thereon) immediately prior to such extension, refunding, renewal or refinancing, (2) the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding, renewal or refinancing, (3) such Debt as so refunded, refinanced or renewed shall not mature prior to the stated maturity date or mandatory redemption date of the Junior Notes being so extended, refunded, refinanced or renewed, (4) such extended, refunded, renewed or refinanced Debt shall be subordinated to the Obligations under the Facilities to at least the same extent as the Junior Notes, (5) such Debt as so refunded, refinanced or renewed shall not contain any grant of collateral or rights to collateral or any covenants or defaults that are more restrictive, or subordination terms that are more narrow, in any material respect than the terms of the Junior Notes being so extended, refunded, refinanced or renewed, and (6) such Debt as so refunded, refinanced or renewed will not provide any put, redemption or prepayment right, or any amortization or maturity date, prior to the end of the Facilities Period,

(F) Debt in respect of the Refinancing Notes; provided such Refinancing Notes are issued on terms and conditions not materially less favorable to the Lender Parties than those set forth in the final version of the “Description of Notes” posted to the CBI IntraLinks website by the Administrative Agent on November 7, 2003 for review by the Lender Parties, and any Debt extending the maturity of, or refunding, renewal or refinancing, in whole or in part, the Refinancing Notes; provided that the terms of any such extending, refunding, renewal or refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are otherwise permitted by the Loan Documents; provided further that (1) the principal amount of such Debt shall not be increased above the principal amount thereof outstanding (plus accrued interest and fees thereon) immediately prior to such extension, refunding, renewal or refinancing, (2) the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding, renewal or refinancing, (3) such Debt as so refunded, refinanced or renewed shall not mature prior to the stated maturity date or mandatory redemption date of the Refinancing Notes being so extended, refunded, refinanced or renewed, (4) such extended, refunded, renewed or refinanced Debt shall be subordinated to the Obligations under the Facilities to at least the same extent as the Refinancing Notes, (5) such Debt as so refunded, refinanced or renewed shall not contain any grant of collateral or rights to collateral or any covenants or defaults that are more restrictive, or subordination terms that are more narrow, in any material respect than the terms of the Refinancing Notes being so extended, refunded, refinanced or renewed, and (6) such Debt as so refunded, refinanced or renewed will not provide any put, redemption or prepayment right, or any amortization or maturity date, prior to the end of the Facilities Period, and

(G) Debt of CBI incurred in connection with a BRCOM Exchange including Debt of CBI issued to a third party provided that the proceeds of such Debt are applied to the prepayment or retirement of the BRCOM Senior Subordinated Notes (and any Debt extending the maturity of, or refunding, renewing or refinancing, in whole or in part, such Debt of CBI, provided that the terms of any such extending, refunding, renewal or refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, satisfy the requirements set forth in clause (E) above with each reference therein to Junior Notes being replaced with a reference to the Debt under this clause (F)); provided that such Debt (v) contains only pay in kind interest payment obligations during the Facilities Period, (w) is not convertible or exchangeable for any Equity Interests other than common stock of CBI, (x) the aggregate amount of cash paid in respect of redemptions, repayments or fees in connection with all BRCOM Exchanges shall not exceed the amounts agreed to in writing by CBI and the Agents and (y) any instrument or agreement evidencing such Debt entered into in connection with any BRCOM Exchange will not contain any grant of collateral or rights to collateral or any covenants or defaults that are more restrictive, or subordination terms that are more narrow (e.g., no less favorable to the Lender Parties), in any material respect than the terms of the Oak Hill Indenture and will not provide any put, redemption or prepayment right, or any amortization or maturity date, prior to the end of the Facilities Period;

(ii) in the case of any Subsidiary of CBI (including BRCOM and its Subsidiaries), Debt owed to CBI or to a wholly owned Subsidiary of CBI, provided that, in each case, such Debt (A) shall constitute Pledged Debt, (B) shall be on terms acceptable to the Agents, (C) if evidenced by promissory notes, in form and substance satisfactory to the Agents and such promissory notes shall be pledged as security for the Obligations of the holder thereof under the Loan Documents to which such holder is a party and delivered to the Administrative Agent pursuant to the terms of the Security Agreements and (D) in the case of BRCOM or any of its Subsidiaries, the incurrence of such Debt is permitted under Section 5.02(f)(xiii); and

(iii) in the case of CBI and its Subsidiaries other than Wireless LLC,

(A) Debt under the Loan Documents,

(B) Debt secured by Liens permitted by Section 5.02(a)(iv) not to exceed $75,000,000 in aggregate principal amount at any time outstanding; provided that any Debt outstanding under this clause (B) of a type described in Section 5.02(b)(v)(B), will automatically reduce the amount of Debt of such type permitted to be outstanding at such time under Section 5.02(b)(v)(B),

(C) Capitalized Leases not to exceed in the aggregate $125,000,000 at any time outstanding, and to the extent included in “Capitalized Leases” for purposes of GAAP, IRUs incurred in the ordinary course of business; provided that any Debt outstanding under this clause (C) of a type described in Section 5.02(b)(v)(C), will automatically reduce the amount of Debt of such type permitted to be outstanding at such time under Section 5.02(b)(v)(C),

(D) the Surviving Debt (other than Debt under (iii)(C) above), and any Debt extending the maturity of, or refunding, renewal or refinancing, in whole or in part, any Surviving Debt, provided that the terms of any such extending, refunding, renewal or refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are otherwise permitted by the Loan Documents, provided further that (1) the principal amount of such Surviving Debt shall not be increased above the principal amount thereof outstanding (plus accrued interest and fees thereon) immediately prior to such extension, refunding, renewal or refinancing, (2) the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding, renewal or refinancing, (3) such Surviving Debt as so refunded, refinanced or renewed shall not mature prior to the stated maturity date or mandatory redemption date of the Surviving Debt being so extended, refunded, refinanced or renewed, (4) if the Surviving Debt being so extended, refunded, refinanced or renewed is subordinated in right of payment or otherwise to the Obligations of the Borrowers or any of their Subsidiaries under and in respect of the Loan Documents, such extended, refunded, renewed or refinanced Surviving Debt shall be subordinated to such Obligations to at least the same extent, (5) such Surviving Debt as so refunded, refinanced or renewed shall not contain any grant of collateral or rights to collateral or any covenants or defaults that are more restrictive, or subordination terms that are more narrow, in any material respect than the terms of the Surviving Debt being so extended, refunded, refinanced or renewed and (6) such Surviving Debt as so refunded, refinanced or renewed will not provide any put, redemption or prepayment right, or any amortization or maturity date, prior to the end of the Facilities Period,

(E) unsecured Debt incurred in the ordinary course of business for borrowed money or for the deferred purchase price of property or services, maturing after the Final Maturity Date of the Term D Facility, and aggregating, on a Consolidated basis, not more than $65,000,000 in aggregate principal amount at any one time outstanding,

(F) endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business,

(G) unsecured short-term Debt in an aggregate principal amount not to exceed $20,000,000,

(H) Contingent Obligations of CBI or any of its Subsidiaries that are Subsidiary Guarantors guaranteeing all or any portion of the outstanding Obligations of any of the other Loan Parties other than in connection with the BRCOM Exchange; provided that (i) such Obligations are not otherwise prohibited under the terms of the Loan Documents and such Contingent Obligations are unsecured or (ii) in the case of such outstanding Contingent Obligations in respect of obligations of BRCOM or any of its Subsidiaries, such Contingent Obligations are permitted under Section 5.02(f)(xiii),

(I) Debt consisting of debits and credits among the Subsidiaries of CBI arising under the CBI Cash Management System,

(J) Debt of one or more Foreign Subsidiaries arising in the ordinary course of business in an aggregate principal amount not to exceed $5,000,000 at any time outstanding; provided that all such Debt incurred pursuant to this subclause (K) shall be nonrecourse in all respects to the property and assets of the Loan Parties and their Subsidiaries (other than one or more of the Foreign Subsidiaries),

(K) Debt consisting of guaranties of the obligations of CBI under the Junior Notes and the Refinancing Notes,

(L) Debt constituting Permitted Obligations, and

(M) Debt that at the time created, incurred, assumed or otherwise arising constituted a Permitted BRCOM Transaction so long as at such time no BRCOM Event of Default specified under Section 7.03(b) shall have occurred with respect to BRCOM or any of its Subsidiaries (other than a proceeding in connection with a Prepackaged Plan or a sale agreement executed prior to commencement of such proceedings which agreement contemplates a sale of all or substantially all of the assets of BRCOM and its Subsidiaries pursuant to Section 363 of the Bankruptcy Code); and

(iv) in the case of Wireless LLC,

(A) Debt relating to the acquisition of the Spectrum Assets not to exceed $60,000,000 in aggregate principal amount at any time outstanding,

(B) Capitalized Leases, Debt secured by Liens permitted by Section 5.02 (a)(iv) or unsecured Debt, in the case of such unsecured Debt, maturing after the Final Maturity Date of the Term D Facility, in the ordinary course of business for borrowed money or for the deferred purchase price of property or services, not to exceed $50,000,000 in aggregate principal amount at any time outstanding under this clause (B), provided that any Debt outstanding under this clause (B) of a type described in Section 5.02(b)(iii)(B), (C) or (E), as the case may be, will automatically reduce the amount of Debt of such type permitted to be outstanding at such time under such clause (B), (C) or (E), as applicable,

(C) Debt of the type and subject to the restrictions set forth in Sections 5.02(b)(ii) and 5.02(b)(iii)(F) and (I), and

(D) Debt (x) existing on May 1, 2002 and (y) refinancings of such Debt, in the case of clause (y), subject to the restrictions set forth in Section 5.02(b)(iii)(D) except that no Surviving Debt to be refinanced pursuant to this clause (D) that is owed to CBI or to a Subsidiary of CBI may be refinanced with Debt owed to a Person other than a Subsidiary of

CBI; provided that any Debt outstanding at any time under clause (x) of a type described in any clause of Section 5.02(b)(iii) will automatically reduce the amount of Debt of such type permitted to be outstanding at such time under such clause of Section 5.02(b)(iii), as applicable.

(v) in the case of BRCOM and its Subsidiaries,

(A) Debt under the Loan Documents,

(B) Debt secured by Liens permitted by Section 5.02(a)(iv) existing on the Effective Date not to exceed $75,000,000 in aggregate principal amount at any time outstanding, provided that any Debt outstanding under this clause (B) of a type described in Section 5.02(b)(iii)(B), will automatically reduce the amount of Debt of such type permitted to be outstanding at such time under Section 5.02(b)(iii)(B),

(C) Capitalized Leases existing on the Effective Date not to exceed in the aggregate $125,000,000 at any time outstanding, and to the extent included in “Capitalized Leases” for purposes of GAAP, IRUs incurred in the ordinary course of business provided that any Debt outstanding under this clause (C) of a type described in Section 5.02(b)(iii)(C), will automatically reduce the amount of Debt of such type permitted to be outstanding at such time under Section 5.02(b)(iii)(C),

(D) the Surviving Debt (other than Debt under Section 5.02(b)(v)(C) above), and any Debt extending the maturity of, or refunding, renewal or refinancing, in whole or in part, any Surviving Debt, provided that the terms of any such extending, refunding, renewal or refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are otherwise permitted by the Loan Documents, provided further that (1) the principal amount of such Surviving Debt shall not be increased above the principal amount thereof outstanding (plus accrued interest and fees thereon) immediately prior to such extension, refunding, renewal or refinancing, (2) the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding, renewal or refinancing (other than in connection with a BRCOM Exchange), (3) such Surviving Debt as so refunded, refinanced or renewed shall not mature prior to the stated maturity date or mandatory redemption date of the Surviving Debt being so extended, refunded, refinanced or renewed, (4) if the Surviving Debt being so extended, refunded, refinanced or renewed is subordinated in right of payment or otherwise to the Obligations of the Borrowers or any of their Subsidiaries under and in respect of the Loan Documents, such extended, refunded, renewed or refinanced Surviving Debt shall be subordinated to such Obligations to at least the same extent, (5) such Surviving Debt as so refunded, refinanced or renewed shall not contain any grant of collateral or rights to collateral or any covenants or defaults that are more restrictive, or subordination terms that are more narrow, in any material respect than the terms of the Surviving Debt being so extended, refunded, refinanced or renewed and (6) such Surviving Debt as so refunded, refinanced or renewed will not provide any put, redemption or prepayment right, or any amortization or maturity date, prior to the end of the Facilities Period,

(E) Debt in respect of intercompany notes issued by BRCOM or its Subsidiaries to any member of the CBI Group,

(F) Debt under the Escrow Agreements or under the Security Agreement (as defined in the BCSI Sale Agreement) and all joint and several obligations of the Sellers (as defined in the BCSI Sale Agreement) under the BCSI Sale Agreement,

(G) endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business,

(H) Debt consisting of debits and credits among BRCOM and its Subsidiaries arising under the CBI Cash Management System,

(I) unsecured Debt in an amount not to exceed $10,000,000, and

(J) Capitalized Leases and vendor financing entered into after the Effective Date not to exceed in the aggregate $10,000,000 at any time outstanding.

(c) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried on at the date hereof, it being agreed that no transaction under Section 5.02(e)(ix) shall constitute such a change.

(d) Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that:

(i) any Subsidiary of CBI may merge into or consolidate with any other Subsidiary of CBI and any Subsidiary of BRCOM may merge into or consolidate with any other Subsidiary of BRCOM, provided that, in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be a wholly owned Subsidiary of CBI or BRCOM, as the case may be, provided further that, in the case of any such merger or consolidation to which a Subsidiary Guarantor is a party, the Person formed by such merger or consolidation shall be a Subsidiary Guarantor (or, any transaction to which BCSI is a party, a Borrower);

(ii) CBI may merge with or into any wholly owned Subsidiary of CBI that is formed solely for the purpose of effecting a corporate name change and the transfer of related intellectual property, provided that CBI is the surviving corporation in respect of such merger;

(iii) (A) after the consummation of a sale of all or substantially all of the assets of BRCOM and its Subsidiaries in accordance with Section 5.02(e)(ix) or the consummation of a confirmed plan of reorganization under Chapter 11 of the Federal Bankruptcy Code with respect to BRCOM, Cincinnati Bell Any Distance, Inc. may merge with or into Broadwing Telecommunications Inc.; provided that the surviving corporation in respect of such merger shall be deemed to be a Subsidiary of CBI for all purposes hereunder notwithstanding that it may be a Subsidiary of BRCOM, and CBI shall deliver written notice to the Administrative Agent to that effect, and (B) after the disposition by Cincinnati Bell Technologies Solutions Inc. (“CBTS”) of substantially all its BRCOM- related businesses, CBI may, in its discretion, by written notice to the Administrative Agent, specify that CBTS shall be deemed to be a Subsidiary of CBI for all purposes hereunder and under the Loan Documents notwithstanding that it may be a Subsidiary of BRCOM, and from and after the delivery of such notice CBTS shall be so deemed;

(iv) any Mutual Subsidiary may merge into another Mutual Subsidiary or into BCSI, and

(v) following the completion of a BRCOM Exchange in respect of 66 2/3% or more of the outstanding BRCOM Exchangeable Preferred Stock, BRCOM may merge with a newly formed special purpose Subsidiary of CBI, provided that the surviving corporation in respect of such merger shall be deemed to be BRCOM for all purposes hereunder, including without limitation, the covenants set forth in Section 5.01(t);

provided, however, that in each case, immediately after giving effect thereto, no event shall occur and be continuing that constitutes a Default and, in the case of any such merger to which BCSI is a party, BCSI is the surviving corporation.

(e) Sales, Etc., of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets other than Inventory to be sold in the ordinary course of its business, except:

(i) dispositions of inventory in the ordinary course of its business, including, without limitation, fiber swaps and capacity swaps in the ordinary course of business;

(ii) dispositions of equipment which, in the aggregate during any Fiscal Year, have a fair market value or book value, whichever is greater, of $250,000 or less;

(iii) dispositions of property that is substantially worn, damaged, obsolete or, in the reasonable judgment of the applicable Borrower, no longer best used or useful in the conduct of its business or operations or that of any of its Subsidiaries;

(iv) transfers of assets necessary to give effect to merger or consolidation transactions permitted by Section 5.02(d); provided, however, that no assets shall be transferred hereunder by any Loan Party to CBT or its Subsidiaries in an amount exceeding $1,000,000 in book value of assets;

(v) the disposition of cash or investment securities in the ordinary course of management of the investment portfolio of the applicable Borrower and its Subsidiaries and any disposition of any Investment acquired as consideration received in respect of or as a result of any transaction under Section 5.02(e)(ix);

(vi) the sale or discount without recourse of delinquent accounts receivable or notes receivable for collection purposes, or the conversion or exchange of delinquent accounts receivable into or for notes receivable in connection with the compromise or collection thereof, each in the ordinary course of business and not intended to constitute a financing arrangement;

(vii) operating leases entered into in the ordinary course of business and subleases of real property and licenses of intellectual property in the ordinary course of its business, in each case, not intended to constitute a financing arrangement;

(viii) so long as immediately before and after giving effect to such asset sale, no event shall occur and be continuing that constitutes a Default, Restricted Asset Dispositions. “Restricted Asset Dispositions” means

(A) any sale of assets of CBI and its Subsidiaries not otherwise permitted to be sold, leased, transferred or disposed of pursuant to this Section 5.02(e) so long as the fair market value of all of the property and assets of CBI and its Subsidiaries so sold, leased, transferred or otherwise disposed of pursuant to this clause (viii) does not exceed $50,000,000 per annum, provided, that (x) the gross proceeds received from any such sale shall be at least equal to the fair market value of the property and assets so sold, leased, transferred or otherwise disposed of, determined at the time of such sale, lease, transfer or other disposition and (y) at least 80% of the value of the aggregate consideration received from any such sale, lease, transfer or other disposition shall be in cash and shall be received within 5 Business Days after the date of consummation of such transaction; or

(B) any sale of or granting of any interest in dark fiber or IRUs in dark fiber or fiber capacity, provided (i) that such sale or granting would not result in CBI and its Subsidiaries having the cumulative indefeasible right to use the telecommunications capacity on less than 12 Backbone

Fibers, and (ii) that the Responsible Officers or Board of Directors, as the case may be, of CBI has determined in good faith that the disposition of the fiber capacity involved in such sale or granting would not cause a shortage of fiber capacity to CBI or any of its Subsidiaries that would interfere with CBI’s or any of its Subsidiaries’ ability to continue to provide telecommunications services at the then current level and those levels projected over the term of this Agreement, provided that, CBI shall, on the date of receipt by any Loan Party or any of its Subsidiaries of the Net Cash Proceeds from any such sale, lease, transfer, or other disposition pursuant to this subclause (viii), prepay the Advances pursuant to, and in the amount and order of priority set forth in, Section 2.06(b)(ii), as specified therein unless such Net Cash Proceeds in an amount not to exceed $20,000,000 in any Fiscal Year are reinvested in the existing lines of business as of the Effective Date of CBI and its Subsidiaries with reasonable promptness and, in any event, not later than 3 months from the date of receipt thereof. The failure of CBI to prepay the Advances with such Net Cash Proceeds on the date of receipt of such proceeds shall constitute a representation by CBI as of such date that the Net Cash Proceeds from such sale, lease, transfer or other disposition will be reinvested in the existing lines of business of CBI and its Subsidiaries with reasonable promptness and, in any event, not later than 3 months from the date of receipt thereof and that such reinvested Net Cash Proceeds do not exceed $20,000,000 in aggregate for such Fiscal Year. The quarterly compliance certificate of the Chief Financial Officer of CBI delivered pursuant to Section 5.03(c) shall contain a certification by such officer that all such Net Cash Proceeds received during such fiscal quarter from each asset sale pursuant to this subclause (viii) will be so reinvested within such time period and all such Net Cash Proceeds so reinvested during such Fiscal Year do not exceed such dollar limit. A Responsible Officer of CBI shall notify the Administrative Agent in writing on the date of receipt of such Net Cash Proceeds in the event that such Net Cash Proceeds will not be so reinvested within such 3 month period or if the amount of reinvested Net Cash Proceeds exceeds $20,000,000 in such Fiscal Year and such Net Cash Proceeds shall be applied within 3 Business Days following receipt of such Net Cash Proceeds to prepay the Advances outstanding at such time pursuant to, and in the amount and order of priority set forth in Section 2.06(b)(ii);

(ix) the sale, lease, transfer or other disposition in one or more transactions of all or substantially all of the assets of BRCOM and its Subsidiaries for cash or other consideration and/or the assumption of liabilities of BRCOM and its Subsidiaries; provided that:

(A)	so long as no BRCOM Event of Default specified under Section 7.03(b) shall have occurred with respect to BRCOM or any of its Subsidiaries (other than a proceeding in connection with a Prepackaged Plan or a sale agreement executed prior to commencement of such proceedings which agreement contemplates a sale of all or substantially all of the assets of BRCOM and its Subsidiaries pursuant to Section 363 of the Bankruptcy Code), promptly after the determination of the BRCOM Net Cash Proceeds in respect thereof, 60% of the BRCOM Net Cash Proceeds from any such disposition shall be applied to prepay the Advances in the order of priority set forth in Section 2.06(b)(ii),

(B)	if a BRCOM Event of Default specified under Section 7.03(b) (other than a proceeding in connection with a Prepackaged Plan or a sale agreement executed prior to commencement of such proceedings which agreement contemplates a sale of all or substantially all of the assets of BRCOM and its Subsidiaries pursuant to Section 363 of the Bankruptcy Code) shall have occurred and be continuing with respect to BRCOM or any of its Subsidiaries, promptly after the determination of the BRCOM Net Cash Proceeds in respect thereof, 100% of the Net Cash Proceeds from any such disposition shall be applied to prepay the Advances in the order of priority set forth in Section 2.06(b)(ii),

(C)	the remaining 40% of BRCOM Net Cash Proceeds (together with any unused portion of the BRCOM Maximum Investment) may be applied (x) to the prepayment of the BRCOM Senior Subordinated Notes and the BRCOM 12 1/2% Senior Notes and (y) to amounts paid in connection with a BRCOM Exchange to the extent permitted under Section 5.02(u),

(D)	collected cash balances remaining at BRCOM and its Subsidiaries on the first anniversary of such disposition that are not required in the ongoing business of BRCOM and its Subsidiaries and are not being held in reserves taken in respect of good faith estimates of amounts that may be required to be paid in respect of non-discharged liabilities or claims in the future shall be applied to prepay the Advances in the order of priority set forth in Section 2.06(b)(ii),

(E)	CBI may retain part of the Net Cash Proceeds for the payment of current ordinary course operating expense obligations of BRCOM and its Subsidiaries and in respect of reserves in accordance with GAAP for good faith estimates of amounts that may be required to be paid in respect of non-discharged liabilities or claims in the future; provided that (w) CBI shall advise the Administrative Agent of the aggregate amount so retained, (x) such amounts shall be applied to prepay Revolving Credit Borrowings (without any reduction of the Revolving Credit Commitments) and a portion of the Revolving Credit Commitments (the “Reserved Commitments”) equal to such amount shall thereafter be available solely for the uses specified in this paragraph (E) or to prepay the

Advances in the order of priority set forth in Section 2.06(b)(ii) (it being understood that if CBI intends that any portion of the Revolving Credit Borrowing is to be used for any such purpose it shall give the Administrative Agent written notice of the amount thereof to be so used and the amount of the Reserved Commitments remaining after giving effect to such use), (y) at the time CBI determines that all such operating expenses or such non- discharged liabilities or contingent liabilities are actually paid or otherwise satisfied, CBI shall so advise the Administrative Agent and shall make a request for a Revolving Credit Borrowing in the amount of the unused portion of the Reserved Commitments and shall apply the proceeds of such Borrowing to prepay the Advances in the order of priority set forth in Section 2.06(b)(ii), and (z) from time to time, if CBI determines that the unused portion of the Reserved Commitments exceeds the amount of all such operating expenses or such non-discharged liabilities or contingent liabilities that have not at such time yet been paid or otherwise satisfied, CBI may so advise the Administrative Agent and make a request for a Revolving Credit Borrowing in the amount of such excess and apply the proceeds of such Borrowing to prepay the Advances in the order of priority set forth in Section 2.06(b)(ii), provided further that (1) upon the occurrence of a Default under Section 7.01(a), (f) or 7.03(b) or an Event of Default, a request for a Revolving Credit Borrowing shall automatically be deemed to have been made by CBI in an amount equal to the amount of Reserved Commitments or (2) upon the request of the Agents upon the occurrence of any other Default (other than a Default specified in clause (1) above) or in the event that the Minimum Liquidity (including the amount of the Reserved Commitments) is less than $50,000,000, CBI shall make a request for a Revolving Credit Borrowing in an amount equal to such Reserved Commitments and upon such request or deemed request, (x) the proceeds of such Revolving Credit Borrowing shall be deposited by CBI to a deposit account maintained with the Administrative Agent in which the Administrative Agent, for the benefit of the Lender Parties, has a security interest pursuant to the terms of the Security Agreements, and (y) such funds will be held in such deposit account as Collateral for the Obligations hereunder pursuant to the terms of the Security Agreements; provided still further that (x) so long as no Default under Section 7.01(a), (f) or 7.03(b) or Event of Default exists, CBI may withdraw funds from such account in accordance with the terms of the Security Agreements for the uses specified in this paragraph (E) or to prepay the Advances in the order of priority set forth in Section 2.06(b)(ii) and (y) if, at the time such operating expenses or such non-discharged liabilities or contingent liabilities are actually paid or otherwise satisfied, the amount of the funds reserved therefor exceeds the amount paid or otherwise satisfied, then CBI shall prepay the Advances in accordance with Section 2.06(b)(ii) in an amount equal to such excess reserve, and

(F)	CBI shall use commercially reasonable efforts to dispose of any consideration (other than cash, assumption of liabilities and any Equity Interest in C III Communications, LLC, or any Affiliate thereof not to exceed 5% of the total Equity Interests outstanding of such issuance, in connection with the BCSI Sale Agreement) received in respect of such sale, lease, transfer or other disposition for cash as promptly as reasonably practicable and for fair value subject to restrictions on sales of such non-cash assets contained in any agreement or instrument in respect of such non-cash asset and shall promptly thereafter prepay the Advances in accordance with Section 2.06(b)(ii) in an amount equal to 60% of such BRCOM Net Cash Proceeds; and

(x) any sale, lease, transfer or other disposition of any asset of CBI and its Subsidiaries that constituted or resulted from a Permitted BRCOM Transaction so long as at such time no BRCOM Event of Default specified under Section 7.03(b) shall have occurred with respect to BRCOM or any of its Subsidiaries (other than a proceeding in connection with a Prepackaged Plan or a sale agreement executed prior to commencement of such proceedings which agreement contemplates a sale of all or substantially all of the assets of BRCOM and its Subsidiaries pursuant to Section 363 of the Bankruptcy Code).

(f) Investments in Other Persons. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person, unless such investment satisfies the requirements of one or more of (i) through (xiv) below:

(i) equity Investments by CBI and its Subsidiaries (including BRCOM and its Subsidiaries) in their Subsidiaries outstanding on the date hereof and (A) additional investments in wholly owned Subsidiaries of CBI that are Subsidiary Guarantors, (B) additional investments in Excluded Entities other than the Mutual Subsidiaries in an aggregate amount invested from January 12, 2000 not to exceed $10,000,000, (C) additional investments in Foreign Subsidiaries in an aggregate amount invested from January 12, 2000 not to exceed $2,000,000, and (D) additional investments in Cincinnati Bell Wireless LLC (x) in an aggregate amount invested from January 12, 2000 not to exceed $25,000,000 and (y) other investments resulting in it or its Subsidiaries owning the Spectrum Assets;

(ii) loans and advances to employees in the ordinary course of the business of CBI and its Subsidiaries as presently conducted in an aggregate principal amount not to exceed $25,000,000 at any time outstanding; provided, however, for purposes of this Section, “advances” will not restrict advances for travel expenses to employees advanced and repaid in the ordinary course of business; provided further that such loans and advances are made in compliance with Section 5.01(t)(iv);

(iii) Investments by CBI and its Subsidiaries (including BRCOM and its Subsidiaries) in Cash Equivalents;

(iv) Investments existing on the date hereof and described on Schedule 4.01(v) hereto;

(v) Investments by CBI in Hedge Agreements permitted under Section 5.02(b)(i)(A);

(vi) Investments consisting of intercompany Debt permitted under Section 5.02(b)(ii);

(vii) other Investments made prior to May 1, 2002 and other Investments made on or after May 1, 2002 (other than Investments in CBI and the Mutual Subsidiaries made after April 15, 2002) in an aggregate amount invested not to exceed $25,000,000 at any time with Investments valued, in the case of each Investment, at the time such Investment is made less the aggregate amount of Investments made under Section 5.02(f)(viii) (it being understood that any Investment may continue to be held if permitted when made notwithstanding subsequent changes in the value of such Investment), provided that with respect to Investments made under this clause (vii): (1) any newly acquired or organized Subsidiary of CBI or any of its Subsidiaries shall be a wholly owned Subsidiary of CBI or its Subsidiaries; (2) immediately before and after giving effect thereto, no Default shall have occurred and be continuing or would result therefrom; (3) any company or business acquired or invested in pursuant to this clause (vii) shall be in the same line of business (or a related line of business) as the business of CBI or any of its Subsidiaries; (4) immediately after giving effect to the acquisition of a company or business pursuant to this clause (vii), CBI shall be in pro forma compliance with the covenants contained in Section 5.04, calculated based on the financial statements most recently delivered to the Lender Parties pursuant to Section 5.03 and as though such acquisition had occurred at the beginning of the four-quarter period covered thereby, as evidenced by a certificate of the Chief Financial Officer of CBI delivered to the Lender Parties demonstrating such compliance; (5) CBI and/or its Subsidiaries and such newly created or acquired Subsidiary shall comply with the requirements of 5.01(j); (6) any Investment made under this clause (vii) that is not an acquisition of an Equity Interest shall be made by a Subsidiary of CBI that is a Subsidiary Guarantor; and (7) no Investment made under this clause (vii) may be made in BRCOM or any of its Subsidiaries unless such Investment is a Permitted BRCOM Transaction and BRCOM and/or such Subsidiary and such newly created or acquired Subsidiary shall comply with the requirements of 5.01(j);

(viii) Investments other than Investments in CBI and the Mutual Subsidiaries made after April 15, 2002 in an aggregate amount of $50,000,000 for any investments valued as of the date such Investment is made, including, without limitation, joint ventures; provided, however, that with respect to any joint venture, such Investment shall be (1) made through a newly organized bankruptcy remote special purpose vehicle, wholly owned by CBI or any of its Subsidiaries; (2) immediately before and after giving effect thereto, no Default shall have occurred and be continuing or would result therefrom; (3) any company or business acquired or invested in pursuant to this clause (viii) shall be in the same line of business (or related line of business) as the business of CBI or any of its Subsidiaries; (4) CBI and/or its Subsidiaries and such newly created or acquired Subsidiary shall comply with the requirements of 5.01(j); (5) neither the Borrowers nor any of their Subsidiaries (other than such special purpose vehicle) shall become liable for the Debt of the joint venture except to the extent the Borrowers or such Subsidiary would be permitted under Section 5.02(b) to incur such Debt; and (6) any company or business acquired or invested in pursuant to this clause (viii) shall not be or become a Subsidiary of BRCOM unless such Investment is a Permitted BRCOM Transaction and BRCOM and such newly created or acquired Subsidiary shall comply with the requirements of 5.01(j);

(ix) Investments consisting of debits and credits between BRFS LLC and CBI and its Subsidiaries (including BRCOM and its Subsidiaries) pursuant to the CBI Cash Management System; provided that such Investments between BRFS LLC and CBI shall be subject to the restrictions set forth in Section 5.02(f)(xi), and Investments that arose under the centralized cash management system between CBI and its Subsidiaries (including BRCOM and its Subsidiaries) prior to May 31, 2002; provided further that all such Investments made by CBI and each Subsidiary Guarantor are evidenced by promissory notes and constitute Pledged Debt;

(x) Investments consisting of loans, advances and payables due from suppliers or customers made by the Borrowers or their Subsidiaries in the ordinary course of business;

(xi) Investments consisting of cash advances to CBI to pay (x) CBI Administrative Expenses, (y) dividends and payments referred to in clauses (iv) and (v) of Section 5.02(g) and (z) debt service for Debt of CBI that is permitted under this Agreement; provided that (1) such advances are evidenced by promissory notes, in form and substance satisfactory to the Agents, and such promissory notes shall be pledged as security for the Obligations of the holder thereof under the Loan Documents to which such holder is a party and delivered to the Administrative Agent pursuant to the terms of the Security Agreements, (2) such advances are not made earlier than 1 Business Day before the day that the obligations are to be paid and (3) the proceeds of such advances are either deposited directly to a deposit account maintained with the Administrative Agent or another Lender and in which the Administrative Agent, for the benefit of the

Lenders, has a security interest pursuant to the terms of the Security Agreements or applied directly for a purpose referred to in clause (x), (y) or (z) above; provided further, however, that if a Blocking Event has occurred and is continuing, no such Investments shall be made in respect of a payment on the New Notes or the Other Permitted Equity;

(xii) Investments in respect of Permitted Obligations;

(xiii) (I) Investments by CBI and its Subsidiaries in BRCOM and its Subsidiaries outstanding on the date hereof, and (II) each additional Investment by CBI and its Subsidiaries in BRCOM and its Subsidiaries that at the time created, incurred, assumed, made or otherwise arising constituted or resulted from a Permitted BRCOM Transaction so long as at such time no BRCOM Event of Default specified under Section 7.03(b) shall have occurred with respect to BRCOM or any of its Subsidiaries (other than a proceeding in connection with a Prepackaged Plan or a sale agreement executed prior to commencement of such proceedings which agreement contemplates a sale of all or substantially all of the assets of BRCOM and its Subsidiaries pursuant to Section 363 of the Bankruptcy Code);

(xiv) any Investment acquired as consideration received in respect of or as a result of any transaction under Section 5.02(e)(ix); and

(xv) Investments by BRCOM and its Subsidiaries in BRCOM and its Subsidiaries;

provided that no Investments shall be made on or after April 15, 2002 in Excluded Entities other than (x) Investments in Wireless LLC, (y) Investments consisting of debits and credits arising pursuant to the CBI Cash Management System (including such Investments made by Excluded Entities that are Subsidiaries of BRCOM prior to the date that is 30 days after the Effective Date); provided that all such cash advances made to such Excluded Entities constitute Pledged Debt; provided further that all such Investments made to the Mutual Subsidiaries be in an amount not to exceed $100,000 in aggregate at any time, and (z) in the case of CBT, Investments made pursuant to Section 5.02(f)(vi)).

(g) Restricted Payments. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such or issue or sell any Equity Interests or accept any capital contributions, or permit any of its Subsidiaries to do any of the foregoing, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in CBI or to issue or sell any Equity Interests therein (each a “Restricted Payment”), except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(i) CBI may declare and pay dividends and distributions payable only in common stock of CBI or issue common stock of CBI to officers, directors and employees as part of compensation arrangements,

(ii) any Subsidiary may (A) declare and pay cash dividends to any other wholly owned Subsidiary of CBI (including BRCOM and its Subsidiaries) of which it is a Subsidiary and (B) accept capital contributions from its parent to the extent permitted under Sections 5.02(f)(i) and 5.02(f)(xii),

(iii) BRCOM may declare and pay scheduled dividend payments on the BRCOM Exchangeable Preferred Stock,

(iii) CBI may declare and pay scheduled dividend payments on the Convertible Preferred Stock and the Other Permitted Equity,

(iv) payments pursuant to stock option plans or other stock related benefit plans approved by the Board of Directors of the Borrowers and in the ordinary course of business made to directors, officers, and employees of the Borrowers to repurchase capital stock of the Borrowers or equity equivalents of the Borrowers held by such Persons in case of resignation, the cessation of the employment or retirement of such Person (by death, disability or otherwise),

(v) any Subsidiary of CBI (including BRCOM and its Subsidiaries) may:

(A) declare and pay cash dividends to CBI to pay (x) CBI Administrative Expenses, (y) dividends and payments referred to in clauses (iv) and (v) of Section 5.02(g) and (z) debt service for Debt of CBI that is permitted under this Agreement; provided that (1) such dividends are not paid earlier than 1 Business Day before the day that the obligations are to be paid and (2) the proceeds of such dividends are deposited directly to a deposit account maintained with the Administrative Agent in which the Administrative Agent, for the benefit of the Lenders, has a security interest pursuant to the terms of the Security Agreements or applied directly for a purpose referred to in clause (x), (y) or (z) above, and

(B) distribute non-cash assets to CBI in connection with the merger or consolidation of a Subsidiary; provided that no Default has occurred and is continuing at the time of such transfer and the distribution of such non-cash assets is accompanied by a substantially simultaneous transfer of such non-cash assets from CBI to another Subsidiary,

(vi) (x) any Subsidiary of CBI (including BRCOM and its Subsidiaries) may make a dividend of Equity Interests, or distribution of Equity Interests, of any of its Subsidiaries to CBI or any wholly-owned Subsidiary of CBI that is a Subsidiary Guarantor and (y) Mutual Signal Holding Corp. may distribute all or substantially all of its assets to BCSI; provided in the case of clauses (x) and (y)

such dividend or distribution is not materially adverse to the Lenders in the sole determination of the Administrative Agent.

(viii) CBI may issue and sell additional common stock for cash; provided that 50% of the Net Cash Proceeds of such issuance of additional common stock (other than common stock issued to employees, officers and directors as part of compensation arrangements) in excess of the first $50,000,000 in aggregate of such Net Cash Proceeds received pursuant to this clause (viii) and clause (x) below shall be applied to prepay the Facilities first ratably to the Term A Advances, the Term B Advances, the Term C Advances and the Term D Advances and to the remaining installments thereof pro rata and second to the Revolving Credit Advances as set forth in clause 2.06(b)(v); provided further that the Administrative Agent shall have received a certificate of a Responsible Officer of CBI certifying that after giving effect to such issuance, CBI and its Subsidiaries are on a pro forma basis in compliance with Section 5.04 during the Facilities Period,

(ix) CBI may issue additional common stock upon the conversion of any of the Convertible Preferred Stock and the Other Permitted Equity,

(x) CBI may issue and sell Other Permitted Equity for cash; provided that 50% of the Net Cash Proceeds of the issuance of such Other Permitted Equity in excess of the first $50,000,000 in aggregate of such Net Cash Proceeds received pursuant to this clause (x) and clause (viii) above shall be applied to prepay the Facilities first ratably to the Term A Advances, the Term B Advances, the Term C Advances and the Term D Advances and to the remaining installments thereof pro rata and second to the Revolving Credit Advances as set forth in clause 2.06(b)(v); provided further that the Administrative Agent shall have received a certificate of a Responsible Officer of CBI certifying that after giving effect to such issuance, CBI and its Subsidiaries are on a pro forma basis in compliance with Section 5.04 during the Facilities Period,

(xi) as part of any BRCOM Exchange, (1) BRCOM may redeem the BRCOM Exchangeable Preferred Stock and (2) CBI may issue capital or preferred stock or other Equity Interests of CBI (including capital or preferred stock or other Equity Interests of CBI issued to a third party provided that the proceeds of such issuance are applied to the prepayment or retirement of the BRCOM Senior Subordinated Notes); provided that (A) any such preferred stock or other Equity Interest (x) contains only pay in kind interest payment obligations during the Facilities Period, and (y) is not convertible or exchangeable for any Equity Interests other than common stock of CBI, (B) the aggregate amount of cash paid in respect of redemptions, repayments or fees in connection with all BRCOM Exchanges shall not exceed the amounts agreed to in writing by CBI and the Agents and (C) any instrument or agreement evidencing such preferred stock or other Equity Interest entered into in connection with a BRCOM Exchange will not contain any grant of collateral or rights to collateral or any covenants or defaults that are more restrictive, or subordination terms that are more narrow, in any material respect than the terms of the Oak Hill Indenture and will not provide any put, redemption or prepayment right, or any amortization or maturity date, prior to the end of the Facilities Period,

(xii) CBI may issue the Warrants and additional shares of common stock of CBI upon exercise of the Warrants in accordance with the terms of the Warrant Agreement as in effect on the date hereof, and

(xiii) CBI and its Subsidiaries may effect any such transaction that at the time so effected constituted or resulted from a Permitted BRCOM Transaction so long as at such time no BRCOM Event of Default specified under Section 7.03(b) shall have occurred with respect to BRCOM or any of its Subsidiaries (other than a proceeding in connection with a Prepackaged Plan or a sale agreement executed prior to commencement of such proceedings which agreement contemplates a sale of all or substantially all of the assets of BRCOM and its Subsidiaries pursuant to Section 363 of the Bankruptcy Code).

(h) Amendments of Constitutive Documents. Amend, or permit any of its Subsidiaries to amend, its certificate of incorporation or bylaws or other constitutive documents, except (i) in connection with any BRCOM Exchange, or (ii) where such amendment could not reasonably be expected to have a Material Adverse Effect or to adversely affect the rights or interests of the Lender Parties; provided that copies of any such amendment to the certificate of incorporation, by-laws or other constitutive documents of any Borrower or any Subsidiary shall be delivered promptly to the Administrative Agent.

(i) Accounting Changes. Make or permit, or permit any of its Subsidiaries (other than BRCOM and its Subsidiaries) to make or permit, any change in (i) accounting policies or reporting practices, except as required by generally accepted accounting principles, or (ii) Fiscal Year.

(j) Prepayments, Etc., of Debt. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, except (i) the prepayment of the Advances in accordance with the terms of this Agreement, (ii) the repurchase of the BRCOM Senior Subordinated Notes and the BRCOM 12 1/2% Senior Notes to the extent permitted under Section 5.02(e)(ix)(C) or otherwise repurchase the BRCOM 12 1/2% Senior Notes for an aggregate amount not to exceed an amount agreed to in writing by CBI and the Agents or, (iii) regularly scheduled or required repayments or redemptions of Surviving Debt so long as such repayment or redemption does not violate any subordination terms of such Surviving Debt, (iv) consummation of any BRCOM Exchange to the extent permitted under Sections 5.02(b)(i)(F) and 5.02(g)(xi), (v) the payment of guaranty obligations of CBI in respect of Permitted Obligations, (vi) the tender of Junior Notes to effect the exercise of the Warrants to the extent provided in the Junior Note Documents in effect on the date hereof, (vii) the Oak Hill Refinancing, or

(viii) refinancing, in whole or in part, of Surviving Debt to the extent permitted under Section 5.02(b)(iii)(D) or (b)(v)(D), or amend, modify or change in any manner any term or condition of any Surviving Debt or Subordinated Debt, or permit any of its Subsidiaries to do any of the foregoing other than to prepay any Debt payable to the Borrowers provided that, with respect to any prepayment of Debt of any member of the BRCOM Group by any member of the CBI Group, such prepayment is permitted under Section 5.02(f)(xiii), and amendments, modifications or changes to any instrument relating to the BRCOM Senior Subordinated Notes in connection with any BRCOM Exchange to the extent permitted under Sections 5.02(b)(i)(F) or any such amendments, modifications or changes to any Surviving Debt in connection with a refinancing of Surviving Debt to the extent permitted pursuant to Section 5.02(b)(iii)(D) or (b)(v)(D).

(k) Amendment, Etc., of Related Documents. Cancel or terminate any Related Document or consent to or accept any cancellation or termination thereof , amend, modify or change in any manner any term or condition of any Related Document or give any consent, waiver or approval thereunder, waive any default under or any breach of any term or condition of any Related Document, agree in any manner to any other amendment, modification or change of any term or condition of any Related Document or take any other action in connection with any Related Document, in each case if such action would in any material respect impair the value of the interest or rights of any Loan Party thereunder or the rights or interests of any Agent or any Lender Party, or permit any of its Subsidiaries to do any of the foregoing, other than terminations, amendments, modifications or changes to the Related Documents in connection with (i) effecting any BRCOM Exchange, (ii) to the extent permitted under Section 5.02(u), (iii) in connection with the Oak Hill Refinancing or (iv) in connection with a refinancing of Surviving Debt to the extent permitted pursuant to Section 5.02(b)(iii)(D) or (b)(v)(D).

(l) Negative Pledge. Enter into or suffer to exist, or permit any of its Subsidiaries (other than BRCOM and its Subsidiaries) to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets except (i) in favor of the Secured Parties or (ii) in connection with (A) any Surviving Debt to the extent such agreement is in effect on the date hereof (and any extension, renewal, refunding or replacement thereof), (B) any purchase money Debt permitted by Section 5.02(b)(iii)(B) solely to the extent that the agreement or instrument governing such Debt prohibits a Lien on the property acquired with the proceeds of such Debt, and (C) any agreement setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is a lease, license or conveyance of similar property or assets or (iii) provisions in the Junior Notes and customary provisions in the New Notes and the Refinancing Notes; provided such provisions permit Liens under the Loan Documents.

(m) Partnerships, Etc. Become a general partner in any general or limited partnership or joint venture, or permit any of its Subsidiaries (other than BRCOM and its Subsidiaries) to do so except to the extent that the investment in any such partnership or joint venture is an investment permitted by Section 5.02(f) and the indebtedness of any such entity (to the extent CBI or any Subsidiary is liable therefor) is permitted pursuant to Section 5.02(b).

(n) Speculative Transactions. Engage, or permit any of its Subsidiaries (other than BRCOM and its Subsidiaries) to engage, in any transaction speculative in nature, except those entered into in the ordinary course of business to eliminate or mitigate risks to which CBI or any of its Subsidiaries is exposed in the conduct of its business or the management of its liabilities (including but not limited to transactions entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise)).

(o) Formation of Subsidiaries; Existing Lines of Business. (i) Organize or invest, or permit any Subsidiary (other than BRCOM and its Subsidiaries) to organize or invest, in any new Subsidiary except as permitted under Sections 5.02(d) and 5.02(f)(i) or (ii) enter into, or permit any Subsidiary to enter into, any line of business other than the lines of business currently engaged in by CBI and its Subsidiaries on the Effective Date.

(p) Payment Restrictions Affecting Subsidiaries. Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries (other than BRCOM and its Subsidiaries) to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or invest in, CBI or any of its Subsidiaries (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) the Loan Documents, (ii) any agreement or instrument evidencing Surviving Debt as in effect on the date hereof, (iii) any Permitted Preferred Stock Documents, (iv) the Junior Notes, (v) the Refinancing Notes, and (vi) any Debt or preferred stock issued pursuant to a BRCOM Exchange in accordance with Sections 5.02(b)(i)(F) or 5.02(g)(xi).

(q) Section 355(e). With respect to CBI, take any action that could reasonably be expected to result in CBI being required to recognize gain under Section 355(e) of the Code.

(r) Exchange of BRCOM Exchangeable Preferred Stock. Exchange the BRCOM Exchangeable Preferred Stock into Debt except to the extent such Debt is permitted under Section 5.02(b)(i)(F).

(s) Deposit Accounts. (i) Except for accounts subject to the Escrow Agreements or any similar escrow accounts entered into pursuant to a sale agreement in accordance with Section 5.02(e)(ix) in lieu of the BCSI Sale Agreement, hold any deposit accounts of either Borrower or any of their Subsidiaries (other than payroll, workmen’s compensation, health and welfare, PAC accounts and similar types of accounts) that are not held with the Administrative Agent or with a third party bank subject to a control agreement that is in form and substance reasonably satisfactory to the Administrative Agent.

(ii) Upon release to the Borrowers or any of their Subsidiaries of any amounts in any account subject to an Escrow Agreement or any similar escrow accounts entered into pursuant to a sale agreement in accordance with Section 5.02(e)(ix) in lieu of the BCSI Sale Agreement, if CBI makes a good faith determination that additional amounts are needed to pay liabilities pursuant to Section 5.02(e)(ix)(E), CBI shall apply such amounts to prepay Revolving Credit Borrowings (without any reduction of the Revolving Credit Commitments) and such amounts shall increase the Reserved Commitments under Section 5.02(e)(ix)(E); provided that if the Reserved Commitments shall previously have been drawn to fund a collateral account pursuant to Section 5.02(e)(ix)(E), such amount shall instead be deposited to such account; provided further that if CBI makes a good faith determination that additional amounts are not needed to pay liabilities pursuant to Section 5.02(e)(ix)(E), such Net Cash Proceeds shall be applied to repay the Advances in accordance with clauses (A), (B) and (C) of Section 5.02(e)(ix).

(t) Negative Covenants Applicable to Wireless Holdco. Notwithstanding Section 5.02, permit Wireless Holdco to enter into or conduct any business, or engage in any activity (including, without limitation, any action or transaction that is restricted under Section 5.02 without regard to any of the enumerated exceptions to such covenants) other than providing general management services to Wireless LLC, holding the Equity Interests of Wireless LLC, exercising the voting rights and obligations as a member of Wireless LLC, holding and operating the Spectrum Assets, performing any obligations under the Loan Documents and engaging in other activities incidental and directly related to its existence and the foregoing.

(u) Covenant Regarding Other Debt Holders. In connection with obtaining the Oak Hill Waiver or any other waiver or forbearance by any holder of any Debt of any right to accelerate such Debt as a result of a Specified Default, (i) prior to the end of the Facilities Period, pay or otherwise provide cash fees, additional cash pay interest or other cash pay financial consideration in excess of the amounts agreed to in writing by CBI and the Agents to any holder of any such Debt or (ii) modify any existing agreement or instrument or enter into any additional agreement or instrument after the date hereof with any holder of any such Debt in connection with effecting any of the foregoing unless such modifications or additional agreements or instruments provide that (A) any additional payment obligations arising under any such modification or additional agreement or instrument shall be (x) permitted under clause (i) above or (y) payable in kind and not be subject to any put, redemption or prepayment right during the Facilities Period, and (B) no such modification will (w) add any collateral or rights to collateral, (x) advance any amortization requirement or maturity date, (y) change any covenant, default or provision with the result that it is in any material respect more restrictive (e.g., less favorable to the Borrowers or their Subsidiaries or the Lender Parties) than the terms of the Junior Notes Indenture or change any term of subordination with the result that it is in any material respect more narrow (e.g., less favorable to the Borrowers or their Subsidiaries or the Lender Parties) than the terms of the Junior Notes Indenture or (z) add any new covenant or default provision that is in any material respect more restrictive (e.g., less favorable to the Borrowers or their Subsidiaries or the Lender Parties) than the terms of the Junior Notes Indenture.

(v) Covenant Regarding BRCOM Cash and Cash Expenditures. Permit BRCOM and its Subsidiaries to (A) except as a result of any transaction permitted under Section 5.02(e)(ix), hold collected cash balances (net of any cash in accounts subject to the Escrow Agreements or other escrow arrangements permitted under Section 5.02(a)(xiii) or required under Section 5.02(e)(ix)(E)) in excess of $15,000,000 at any time, and (B) other than in connection with the payment of claims and liabilities following any transaction permitted under Section 5.02(e)(ix), make cash expenditures other than in the ordinary course of business consistent with past practices.

          SECTION 5.03. Reporting Requirements. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrowers will furnish to the Agents and the Lender Parties:

(a) Default Notice. As soon as possible and in any event within two days after the occurrence of each Default or any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of the chief financial officer of CBI setting forth details of such Default and the action that the Borrowers have taken and proposes to take with respect thereto.

(b) Annual Financials. As soon as available and in any event within 95 days after the end of each Fiscal Year, a copy of (1) the annual audit report for such year for CBI and its Subsidiaries (including BRCOM and its Subsidiaries), including therein a Consolidated balance sheet of CBI and its Subsidiaries (including BRCOM and its Subsidiaries) as of the end of such Fiscal Year and Consolidated and consolidating statements of income and Consolidated and consolidating statements of cash flows of CBI and its Subsidiaries (including BRCOM and its Subsidiaries) for such Fiscal Year, in each case accompanied by an opinion acceptable to the Required Lenders of PWC or other independent public accountants of recognized standing acceptable to the Required Lenders ( it being understood and agreed that a qualified opinion for Fiscal Year 2002 shall not be deemed to be not “acceptable” solely because of such qualification; provided that the Agents receive confirmation from PWC as to the absence of significant factors resulting in the qualification other than the financial condition and liquidity of BRCOM and the bankruptcy default relating to BRCOM in the Oak Hill Indenture), together with (i) a certificate of such accounting firm to the Lender Parties stating that in the course of the regular audit of the business of CBI and its Subsidiaries (including BRCOM and its Subsidiaries), which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof, (ii) a schedule in form satisfactory to the Administrative Agent of the computations used by such accountants in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Section 5.04, provided that in the event of any change in GAAP used in the preparation of such financial statements, CBI shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP, (2) the annual unaudited report for such year for CBI and its Subsidiaries (other than BRCOM and its Subsidiaries), including therein a Consolidated balance sheet of CBI and its Subsidiaries as of the end of such Fiscal Year and Consolidated and consolidating statements of income and Consolidated and consolidating statements of cash flows of CBI and its Subsidiaries for such Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by the Chief Financial Officer of CBI as having been prepared in accordance with GAAP, and (3) a certificate of the Chief Financial Officer of CBI stating that no Default has occurred and is continuing or, if a default has occurred and is continuing, a statement as to the nature thereof and the action that CBI has taken and proposes to take with respect thereto.

(c) Quarterly Financials. As soon as available and in any event within 50 days after the end of each of the first three quarters of each Fiscal Year, Consolidated and consolidating balance sheets of CBI and its Subsidiaries (including BRCOM and its Subsidiaries) and of CBI and its Subsidiaries (other than BRCOM and its Subsidiaries), in each case, as of the end of such quarter and Consolidated and consolidating statements of income and a Consolidated and consolidating statement of cash flows of CBI and its Subsidiaries (including BRCOM and its Subsidiaries) and of CBI and its Subsidiaries (other than BRCOM and its Subsidiaries), in each case, for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and Consolidated and consolidating statements of income and a Consolidated and consolidating statement of cash flows of CBI and its Subsidiaries (including BRCOM and its Subsidiaries) and of CBI and its Subsidiaries (other than BRCOM and its Subsidiaries), in each case, for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by the Chief Financial Officer of CBI as having been prepared in accordance with GAAP, together with (i) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that CBI has taken and proposes to take with respect thereto and (ii) a schedule in form satisfactory to the Administrative Agent of the computations used by CBI in determining compliance with the covenants contained in Section 5.04, provided that in the event of any change in GAAP used in the preparation of such financial statements, CBI shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP.

(d) Annual Forecasts. As soon as available and in any event no later than 15 days before the end of each Fiscal Year, forecasts prepared by management of CBI in form satisfactory to the Agents, of balance sheets, income statements and cash flow statements on a quarterly basis for the Fiscal Year following such Fiscal Year and on an annual basis for each Fiscal Year thereafter until the Final Maturity Date of the Term D Facility.

(e) Quarterly Cash Budget. As soon as available and in any event no later than 20 Business Days after the commencement of each fiscal quarter, (i) a forecasted budget of BRCOM’s cash expenditures for such fiscal quarter, (ii) a reconciliation of actual results to the budget for the immediately preceding fiscal quarter and (iii) a review and reconciliation for the immediately preceding fiscal quarter of all reserves referred to under Section 5.02(e)(ix)(E), with a copy delivered to FTI by CBI, which items shall be reviewed by FTI in consultation with CBI for one day each fiscal quarter at the expense of CBI not to exceed $10,000 plus reasonable out-of-pocket expenses per review; provided that the expense of each such review may be increased to not more than $25,000 plus reasonable out-of-pocket expenses if the First Stage Closing Date (as defined in the BCSI Sale Agreement) does not occur by June 30, 2003 or if the Agents reasonably determine that the scope of FTI’s review should be increased.

(f) Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Loan Party or any of its Subsidiaries of the type described in Section 4.01(f).

(g) Securities Reports. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that any Loan Party or any of its Subsidiaries sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements, that any Loan Party or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange (or, unless any Lender Party requests otherwise, if any mailing or filing is available electronically on Edgar, any website maintained by CBI or any other electronic source generally accessible, in lieu of providing physical copies, a notice of such mailing or filing may be given to each Lender Party together with instructions for the electronic retrieval thereof).

(h) Creditor Reports. Promptly after the furnishing thereof, copies of any statement or report furnished to any holder of Debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lender Parties pursuant to any other clause of this Section 5.03.

(i) Agreement Notices. Promptly upon receipt thereof, copies of all notices, requests and other documents received by any Loan Party or any of its Subsidiaries under or pursuant to any Related Document or instrument, indenture, loan or credit or similar agreement and copies of all notices of default or termination under or related to any Material Contract and, from time to time upon request by the Administrative Agent, such information and reports regarding the Related Documents, the Material Contracts and such instruments, indentures and loan and credit and similar agreements as the Administrative Agent may reasonably request.

(j) ERISA. (i) ERISA Events and ERISA Reports. (A) Promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a statement of the Chief Financial Officer of CBI describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto and (B) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information;

(ii) Plan Terminations. Promptly and in any event within five Business Days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan;

(iii) Plan Annual Reports. Promptly upon the request of either Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan; and

(iv) Multiemployer Plan Notices. Promptly and in any event within five Business Days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (A) or (B);

provided, however, that the statement under Section 5.03(i)(i)(A) and the notice under Section 5.03(i)(iv) are required to be given only if the event or circumstance identified in such statement or notice, when aggregated with any other events or circumstances required to be reported under this Section 5.03(i) could reasonably be expected to result in a Material Adverse Effect.

(k) Environmental Conditions. Promptly and in any event within five Business Days after a Responsible Officer becomes aware of the assertion or occurrence thereof, notice of:

(i) any condition or occurrence on or arising from any property owned or operated by any of the Loan Parties or any of their respective Subsidiaries that resulted or is alleged to have resulted in noncompliance by any such Loan Party or any such Subsidiary with any Environmental Law or Environmental Permit in such a manner as, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and

(ii) any condition or occurrence on any property owned or operated by any of the Loan Parties or any of their respective Subsidiaries that could reasonably be expected to cause such property to be subject to any restrictions on the ownership, occupancy, use or transferability by any such Loan Party or any such Subsidiary of such property under any Environmental Law which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

All such notices shall set forth in reasonable detail the nature of the condition, occurrence, removal or remedial action described therein and, in the case of each such condition or occurrence, the action that such Loan Party or such Subsidiary has taken and/or proposes to take with respect thereto.

(l) Insurance. As soon as available and in any event within 30 days after the end of each Fiscal Year, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as any Agent, or any Lender Party through the Administrative Agent, may reasonably specify.

(m) BRCOM Sale Information. At the end of each fiscal quarter following the First Stage Closing Date (as defined in the BCSI Sale Agreement) or any other closing of the sale of all or substantially all of the assets of BRCOM and its Subsidiaries pursuant to Section 5.02(e)(ix) if other than pursuant to the BCSI Sale Agreement, a report summarizing the amount of funds held in the accounts subject to an Escrow Agreement, all amounts held in reserve pursuant to Section 5.02(e)(ix)(E), and the status of the sale of assets of BRCOM and its Subsidiaries pursuant to the BCSI Sale Agreement (or any similar agreement entered into pursuant to Section 5.02(e)(ix) if other than the BCSI Sale Agreement).

(n) Other Information. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries as any Agent, or any Lender Party through the Administrative Agent, may from time to time reasonably request.

          SECTION 5.04. Financial Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder:

(a) Debt to EBITDA Ratio. CBI and its Subsidiaries, on a consolidated basis, will maintain at all times a Debt/EBITDA Ratio of not more than the amount set forth below during each period set forth below:

Period	Ratio

From January 1, 2003 through March 31, 2003	5.20
From April 1, 2003 through June 30, 2003	5.60
From July 1, 2003 through September 30, 2003	5.90

Period	Ratio

From October 1, 2003 through March 30, 2004	6.20
From March 31, 2004 through June 29, 2004	6.10
From June 30, 2004 through September 29, 2004	5.95
From September 30, 2004 through December 30, 2004	5.85
From December 31, 2004 through March 30, 2005	5.75
From March 31, 2005 through June 29, 2005	5.60
From June 30, 2005 through September 29, 2005	5.45
From September 30, 2005 through December 30, 2005	5.25
From December 31, 2005 through March 30, 2006	5.10
From March 31, 2006 through June 29, 2006	5.00
From June 30, 2006 through September 29, 2006	4.90
From September 30, 2006 December 30, 2006	4.75
From December 31, 2006 through March 30, 2007	4.70
From March 31, 2007 through June 29, 2007	4.65
From June 30, 2007 and thereafter	4.55

(b) Senior Secured Debt to EBITDA Ratio. CBI and its Subsidiaries, on a consolidated basis, will maintain at all times a Senior Secured Debt/EBITDA Ratio of not more than the amount set forth below during each period set forth below:

Period	Ratio

From January 1, 2003 through March 31, 2003	3.45
From April 1, 2003 through June 30, 2003	3.70
From July 1, 2003 through September 30, 2003	3.85

Period	Ratio

From October 1, 2003 through March 30, 2004	4.00
From March 31, 2004 through June 29, 2004	3.85
From June 30, 2004 through September 29, 2004	3.75
From September 30, 2004 through December 30, 2004	3.60
From December 31, 2004 through March 30, 2005	3.50
From March 31, 2005 through June 29, 2005	3.35
From June 30, 2005 through September 29, 2005	3.25
From September 30, 2005 thorough December 30, 2005	3.05
From December 31, 2005 through March 30, 2006	2.95
From March 31, 2006 through June 29, 2006	2.85
From June 30, 2006 through September 29, 2006	2.75
From September 30, 2006 through December 30, 2006	2.60
From December 31, 2006 through March 30, 2007	2.60
From March 31, 2007 through June 29, 2007	2.50
From June 30, 2007 and thereafter	2.45

(c) Interest Coverage Ratio. (i) Prior to the consummation of the Oak Hill Refinancing, CBI and its Subsidiaries, on a consolidated basis, will maintain at all times an Interest Coverage Ratio of not less than the amount set forth below during each period set forth below:

Period	Ratio

From January 1, 2003 through March 31, 2003	3.75
From April 1, 2003 through June 30, 2003	3.30
From July 1, 2003 through September 30, 2003	2.84

Period	Ratio

From October 1, 2003 through December 31, 2003	2.56
From January 1, 2004 through March 31, 2004	2.48
From April 1, 2004 through June 30, 2004	2.59
From July 1, 2004 through September 30, 2004	2.56
From October 1, 2004 through December 31, 2004	2.48
From January 1, 2005 through March 31, 2005	2.36
From April 1, 2005 through June 30, 2005	2.28
From July 1, 2005 through September 30, 2005	2.28
From October 1, 2005 through December 31, 2005	2.29
From January 1, 2006 through March 31, 2006	2.35
From April 1, 2006 through June 30, 2006	2.35
From July 1, 2006 through September 30, 2006	2.41
From October 1, 2006 through December 31, 2006	2.42
From January 1, 2007 through March 31, 2007	2.45
From April 1, 2007 through June 30, 2007 and thereafter	2.43

(ii) After the consummation of the Oak Hill Refinancing, CBI and its Subsidiaries, on a consolidated basis, will maintain at all times an Interest Coverage Ratio of not less than the amount set forth below during each period set forth below:

Period	Ratio

From October 1, 2003 through December 31, 2003	2.50
From January 1, 2004 through March 31, 2004	2.29
From April 1, 2004 through June 30, 2004	2.25
From July 1, 2004 through September 30, 2004	2.20

Period	Ratio

From October 1, 2004 through December 31, 2004	2.18
From January 1, 2005 through March 31, 2005	2.16
From April 1, 2005 through June 30, 2005	2.18
From July 1, 2005 through September 30, 2005	2.21
From October 1, 2005 through December 31, 2005	2.22
From January 1, 2006 through March 31, 2006	2.26
From April 1, 2006 through June 30, 2006	2.25
From July 1, 2006 through September 30, 2006	2.29
From October 1, 2006 through December 31, 2006	2.29
From January 1, 2007 through March 31, 2007	2.32
From April 1, 2007 through June 30, 2007 and thereafter	2.31

(d) Maximum Capital Expenditures. CBI will not make, or permit any of its Subsidiaries to make, any Capital Expenditures that would cause the aggregate of all such Capital Expenditures made by CBI and such Subsidiaries in any period set forth below to exceed the amount set forth below for such period:

Period	Amount

January 1, 2003 through December 31, 2003	$146,000,000
January 1, 2004 through December 31, 2004	$114,000,000
January 1, 2005 through December 31, 2005	$114,000,000
January 1, 2006 through December 31, 2006	$112,000,000
January 1, 2007 through December 31, 2007	$118,000,000
January 1, 2008 through June 30, 2008 and thereafter	$70,000,000

provided that (i) any amount permitted above that is not used in any Fiscal Year may be carried forward to the next Fiscal Year (but not to succeeding years) it being understood that any such amounts carried forward will be the first funds used in such next Fiscal Year, (ii) CBI shall be permitted to make any Capital Expenditures that are required pursuant to any binding direction or requirement of any applicable telecommunications regulatory authority or any regulatory authority having jurisdiction over CBI’s telecommunications operations or equipment which becomes effective after the date hereof not to exceed $25,000,000 in any Fiscal Year or $50,000,000 in aggregate for the term of the Facilities, so long as CBI provides satisfactory documentation thereof, (iii) the amount of permitted Capital Expenditures in any Fiscal Year will be increased by the amount of Net Cash Proceeds from issuances of common stock or Other Permitted Equity that are retained by CBI pursuant to Sections 5.02(g)(viii) and 5.02(g)(x) (after giving effect to all required prepayments of the Facilities) in an amount not to exceed $25,000,000 per Fiscal Year and (iv) any amount permitted under clause (iii) that is not used in the Fiscal Year in which such additional amount arises may be carried forward to the next Fiscal Year (but not to succeeding years) it being understood that any such amounts carried forward will be the first funds used in such next Fiscal Year after the application of any amount under clause (i) in such Fiscal Year. To the extent that any consideration paid for Capital Expenditures constitutes capital stock of CBI, such consideration shall not constitute a Capital Expenditure for purposes of the limitations in this Section 5.04(d).

ARTICLE VI

CBI GUARANTY

          SECTION 6.01. CBI Guaranty. (a) CBI hereby unconditionally and irrevocably guarantees (the undertaking by CBI under this Article VI being, as amended from time to time, the “CBI Guaranty”) the punctual payment when due, whether at scheduled maturity or at a date fixed for prepayment or by acceleration, demand or otherwise, of all of the Obligations of each of the other Loan Parties now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premium, fees, indemnification payments, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Administrative Agent or any of the other Secured Parties in enforcing any rights under this CBI Guaranty. Without limiting the generality of the foregoing, the liability of CBI shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any of the other Loan Parties to the Administrative Agent or any of the other Secured Parties under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

          (b) CBI and, by its acceptance of this CBI Guaranty, the Administrative Agent and each of the other Secured Parties, hereby confirm that it is the intention of all such

Persons that this CBI Guaranty and the Obligations of CBI hereunder not constitute a fraudulent transfer or conveyance for purposes of the United States Federal Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state Requirements of Law covering the protection of creditors’ rights or the relief of debtors to the extent applicable to this CBI Guaranty and the CBI Obligations hereunder. To effectuate the foregoing intention, CBI, the Administrative Agent and each of the other Secured Parties hereby irrevocably agree that, solely with respect to the Guaranteed Obligations and the other liabilities of CBI under this CBI Guaranty which result from or arise out of its guarantee under subsection (a) of this Section 6.01 of the Obligations of the Loan Parties under or in respect of the Loan Documents, such Guaranteed Obligations and other liabilities shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of CBI that are relevant under such Requirements of Law, and after giving effect to any collections from, any rights to receive contributions from, or payments made by or on behalf of, any of the Subsidiaries of CBI in respect of the Obligations of such Subsidiary under the Subsidiaries Guarantees and, in the case of this CBI Guaranty, result in the Guaranteed Obligations and all other liabilities of CBI under this CBI Guarantee not constituting a fraudulent transfer or conveyance.

          (c) CBI hereby unconditionally and irrevocably agrees that, in the event any payment shall be required to be made to the Secured Parties under this CBI Guaranty or the Subsidiary Guaranties or any other guarantee, CBI will contribute, to the maximum extent permitted by law, such amounts to each other guarantor as would maximize the aggregate amount payable to the Secured Parties under or in respect of the Loan Documents.

          SECTION 6.02. Guarantee Absolute. (a) CBI guarantees that all of the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any Requirements of Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any of the other Secured Parties with respect thereto. The Obligations of CBI under this CBI Guaranty are independent of the Guaranteed Obligations or any other Obligations of any of the other Loan Parties under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against CBI to enforce this CBI Guaranty, irrespective of whether any action is brought against any of the other Loan Parties or whether any of the other Loan Parties is joined in any such action or actions. The liability of CBI under this CBI Guaranty shall be absolute, unconditional and irrevocable irrespective of, and CBI hereby irrevocably waives any defenses it may now have or may hereafter acquire in any way relating to, any and all of the following:

(i) any lack of validity or enforceability of any of the Loan Documents or any other agreement or instrument relating thereto;

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any of the Loan Parties under or in respect of the Loan Documents, or any other amendment or waiver of, or any consent to departure from, any of the Loan Documents (including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any of the other Loan Parties or any of their respective Subsidiaries or otherwise);

(iii) any taking, exchange, release or nonperfection of any of the Collateral, or any taking, release or amendment or waiver of, or consent to departure from, the Subsidiary Guaranties or any other guarantee, for all or any of the Guaranteed Obligations;

(iv) any manner of application of Collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Guaranteed Obligations or any other Obligations of any of the other Loan Parties under or in respect of the Loan Documents, or any other property and assets of any of the other Loan Parties or any of their respective Subsidiaries;

(v) any change, restructuring or termination of the legal structure or existence of any of the other Loan Parties or any of their respective Subsidiaries;

(vi) any failure of any of the Secured Parties to disclose to any of the Loan Parties any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any of the other Loan Parties now or hereafter known to such Secured Party;

(vii) the failure of any other Person to execute the Subsidiary Guaranties or any other guarantee or agreement or the release or reduction of liability of any of the other Loan Parties or any other guarantor or surety with respect to the Guaranteed Obligations; or

(viii) any other circumstance (including, without limitation, any statute of limitations or any existence of or reliance on any representation by the Administrative Agent or any of the other Secured Parties) that might otherwise constitute a defense available to, or a discharge of, CBI, such Borrower, any of the other Loan Parties or any other guarantor or surety.

This CBI Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Administrative Agent or any of the other Secured Parties or by any other Person upon the insolvency, bankruptcy or reorganization of any of the other Loan Parties or otherwise, all as though such payment had not been made, and CBI hereby unconditionally and irrevocably agrees that it will indemnify the Administrative Agent and each of the other Secured Parties, upon demand, for all of the costs and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Administrative Agent or such other Secured Party in connection with any such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, a fraudulent transfer or a similar payment under any bankruptcy, insolvency or similar Requirements of Law.

          (b) CBI hereby further agrees that, as between CBI on the one hand, and the Administrative Agent and the Secured Parties, on the other hand, (i) the Guaranteed Obligations of CBI may be declared to be forthwith due and payable as provided in Section 7.01 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 7.01) for purposes of Section 6.01, notwithstanding any stay, injunction or other prohibition preventing such declaration in respect of the Obligations of any of the Loan Parties guaranteed hereunder (or preventing such Guaranteed Obligations from becoming automatically due and payable) as against any other Person and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations (or such Guaranteed Obligations being deemed to have become automatically due and payable) as provided in Section 7.01, such Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by CBI for all purposes of this Guarantee.

          SECTION 6.03. Waivers and Acknowledgments. (a) CBI hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, protest, dishonor and any other notice with respect to any of the Guaranteed Obligations and this CBI Guaranty, and any requirement that the Administrative Agent or any of the other Secured Parties protect, secure, perfect or insure any Lien or any property or assets subject thereto or exhaust any right or take any action against any of the other Loan Parties or any other Person or any of the Collateral.

          (b) CBI hereby waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Administrative Agent or the other Secured Parties which in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of CBI or any other rights of CBI to proceed against any of the other Loan Parties, any other guarantor or any other Person or any of the Collateral, and (ii) any defense based on any right of setoff or counterclaim against or in respect of the Obligations of CBI under this CBI Guaranty.

          (c) CBI hereby unconditionally and irrevocably waives any duty on the part of the Administrative Agent or any of the other Secured Parties to disclose to CBI any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any of the other Loan Parties or any of their respective Subsidiaries or the property and assets thereof now or hereafter known by the Administrative Agent or such other Secured Party.

          (d) CBI hereby unconditionally waives any right to revoke this CBI Guaranty, and acknowledges that this CBI Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

          (e) CBI hereby acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 6.02 and in this Section 6.03 are knowingly made in contemplation of such benefits.

          SECTION 6.04. Subrogation. CBI hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or may hereafter acquire against any of the other Loan Parties or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Obligations of CBI under this CBI Guaranty or any of the other Loan Documents, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any of the other Secured Parties against such other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute, common law or any other Requirements of Law, including, without limitation, the right to take or receive from such other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until such time as all of the Guaranteed Obligations and all of the other amounts payable under this CBI Guaranty shall have been paid in full in cash, all of the Secured Hedge Agreements shall have expired or been terminated and the Commitments shall have expired or terminated. If any amount shall be paid to CBI in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of all of the Guaranteed Obligations and all of the other amounts payable under this CBI Guaranty, (b) the expiration or termination of all of the Secured Hedge Agreements and (c) the Termination Date, such amount shall be received and held in trust for the benefit of the Administrative Agent and the other Secured Parties, shall be segregated from the other property and funds of CBI and shall be delivered forthwith to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and the other amounts payable under this CBI Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any of the Guaranteed Obligations or any of the other amounts payable under this CBI Guaranty thereafter arising. If (i) CBI shall pay to the Administrative Agent all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all of the other amounts payable under this CBI Guaranty shall have been paid in full in cash, (iii) all of the Secured Hedge Agreements shall have expired or been terminated and (iv) the Termination Date shall have occurred, the Administrative Agent and the other Secured Parties will, at CBI’s request and expense, execute and deliver to CBI appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer of subrogation to CBI of an interest in the Guaranteed Obligations resulting from the payment made by CBI under this CBI Guaranty.

          SECTION 6.05. Continuing Guarantee; Assignments. This CBI Guaranty is a continuing guarantee and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of all of the Guaranteed Obligations and all of the other amounts payable under this CBI Guaranty, (ii) the expiration or termination of all of the Secured Hedge Agreements and (iii) the Termination Date, (b) be binding upon CBI and its respective successors and assigns and (c) inure to the benefit of, and be enforceable by, the Administrative Agent and the other Secured Parties and their respective successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any of the Lenders may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitment or Commitments, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender under this Article VI or otherwise, in each case as provided in Section 9.08.

ARTICLE VII

EVENTS OF DEFAULT

          SECTION 7.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) (i) either Borrower shall fail to pay any principal of any Advance made to it when the same shall become due and payable, whether by scheduled maturity or at a date fixed for prepayment or by acceleration, demand or otherwise, or (ii) either Borrower shall fail to pay any interest on any Advance made to it, or any Loan Party shall fail to make any other payment under or in respect of any Loan Document required to have been made by it, whether by scheduled maturity or at a date fixed for prepayment or by acceleration, demand or otherwise in each case under this clause (ii) within three Business Days after the same becomes due and payable; provided that the failure by BCSI to pay any such amount upon an acceleration of Advances made to BCSI due to a BRCOM Event of Default shall not constitute an Event of Default of CBI; or

(b) any representation or warranty made by CBI or any of its Subsidiaries (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect (except to the extent relating to BRCOM or any Subsidiary of BRCOM) on the date as of which it was made or deemed made; or

(c) CBI shall fail to perform or observe any term, covenant or agreement contained in Section 2.14, 5.01(e), (f), (i), (j), (m) or (o), 5.02, 5.03 or 5.04; or

(d) CBI or any of its Subsidiaries shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of the date on which (i) a Responsible Officer becomes aware of such failure or (ii) written notice thereof shall have been given to CBI by any Agent or any Lender Party; or

(e) CBI or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt of CBI (other than amounts under the Sellers’ Parent Guaranty (as defined in the BCSI Sale Agreement) that are the subject of a good faith dispute by CBI) or such Subsidiary (as the case may be) that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of at least $20,000,000 either individually or in the aggregate (but excluding Debt outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; provided that any Specified Default under the Oak Hill Indenture shall not constitute an Event of Default under this clause (e); or

(f) CBI or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against CBI or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or CBI or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

(g) any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $30,000,000 shall be rendered against CBI or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h) any non-monetary judgment or order shall be rendered against CBI or any of its Subsidiaries that could have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i) any provision of any Loan Document of CBI or any of its Subsidiaries after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason cease to be valid and binding on or enforceable against any such Loan Party party to it, or any such Loan Party shall so state in writing; or

(j) any Collateral Document of CBI or any of its Subsidiaries or financing statement after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien on and security interest in the Collateral purported to be covered thereby; if such Collateral is property of CBI or its Subsidiaries; or

(k) a Change of Control shall occur; or

(l) any ERISA Event shall have occurred with respect to a Plan that could reasonably be expected to have a Material Adverse Effect; or

(m) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification) could reasonably be expected to have a Material Adverse Effect; or

(n) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount that could reasonably be expected to have a Material Adverse Effect; or

(o) an “Event of Default” (as defined in the Junior Notes Indenture, the Refinancing Notes governing documents or the Oak Hill Indenture, as the case may be) shall have occurred and be continuing under the Junior Notes Indenture, the Refinancing Notes or, prior to the consummation of the Oak Hill Refinancing, the Oak Hill Indenture,

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by an Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(c) and Swing Line Advances by a Revolving Credit Lender pursuant to Section 2.02(b)) and of each Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, (A) by notice to the Borrowers, declare the Notes, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers and (B) by notice to each applicable Issuing Bank, direct such Issuing Bank to deliver a Default Termination Notice to the beneficiary of each Letter of Credit issued by it and each such Issuing Bank shall deliver such Default Termination Notices; provided, however, that, in the event of an actual or deemed entry of an order for relief with respect to CBI or any of its Subsidiaries under the Federal Bankruptcy Code, (1) the Commitments of each Lender Party and the obligation of each Lender Party to make

Advances (other than Letter of Credit Advances by an Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(c) and Swing Line Advances by a Revolving Credit Lender pursuant to Section 2.02(b)) and of each Issuing Bank to issue Letters of Credit shall automatically be terminated and (2) the Notes of the Borrowers, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers.

For the avoidance of doubt, the Administrative Agent and the Lenders agree that a BRCOM Default or BRCOM Event of Default shall not under any circumstances give rise to any right to accelerate any of the Obligations of CBI or any of its Subsidiaries or to seek any recourse under the Guarantees or Collateral provided by CBI or its Subsidiaries to support the Obligations of BCSI prior to the earlier of (a) the final maturity date of the Facilities and (b) the acceleration of the Notes of CBI resulting from an independent Event of Default.

          SECTION 7.02. Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 7.01 or otherwise, make demand upon the Borrowers to, and forthwith upon such demand the Borrowers will, pay to the Administrative Agent on behalf of the Lender Parties in same day funds at the Administrative Agent’s office designated in such demand, for deposit in the L/C Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding. If at any time the Administrative Agent determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Agents and the Lender Parties or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrowers will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the relevant Issuing Bank or Revolving Credit Lenders, as applicable, to the extent permitted by applicable law.

          SECTION 7.03. BRCOM Events of Default. If any of the following events (“BRCOM Events of Default”) shall occur and be continuing:

     (a)  any default of the type specified in clauses (b), (c), (d), (e), (g), (h), (i) or (j) of Section 7.01 shall have occurred by, against or with respect to BRCOM or any of its Subsidiaries; or

     (b)  any default of the type specified in clause (f) of Section 7.01 shall have occurred by, against or with respect to BRCOM or any of its Subsidiaries;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the Notes of BCSI, all interest thereon and all other amounts payable by BCSI under this Agreement and the other Loan

Documents to be forthwith due and payable, whereupon the Notes of BCSI, all such interest thereon and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers and (ii) by notice to each applicable Issuing Bank, direct such Issuing Bank to deliver a Default Termination Notice to the beneficiary of each Letter of Credit issued by it for the account of BCSI or any of its Subsidiaries and each such Issuing Bank shall deliver such Default Termination Notices; provided, however, that, in the event of an actual or deemed entry of an order for relief with respect to BRCOM or any of its Subsidiaries under the Federal Bankruptcy Code, the Notes of BCSI, all such interest and all such amounts due by BCSI shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by BCSI, it being understood and agreed that any such entry of an order for relief with respect to BRCOM or any of its Subsidiaries will not constitute an Event of Default or cause an automatic acceleration of the Notes of CBI or the termination of the Commitments of each Lender Party or the obligation of each Lender Party to make Advances or of each Issuing Bank to issue Letters of Credit to CBI.

For the avoidance of doubt, the Administrative Agent and the Lenders agree that a BRCOM Default or BRCOM Event of Default shall not under any circumstances give rise to any right to accelerate any of the Obligations of CBI or any of its Subsidiaries or to seek any recourse under the Guarantees or Collateral provided by CBI or its Subsidiaries to support the Obligations of BCSI prior to the earlier of (a) the final maturity date of the Facilities and (b) the acceleration of the Notes of CBI resulting from an independent Event of Default.

ARTICLE VIII

THE AGENTS

          SECTION 8.01. Authorization and Action. (a) Each Lender Party (in its capacities as a Lender, a Swing Line Bank (if applicable), an Issuing Bank (if applicable) and on behalf of itself and its Affiliates as potential Hedge Banks) hereby appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lender Parties and all holders of Notes; provided, however, that no Agent shall be required to take any action that exposes such Agent to personal liability or that is contrary to this Agreement or applicable law. Each Agent agrees to give to each Lender Party prompt notice of each notice given to it by the Borrowers pursuant to the terms of this Agreement.

          (b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each Lender Party (in its capacity as a Lender and a Secured Party) hereby appoints and authorizes the Administrative Agent to act as the agent of such Lender Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. The Administrative Agent may from time to time in its discretion appoint any of the other Lender Party or any of the Affiliates of a Lender Party to act as its co-agent or sub-agent for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder at the direction of the Administrative Agent. In this connection, the Administrative Agent, as “collateral agent”, and such co-agents and sub-agents shall be entitled to the benefits of all provisions of this Article VIII (including, without limitation, Section 8.05, as though such co-agents or sub-agents were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

          (c) Each of the Co-Arrangers shall have no powers or discretion under this Agreement or any of the other Loan Documents other than those bestowed upon it as a co-agent or sub-agent from time to time by the Administrative Agent pursuant to subsection (b) of this Section 8.01, and each Lender Party hereby acknowledges that none of the Co-Arrangers have any liability under this Agreement or any of the other Loan Documents.

          SECTION 8.02. Agents’ Reliance, Etc. Neither any Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each Agent: (a) may treat the payee of any Note as the holder thereof until, in the case of the Administrative Agent, the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, or, in the case of any other Agent, such Agent has received notice from the Administrative Agent that it has received and accepted such Assignment and Acceptance, in each case as provided in Section 9.08; (b) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender Party and shall not be responsible to any Lender Party for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or to inspect the property (including the books and records) of any Loan Party; (e) shall not be responsible to any Lender Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or telex) believed by it to be genuine and signed or sent by the proper party or parties.

          SECTION 8.03. The Administrative Agent, the Syndication Agent, the Co-Arrangers and Affiliates. With respect to its Commitments, the Advances made by it and the Notes issued to it, CUSA, Bank of America, Citigroup and BAS shall have the same rights and powers under the Loan Documents as any other Lender Party and may exercise the same as though it were not an Agent; and the term “Lender Party”, “Lender Parties”, “Secured Party” or “Secured Parties” shall, unless otherwise expressly indicated, include CUSA, Bank of America, Citigroup and BAS in their respective individual capacities. CUSA, Bank of America, Citigroup and BAS and their respective affiliates (whether or not parties hereto) may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if CUSA, Bank of America, Citigroup and BAS were not Agents and without any duty to account therefor to the Lender Parties.

          SECTION 8.04. Lender Party Credit Decision. Each Lender Party acknowledges that it has, independently and without reliance upon any Agent or any other Lender Party and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender Party also acknowledges that it will, independently and without reliance upon any Agent or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

          SECTION 8.05. Indemnification. (a) Each Lender Party severally agrees to indemnify each Agent (to the extent not promptly reimbursed by the Borrowers) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents (collectively, the “Lender Indemnified Costs”); provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. In the case of any claim, investigation, litigation or proceeding giving rise to any Lender Indemnified Costs, the indemnification provided by the Lender Parties under this Section 8.05 shall apply whether or not any such claim, investigation, litigation or proceeding is brought by such Agent, any of the Lender Parties or a third party. Without limiting any of the provisions of the immediately preceding sentence, each of the Lender Parties hereby agrees to reimburse the Agents promptly upon demand for its ratable share of any costs and expenses (including, reasonable fees and expenses of counsel) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Loan Documents, to the extent that such Agent is not promptly reimbursed for such costs and expenses by the Borrowers.

          (b) Each Lender Party severally agrees to indemnify each Issuing Bank (to the extent not promptly reimbursed by the Borrowers) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Issuing Bank in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Issuing Bank under the Loan Documents; provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender Party agrees to reimburse such Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by such Borrower under Section 9.05, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by such Borrower.

          (c) For purposes of this Section 8.05, the Lender Parties’ respective ratable shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to the respective Lender Parties, (ii) their respective Pro Rata Shares of the aggregate Available Amount of all Letters of

Credit outstanding at such time, (iii) the aggregate unused portions of their respective Term Commitments at such time and (iv) their respective Unused Revolving Credit Commitments at such time; provided that the aggregate principal amount of Swing Line Advances owing to any Swing Line Bank and of Letter of Credit Advances owing to any Issuing Bank shall be considered to be owed to the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments. The failure of any Lender Party to reimburse any Agent or any Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lender Parties to such Agent or such Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse such Agent or such Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse such Agent or such Issuing Bank, as the case may be, for such other Lender Party’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

          SECTION 8.06. Successor Agents. Any Agent may resign as to any or all of the Facilities at any time by giving written notice thereof to the Lender Parties and the Borrowers and may be removed as to all of the Facilities at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent as to such of the Facilities as to which such Agent has resigned or been removed. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lender Parties, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent as to all of the Facilities and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the mortgages, if any, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent as to less than all of the Facilities and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the mortgages, if any, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent as to such Facilities, other than with respect to funds transfers and other similar aspects of the administration of Borrowings under such Facilities, issuances of Letters of Credit (notwithstanding any resignation as

Administrative Agent with respect to the Letter of Credit Facility) and payments by the Borrowers in respect of such Facilities, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement as to such Facilities, other than as aforesaid. If within 45 days after written notice is given of the retiring Agent’s resignation or removal under this Section 8.06 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (a) the retiring Agent’s resignation or removal shall become effective, (b) the retiring Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (c) the Required Lenders shall thereafter perform all duties of the retiring Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent as provided above. After any retiring Agent’s resignation or removal hereunder as Agent as to any of the Facilities shall have become effective, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent as to such Facilities under this Agreement.

ARTICLE IX

MISCELLANEOUS

          SECTION 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement, the Notes or any of the other Loan Documents, nor consent to any departure by any of the Loan Parties therefrom, shall in any event be effective unless the same shall be in writing and signed by each of the Loan Parties party to such Loan Document and directly affected by such amendment, waiver or consent and signed (or in the case of the Collateral Documents, consented to) by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that:

(a) no amendment, waiver or consent shall, unless in writing and signed by the Borrowers and all of the Lenders (other than any of the Lenders that is, at such time, a Defaulting Lender), do any of the following at any time:

(i) waive any of the conditions specified in Section 3.01 or, in the case of the initial Borrowing under any Facility, Section 3.02;

(ii) change the number of Lenders or the percentage of the Commitments or the aggregate outstanding principal amount of Advances or the aggregate Available Amount of outstanding Letters of Credit that, in each case, shall be required for the Lender Parties or any of them to take any action hereunder;

(iii) release (x) the guarantee of CBI under Article VI herein or (y) all or substantially all of the value of the guarantees of the Subsidiaries under the Subsidiary Guaranties (other than in connection with a disposition or sale of assets permitted by this Agreement);

(iv) release all or substantially all of the Collateral in any transaction or series of related transactions (other than in connection with a disposition or sale of assets permitted by this Agreement);

(v) change any purchase obligation of any Lender under Section 2.13; or

(vi) amend this Section 9.01;

(b) no amendment, waiver or consent shall, unless in writing and signed by the Borrowers and the Required Lenders and each of the Lenders (other than any of the Lenders that is, at such time, a Defaulting Lender) that has a Commitment or an Advance then outstanding under the Term A Facility, the Term B Facility, the Term C Facility or the Revolving Credit Facility, as the case may be, if such Lender is directly affected by such amendment, waiver or consent:

(i) increase the Commitments of such Lender;

(ii) reduce the principal of, or stated rate of interest on, the Advances held by such Lender or any fees or other amounts payable hereunder to such Lender or reduce or relieve any repayment obligation of the Revolving Credit Lenders under Section 2.03(c); or

(iii) postpone any date scheduled for any payment of principal of, or interest on, the Advances held by such Lender pursuant to Section 2.04 or 2.07, or postpone scheduled reductions of the Revolving Credit Facility pursuant to Section 2.05 or any date fixed for any payment of fees or the Guaranteed Obligations payable hereunder to such Lender; and

(c) no amendment, waiver or consent shall, unless in writing and signed by the Borrowers and the Required Lenders and, if the Lenders under any such Facility are directly affected by such amendment, waiver or consent, Lenders holding more than 50% of the aggregate Commitments or, if no Commitments are then outstanding under such Facility, the Advances then outstanding, under the Term A Facility, the Term B Facility, the Term C Facility or the Revolving Credit Facility, as the case may be, change the order of application of any reduction in the Commitments in any manner that materially affects any Lender Party under such Facility at any time when all or a portion of the Term A Facility, the Term B Facility or the Term C Facility remains in effect or permanently reduce the Revolving Credit Facility;

and provided further that no amendment, waiver or consent shall, unless in writing and signed by each Swing Line Bank or each Issuing Bank, as the case may be, in addition to the Lenders required above to take such action, affect the rights or duties of such Swing Line Bank or such Issuing Bank under this Agreement or any of the other Loan Documents; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lender Parties required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents.

Notwithstanding any of the foregoing provisions of this Section 9.01, none of the defined terms set forth in Section 1.01 shall be amended, supplemented or otherwise modified hereafter in any manner that would change the meaning, purpose or effect of this Section 9.01 or any section referred to herein unless such amendment, supplement or modification is agreed to in writing by the number and percentage of Lenders (and each Swing Line Bank, each Issuing Bank and the Administrative Agent, in each case, if applicable) otherwise required to amend such section under the terms of this Section 9.01.

          SECTION 9.02. Amendments While the Term D Facility Remains Outstanding. At any time that any Term D Advance or Term D Commitment remains outstanding, notwithstanding the provisions of Section 9.01, no amendment or waiver of any provision of this Agreement, the Notes or any of the other Loan Documents, nor consent to any departure by any of the Loan Parties therefrom, shall in any event be effective unless the same shall be in writing and signed by each of the Loan Parties party to such Loan Document and directly affected by such amendment, waiver or consent and signed (or in the case of the Collateral Documents, consented to) by the Required Lenders (it being understood that if the Required Lenders shall have approved any such amendment, waiver or consent under this Section 9.02, a majority in interest of the Revolving Credit Lenders shall be deemed to have approved such amendment or waiver for purposes of Section 9.01), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that:

          (a) No amendment, waiver or consent shall, unless in writing and signed by the Borrowers and the Required Lenders and each of the Lenders (other than any of the Lenders that is, at such time, a Defaulting Lender) that has a Commitment or an Advance then outstanding under the Term D Facility, if such Lender is directly affected by such amendment, waiver or consent:

(i)	increase the Commitments of such Lender;

(ii)	reduce the principal of, or stated rate of interest on, the Advances held by such Lender or any fees or other amounts payable hereunder to such Lender; or

(iii)	postpone any date scheduled for any payment of principal of, or interest on, the Advances held by such Lender pursuant to Section 2.04 or 2.07, or any date fixed for any payment of fees or the Guaranteed Obligations payable hereunder to such Lender; and

          (b) no amendment, waiver or consent shall, unless in writing and signed by the Borrowers and the Required Lenders and, if the Lenders under such Facility are directly affected by such amendment, waiver or consent, Lenders holding more than 50% of the aggregate Commitments or, if no Commitments are then outstanding under such Facility, the Advances then outstanding, under the Term D Facility or the Revolving Credit Facility, as the case may be, change the order of application of any reduction in the Commitments in any manner that materially affects any Lender Party under such Facility at any time when all or a portion of the Term D Facility remains in effect or permanently reduce the Revolving Credit Facility;

and provided further that no amendment, waiver or consent shall, unless in writing and signed by each Swing Line Bank or each Issuing Bank, as the case may be, in addition to the Lenders required above to take such action, affect the rights or duties of such Swing Line Bank or such Issuing Bank under this Agreement or any of the other Loan Documents; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lender Parties required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents. Notwithstanding any of the foregoing provisions of this Section 9.02, none of the defined terms set forth in Section 1.01 shall be amended, supplemented or otherwise modified hereafter in any manner that would change the meaning, purpose or effect of this Section 9.02 or any section referred to herein unless such amendment, supplement or modification is agreed to in writing by the number and percentage of Lenders (and each Swing Line Bank, each Issuing Bank and the Administrative Agent, in each case, if applicable) otherwise required to amend such section under the terms of this Section 9.02.

          SECTION 9.03. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy or telex communication) and mailed, telegraphed, telecopied, telexed or delivered, if to any of the Borrowers, at its address at 201 East Fourth Street, 102-760, P.O. Box 2301, Cincinnati, Ohio 45201-2301, Attention: Treasurer, Telecopier No.: 513-397-4177; if to any Initial Lender Party, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender Party, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender Party; if to the Syndication Agent, at its address at 555 California Street, 12th Floor, San Francisco, California 94104-1503, Attention: Henry Yu, Telecopier No.: (415) 622-0234, with a copy to Wayne Gero, One Independence Center, 101 N. Tryon St., Charlotte, NC 28255, Telecopier No.: 704-409-0050; and if to the Administrative Agent, at its address at 388 Greenwich Street, 21st Floor, New York, NY 10013, Attention: John Judge; Telecopier No.: 212-816-8084; or, as to the Borrowers or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrowers and the Administrative Agent. All such notices and other communications shall, when mailed, telegraphed, telecopied or telexed, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier or confirmed by telex answerback, respectively, except that notices and communications to any Agent pursuant to Article II, III or VIII shall not be effective until received by such Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.

          SECTION 9.04. No Waiver; Remedies. No failure on the part of any Lender Party or any Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

          SECTION 9.05. Costs and Expenses. (a) Each of the Borrowers hereby agrees to pay on demand (i) all costs and expenses of each Agent in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents (including, without limitation, (A) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of counsel for the Agents with respect thereto, with respect to advising the Agents as to their rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto) and (ii) all costs and expenses of each Agent and each Lender Party in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent and each Lender Party with respect thereto).

          (b) Each of the Borrowers hereby jointly and severally agrees to indemnify, defend and save and hold harmless each Agent, each Lender Party and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Transaction (or any aspect thereof), (ii) the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Transaction Documents or any of the transactions contemplated thereby, including, without limitation, any acquisition or proposed acquisition (including, without limitation, the Transaction) by CBI or any of its Subsidiaries (including BRCOM and its Subsidiaries) or Affiliates of all or any portion of the Equity Interests in or Debt securities or substantially all of the property or assets of any other Person or (iii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.05(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party, whether or not any Indemnified Party is otherwise a party thereto and whether or not the Transaction is consummated. Each Borrower also agrees not to assert any claim against any Agent, any Lender Party or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Transaction Documents or any of the transactions contemplated by the Transaction Documents.

          It is understood and agreed that, unless (i) a conflict of interest between such Indemnified Party and any Loan Party or any of their respective Affiliates may exist in respect of such Indemnifiable Matter in the reasonable opinion of counsel for such Indemnified Party or (ii) there may be one or more legal defenses available to such Indemnified Party that are different from or in addition to, but in any such case are adverse to, any other Loan Parties or any of their respective Affiliates, each Indemnified Party shall reasonably endeavor to work cooperatively with each of the Borrowers with a view toward minimizing the legal and other expenses associated with any defense and any potential settlement or judgment; provided that no Indemnified Party shall be required to disclose information of a type that lenders do not generally disclose to borrowers or that such Indemnified Party would be prohibited from disclosing based on any Federal, state or foreign authority or examiner regulating such Indemnified Party. To the extent reasonably practicable and not disadvantageous to any Indemnified Party, it is anticipated that a single counsel selected by the Borrowers and reasonably satisfactory to such Indemnified Party may be used and such Borrowers shall be responsible for all fees and expenses of each such counsel. Notwithstanding the foregoing, such Indemnified Party shall have the right (but not any obligation) to retain separate co-counsel and shall have the right, but not the obligation, to assert any and all defenses, cross-claims and counterclaims that it may have, and the fees and expenses of any such co-counsel shall be at the expense of such Indemnified Party (except that such Borrower or Borrowers shall be responsible for the fees and expenses of the separate co-counsel (x) to the extent such Indemnified Party reasonably concludes that any of the counsel chosen by such Borrower or Borrowers to participate in the defense of any such Indemnifiable Matter has a conflict of interest, (y) if such Borrower or Borrowers do not employ counsel reasonably satisfactory to such Indemnified Party or (z) if such Borrower or Borrowers or its counsel does not at all times defend such Indemnifiable Matter vigorously and in good faith. Settlement of any claim or litigation involving any material indemnified amount will require the approval of the Borrowers (not to be unreasonably withheld).

          (c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by any Borrower to or for the account of a Lender Party other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.06, 2.09(b)(i) or 2.10(d), acceleration of the maturity of the Notes pursuant to Section 7.01 or for any other reason, or by an Eligible Assignee to a Lender Party other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.08 as a result of a demand by such Borrower pursuant to Section 9.08(a), or if such Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.04, 2.06 or 7.01 or otherwise, such Borrower shall, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Advance.

          (d) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender Party, in its sole discretion.

          (e) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of each Borrower contained in Sections 2.10 and 2.12 and this Section 9.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

          SECTION 9.06. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 7.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 7.01, each Agent and each Lender Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent, such Lender Party or such Affiliate to or for the credit or the account of each Borrower against any and all of the Obligations of the Borrowers now or hereafter existing under the Loan Documents, irrespective of whether such Agent or such Lender Party shall have made any demand under this Agreement or such Note or Notes and although such Obligations may be unmatured. Each Agent and each Lender Party agrees promptly to notify the Borrowers after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Agent and each Lender Party and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Agent, such Lender Party and their respective Affiliates may have.

          SECTION 9.07. Binding Effect. The amendment and restatement contemplated by this Agreement shall become effective as set forth in the Amendment and Restatement Agreement and thereafter shall be binding upon and inure to the benefit of each Borrower, each Agent and each Lender Party and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender Parties. Any provision of this Agreement held to be invalid, illegal or unenforceable for any reason in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

          SECTION 9.08. Assignments and Participations. (a) Each Lender may and, so long as no Default shall have occurred and be continuing, if demanded by CBI (following a demand by such Lender pursuant to Section 2.10 or 2.12) upon at least five Business Days’ notice to such Lender and the Administrative Agent, will assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of one or more Facilities, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or an Approved Fund of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof (or such lesser amount as shall be approved by the Administrative Agent and, so long as no Default shall have occurred and be continuing at the time of effectiveness of such assignment, the Borrowers) under each Facility for which a Commitment is being assigned; provided that in the event of concurrent assignments to two or more Related Funds, all such concurrent assignments shall be aggregated in determining compliance with this requirement, (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Borrowers pursuant to this Section 9.08(a) shall be arranged by the Borrowers after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrowers pursuant to this Section 9.08(a) unless and until such Lender shall have received one or more payments from either the Borrowers or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, and (vi) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,500; provided, however, that for each such assignment made as a result of a demand by any Borrower pursuant to this Section 9.08(a), such Borrower shall pay to the Administrative Agent the applicable processing and recordation fee; provided further, that no such fee shall be payable in the case of any assignment to a Related Fund; and provided still further that, in the case of contemporaneous assignments by a Lender to more than one fund managed by the same investment advisor (which funds are not then Lenders hereunder), only a single such fee shall be payable for such contemporaneous assignments.

          (b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender or Issuing Bank, as the case may be, hereunder and (ii) the Lender or Issuing Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.10, 2.12 and 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s or Issuing Bank’s rights and obligations under this Agreement, such Lender or Issuing Bank shall cease to be a party hereto).

          (c) By executing and delivering an Assignment and Acceptance, each Lender Party assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon any Agent, such assigning Lender Party or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender or Issuing Bank, as the case may be.

          (d) The Administrative Agent, acting for this purpose (but only for this purpose) as the agent of each of the Borrowers, shall maintain at its address referred to in Section 9.03 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender Parties and the Commitment under each Facility of, and principal amount of the Advances owing under each Facility to, each Lender Party from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and each Borrower, the Agents and the Lender Parties may treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Borrower or any Agent or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.

          (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender Party and an assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers and each other Agent. In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, each Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it under each Facility pursuant to such Assignment and Acceptance and, if any assigning Lender has retained a Commitment hereunder under such Facility, a new Note to the order of such assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A-1 or A-2 hereto, as the case may be.

          (f) Each Issuing Bank may assign to one or more Eligible Assignees all or a portion of its rights and obligations under the undrawn portion of its Letter of Credit Commitment at any time; provided, however, that (i) except in the case of an assignment to a Person that immediately prior to such assignment was an Issuing Bank or an assignment of all of an Issuing Bank’s rights and obligations under this Agreement, the amount of the Letter of Credit Commitment of the assigning Issuing Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 and shall be in an integral multiple of $1,000,000 in excess thereof, (ii) each such assignment shall be to an Eligible Assignee and (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500.

          (g) Each Lender Party may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and the Note or Notes (if any) held by it); provided, however, that (i) such Lender Party’s obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender Party shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrowers, the Agents and the other Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release all or substantially all of the Collateral.

          (h) Any Lender Party may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.08, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrowers furnished to such Lender Party by or on behalf of the Borrowers; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender Party.

          (i) Notwithstanding any other provision set forth in this Agreement, any Lender Party may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

          (j) Notwithstanding anything to the contrary contained herein, any Lender Party, (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers (an “SPC”) the option to provide all or any part of any Advance that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Advance, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof. The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender. Each party hereto hereby agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender Party would otherwise be liable for so long as, and to the extent, the Granting Lender provides such indemnity or makes such payment and (ii) no SPC shall be entitled to the benefits of Sections 2.10 and 2.12 (or any other increased costs protection provision). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior Debt of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained in this Agreement, any SPC may (i) with notice to, but without prior consent of, the Borrower, the Syndication Agent and the Administrative Agent and without paying any processing fee therefor, assign all or any portion of its interest in any Advance to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Advances to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC. This subsection 9.08(j) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Advances are being funded by the SPC at the time of such amendment. For the avoidance of doubt, with respect to the Agents, the other Lender Parties and the Borrowers, the Granting Bank shall for all purposes, including, without limitation, the approval of any amendment or waiver of any provision of any Loan Document, be the Lender Party of record hereunder.

          (k) Notwithstanding any other provision set forth in this Agreement, any Lender Party that is a fund that invests in bank loans may pledge all or any portion of its rights in connection with this Agreement to the trustee for holders of obligations owed, or securities issued, by such fund as security for such obligations or securities; provided that nothing contained herein shall affect any obligations of the Lender Party or such pledgee to comply with the requirements of Section 9.08 in order for such pledgee to become a Lender Party under this Agreement. No pledge described in the immediately preceding sentence shall release such Lender Party from its obligations under this Agreement.

          SECTION 9.09. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

          SECTION 9.10. No Liability of the Issuing Banks. Each Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit issued on behalf of such Borrower with respect to its use of such Letter of Credit. Neither any Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that such Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to such Borrower, to the extent of any direct, but not consequential, damages suffered by such Borrower that such Borrower proves were caused by (i) such Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

          SECTION 9.11. Confidentiality. (a) The parties hereto hereby agree that each party (and each employee, representative or other agent of such party) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure (as such terms are used in Sections 6011, 6111 and 6112 of the Internal Revenue Code and the Treasury Regulations promulgated thereunder) of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, tax treatment and tax structure shall not include the identity of any existing or future party (or any Affiliate of such party) to the Transaction.

          (b) Subject to paragraph (a) of this Section 9.11, neither the Agents nor any Lender Party may disclose to any Person any confidential, proprietary or non-public information of the Borrowers furnished to the Agents or the Lender Parties by the Borrowers (such information being referred to collectively herein as the “Borrower Information”), except that each of the Agents and each of the Lender Parties may disclose Borrower Information (i) to its and its affiliates’ employees, officers, directors, agents, accountants, attorneys and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Borrower Information and instructed to keep such Borrower Information confidential on substantially the same terms as provided herein), (ii) to the extent requested by any regulatory authority or self regulatory body operating pursuant to statutory authority having or claiming authority to regulate or oversee any aspect of any business of any Lender or that of any of its Affiliates, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement who have agreed to hold the Borrower Information in confidence on substantially the same terms as provided herein, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 9.11, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (vii) to the extent such Borrower Information (A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 9.11 by such Agent or such Lender Party, or (B) is or becomes available to such Agent or such Lender Party on a nonconfidential basis from a source other than the Borrowers, (viii) with the consent of the Borrowers, or (xi) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty is subject to the confidentiality obligations of this Agreement). Any Person required to maintain the confidentiality of Borrower Information as provided in this Section 9.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Borrower Information as such Person would accord to its own confidential information; provided, however, that with respect to disclosures pursuant to clauses (ii) and (iii) of this Section 9.11 (other than disclosures pursuant to routine regulatory examinations), unless prohibited by law or applicable court order, each Lender Party and each Agent shall attempt to notify the Borrowers of any request by any governmental agency or representative thereof or other Person for disclosure of Borrower Information after receipt of such request, and if reasonable, practicable and permissible, before disclosure of such Borrower Information. It is understood and agreed that the Borrowers and their respective Affiliates may rely upon this Section 9.11 for any purpose, including without limitation to comply with Regulation FD promulgated by the Securities and Exchange Commission.

          (c) Subject to paragraph (a) of this Section 9.11, the Borrowers may not disclose to any Person the amount or terms of any fees (other than as set forth in this Agreement) payable to the Agents (such information being collectively referred to herein as the “Facility Information”), except that the Borrowers may disclose the Facility Information (i) to its and its affiliates’ employees, officers, directors, agents and advisors who have a need to know the Facility Information in connection with this Agreement and the transactions contemplated hereby or (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process.

          SECTION 9.12. Release of Collateral. Upon (a) the Investment Grade Date or (b) the sale, lease, transfer or other disposition of any item of Collateral of any Loan Party (including, without limitation, as a result of the sale, in accordance with the terms of the Loan Documents, of the Loan Party that owns such Collateral) in accordance with the terms of the Loan Documents, the Administrative Agent will, at the Borrowers’ expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents in accordance with the terms of the Loan Documents. Without limiting the foregoing, the lenders hereby authorize and direct the Administrative Agent, at the Borrowers’ expense, in connection with any transaction permitted under Section 5.02(e)(ix) to take any and all actions required to release from the assignment and security interest granted under the Collateral Documents any and all Collateral consisting of assets of BRCOM and its Subsidiaries subject to such transaction and to terminate any and all other arrangements for the benefit of the Lenders in respect of assets of BRCOM and its Subsidiaries subject to such transaction (including but not limited to the arrangements in respect of the Real Estate SPV).

          SECTION 9.13. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

          (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          SECTION 9.14. Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrowers, the Guarantors, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any Borrower, any Guarantor, the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

          SECTION 9.15. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

          SECTION 9.16. Waiver of Jury Trial. Each of the Borrowers, the Agents and the Lender Parties irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the

Loan Documents, the Advances, the Letters of Credit or the actions of any Agent or any Lender Party in the negotiation, administration, performance or enforcement thereof.

          SECTION 9.17. BCSI Sale Agreement. Each of the Borrowers, the Agents and the Lender Parties agrees that it is their intent to permit the BCSI Sale Agreement and the transactions contemplated thereby. Notwithstanding any other provision of any Loan Document to the contrary, (a) the BCSI Sale Agreement and each transaction contemplated thereby shall be permitted and (b) no action taken or omitted to be taken in compliance with or in furtherance of the BCSI Sale Agreement and the transactions contemplated thereby shall for any purpose constitute a Default or Event of Default, a BRCOM Default or BRCOM Event of Default or a breach of any representation or warranty, covenant or other agreement under any Loan Document.

Schedule II to the
Credit Agreement

List of Subsidiary Guarantors

CBI Guarantors:
BRFS LLC
BRHI Inc.
Zoomtown.Com Inc.
Cincinnati Bell Any Distance Inc.
Cincinnati Bell Wireless Company
Cincinnati Bell Wireless Holdings LLC
Cincinnati Bell Public Communications Inc.
Cincinnati Bell Telecommunications Services Inc.
Cincinnati Bell Complete Protection Inc.

BCSI Guarantors:
BRFS LLC
BRCOM Inc.
BCSI Inc.
BRHI Inc.
Zoomtown.Com Inc.
Cincinnati Bell Any Distance Inc.
Cincinnati Bell Wireless Company
Cincinnati Bell Wireless Holdings LLC
IXC Business Services, LLC
BCSIVA Inc.
IXC Internet Services, Inc.
Cincinnati Bell Technology Solutions Inc.
Cincinnati Bell Public Communications Inc.
Cincinnati Bell Telecommunications Services Inc.
BRW SVCS LLC
BRWL, LLC
Cincinnati Bell Complete Protection Inc.

Schedule 5.01(r)
to the Credit Agreement

Description of Centralized
CBI Cash Management System: Cash Management
Procedures and Intercompany Lending

CBI and its Subsidiaries (including, for all purposes of this Schedule 5.01(r), BRCOM and its Subsidiaries) each maintain a cash concentration account at PNC Bank, N.A., in Cincinnati, Ohio. These accounts are directly connected to each other through daily sweeping transactions. The sweeping transactions are set up to automatically transfer any excess balances at CBI and its Subsidiaries into the cash concentration account (the “Cash Concentration Account”) held by BRFS LLC at the end of each business day. If CBI or a Subsidiary concentration account has a negative balance at the end of a business day, funds are automatically transferred from the Cash Concentration Account into CBI’s or such Subsidiary’s account. Sweeping transfers made from the Cash Concentration Account into the CBI account or a Subsidiary account are booked as a loan to CBI or such Subsidiary, as the case may be. Sweeping transfers made from the CBI account or a Subsidiary account to the Cash Concentration Account are booked as a loan to BRFS LLC. The net amount borrowed or loaned by CBI or each Subsidiary is added to CBI’s or such Subsidiary’s previous outstanding loan balance with BRFS LLC and rolled forward.

No amount may be transferred to the CBI concentration account in respect of a payment on the New Notes or the Other Permitted Equity if a Blocking Event has occurred and is continuing.